As filed with the Securities and Exchange Commission on February 10, 2005
                                      An Exhibit List can be found on page II-3.
                                                     Registration No. 333-117649

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                        PRE-EFFECTIVE AMENDMENT No. 3 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           EUROWEB INTERNATIONAL CORP.

                 (Name of small business issuer in its charter)



  Delaware                            4899                      13-3696015
(State or other Jurisdiction  (Primary Standard Industrial   (I.R.S. Employer
  of Incorporation or          Classification Code Number)  Identification No.)
  Organization)

                                  1138 Budapest
                              Vaci ut 141. Hungary
                                  +36-1-8897000
              (Address and telephone number of principal executive
                    offices and principal place of business)

                                 Csaba Toro, CEO
                           EUROWEB INTERNATIONAL CORP.
                                  1138 Budapest
                              Vaci ut 141. Hungary
                                  +36-1-8897000
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             Gregory Sichenzia, Esq.
                            Stephen M. Fleming, Esq.
                       Sichenzia Ross Friedman Ference LLP
                     1065 Avenue of the Americas, 21st Flr.
                            New York, New York 10018
                                 (212) 930-9700
                              (212) 930-9725 (fax)

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _________

                         CALCULATION OF REGISTRATION FEE

------------------------------- -------------------- ---------------- ------------------ --------------------
   Title of each class of          Amount to be         Proposed          Proposed           Amount of
 securities to be registered        registered          maximum           maximum         registration fee
                                                        offering         aggregate
                                                       price per       offering price
                                                         share
------------------------------- -------------------- ---------------- ------------------ --------------------
Common stock, $.001 par value           677,201          $2.84(1)         $1,923,250.84             $243.68

------------------------------- -------------------- ---------------- ------------------ --------------------

------------------------------- -------------------- ---------------- ------------------ --------------------
                        Total           677,201                           $1,923,250.84             $243.68*
------------------------------- -------------------- ---------------- ------------------ --------------------
   *Previously paid

(1) Estimated in accordance with Rule 457(c) solely for the purpose of computing the amount of the registration fee based on the average of the high and low closing prices of the Registrant's common stock on the Nasdaq SmallCap Market on July 20, 2004.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

      PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED February 10, 2005

                           EUROWEB INTERNATIONAL CORP.
                                677,201 SHARES OF
                                  COMMON STOCK

This prospectus relates to the public offering of an aggregate of 677,201 shares of common stock which may be sold from time to time by the selling stockholders of Euroweb International Corp. named in this prospectus. These shares were issued to the selling stockholders in connection with the acquisition of ELENDER Business Communications Services Ltd. ("Elender") by Euroweb

Our common stock is traded on the Nasdaq SmallCap Market under the symbol "EWEB". The last reported sales price for our common stock on February 2, 2005, was $3.37 per share.

Investing in these securities involves significant risks.

                    See "Risk Factors" beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2005.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Euroweb International Corp. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

                                TABLE OF CONTENTS



                                                                       Page

Prospectus summary                                                        3
Risk Factors                                                              4
Use of Proceeds                                                           6
Market for common equity and related stockholder matters                  6
Management's discussion and analysis of financial condition               8
Business                                                                 24
Management                                                               28
Certain relationships and related transactions                           34
Security Ownership and Certain Beneficial Owners and Management          35
Description of securities to be registered                               37
Indemnification for securities act liabilities                           37
Plan of distribution                                                     37
Selling Stockholders                                                     40
Legal Matters                                                            40
Experts                                                                  40
Available Information                                                    41
Index To Financial Statements                                           F-1

                               PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the secured convertible notes to the financial statements.

                           EUROWEB INTERNATIONAL CORP.

We own and operate Internet service providers in Hungary, Romania and Slovakia through our subsidiaries , Euroweb Hungary Rt. and Elender Rt. ("Euroweb Hungary"), Euroweb Romania S.A. ("Euroweb Romania") and Euroweb Slovakia a.s. ("Euroweb Slovakia"). On December 16, 2004, we sold our subsidiary in the Czech Republic (Euroweb Czech Republic spol. s.r.o. - "Euroweb Czech") for cash of $500,000. As a part of the transaction, we also effectively forgave loans receivable from the sold subsidiary of $400,000.

We operate in one industry segment, providing Internet access and additional value added services to business customers. For the nine months ended September 30, 2004, we generated revenues of $25,165,601 and incurred a net loss of $815,342. In addition, for the year ended December 31, 2003, we generated revenues of $23,280,720 (restated) and incurred a net loss of $1,791,027 (restated to reflect the acquisition of the remaining 51% of Euroweb Hungary as a transaction between entities under common control, and recorded in a manner similar to a pooling-of-interest).

Our principal offices are located at 1138 Budapest, Vaci ut 141. Hungary. Our telephone number is +36-1-8897000. We are a Delaware corporation.


The Offering

Common stock offered by selling stockholders........... 677,201, which represents  12.7%
                                                        of  our outstanding
                                                        shares of common
                                                        stock

Nasdaq Smallcap  Symbol................................ EWEB



The above information regarding common stock to be outstanding after the offering is based on 5,342,533 shares of common stock outstanding as of February 2, 2005.

On June 9, 2004, we purchased 100% of the common stock of Elender Rt., a Hungarian corporation, from Vitonas Investments Limited, a company registered in Cyprus, Certus Kft., a Hungarian corporation and Rumed 2000 Kft., a Hungarian corporation. Elender Rt. is an Internet service provider located in Hungary that provides internet access to the corporate and institutional (public) sector, including 2,300 schools in Hungary. The total purchase price paid by our company for the acquisition of Elender was as follows:

o cash in the amount of $6,500,000 excluding transaction costs; and
o 677,201 shares of our common stock.

We are registering the 677,201 shares of our common stock issued in connection with this transaction in this prospectus.

                                  RISK FACTORS

If you purchase shares of our common stock, you will take on a financial risk. In deciding whether to invest, you should consider carefully the following factors, the information contained in this prospectus and the other information to which we have referred. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risk Related to our Business and Industry

We have incurred net losses for the prior periods and we will again incur net losses if we are unable to generate sufficient revenue and control costs.

We incurred net losses of $815,342 for the nine months ended September 30, 2004, $1,791,027 for the year ended December 31, 2003 (restated) and $6,703,027 for the year ended December 31, 2002 (restated). We may not achieve profitability on a quarterly or annual basis in the future. If revenues grow more slowly than we anticipate or if operating expenses exceed our expectations or cannot be adjusted accordingly, we will continue to incur losses. Our future performance is dependent upon the successful development and marketing of our services and products, about which there is no assurance. Any future success that we might enjoy will depend upon many factors, including factors out of our control or which cannot be predicted at this time. These factors may include changes in or increased levels of competition, including the entry of additional competitors and increased success by existing competitors, changes in general economic conditions, increases in operating costs, including costs of supplies, personnel and equipment, reduced margins caused by competitive pressures and other factors. These conditions may have a materially adverse effect upon us or may force us to reduce or curtail operations.

We could incur material additional expenses, which could reduce our gross margins or increase operating losses, if the Internet service industry becomes subject to additional regulations.

The Internet service industry is not currently subject to direct regulation other than regulation applicable to businesses generally. However, changes in the regulatory environment relating to the telecommunications, Internet and media industries could have an effect on our business, which may be materially adverse to our interests. Additionally, legislative proposals from international, federal, state and foreign governmental bodies in the areas of content regulation, intellectual property, privacy rights and tax issues, could impose additional regulations and obligations upon all online service and content providers, which may be materially adverse to our interests. We cannot predict the likelihood that any such legislation be introduced, nor the financial impact, if any, of the resulting regulation.

Moreover, the applicability to persons engaged in Internet commerce of existing laws governing issues such as intellectual property ownership, libel and personal privacy is uncertain. Recent events relating to the use of online services for certain activities has increased public focus and could lead to increased pressure on foreign and national legislatures to impose regulations on online service providers. The law relating to the liability of entities conducting business over the Internet for information carried on, or disseminated through, their systems is currently unsettled and has been the subject of several recent private lawsuits. In the event that a similar action be initiated against us, costs incurred as a result of such actions could have a material adverse effect on the business of our company.

Our future success is dependent, in part, on the performance and continued service of our Chief Executive Officer and our ability to attract additional qualified personnel. If we are unable to do so our results from operations may be negatively impacted.

Our success will be dependent on the personal efforts of Csaba Toro, Chief Executive Officer. The loss of the services of Mr. Toro could have a material adverse effect on our business and prospects. We do not have and do not intend to obtain "key-man" insurance on the life of any of our officers. The success of our company is largely dependent upon our ability to hire and retain additional qualified management, marketing, technical, financial and other personnel. Competition for qualified personnel is intense, and there can be no assurance that we will be able to hire or retain additional qualified management. The inability to attract and retain qualified management and other personnel will have a material adverse effect on our company as our key personnel are critical to our overall management as well as the development of our technology, our culture and our strategic direction.

Our wholly owned subsidiary, Euroweb Romania, is highly dependent on one customer, Pantel Rt. ("Pantel"), which is owned by KPN Telecom B.V. If Pantel were to terminate our relationship, our results from operations would be materially impacted. In 2004, KPN Telecom B.V. announced that it had signed an agreement to divest its interest in Pantel Rt.

The majority owner of Pantel Rt. is KPN Telecom B.V., which also owns 38.11% of our common stock. Such ownership has strengthened the commercial relationship between the two companies, which has resulted in a high level of dependency in the case of Euroweb Romania. Approximately 85% of total sales of Euroweb Romania are directly or indirectly dependent upon the relationship with Pantel Rt. In addition, in February 2004 a Service Contract was entered between Euroweb Hungary and its subsidiaries and Pantel Rt., whereby Euroweb Hungary agreed to buy services from Pantel Rt. on an annual basis of HUF 600,000,000 (approximately $3 million) plus value added tax during the three following years. In the event that the Euroweb Hungary does not satisfy this annual commitment, it is required to pay to Pantel Rt. a penalty equal to 25% of the annual commitment less any services purchased. We have agreed to guarantee the payment of the annual commitment. Further, we have also agreed to guarantee a loan in the amount of HUF 245,000,000 (approximately $ 1.2 million) plus interest payable by a Euroweb Hungary subsidiary to Pantel Rt. Despite the fact that co-operation is based on arm's length agreements, disagreements between the management of Pantel Rt. and our company, or an effective change of ownership in one or both companies, may result in the loss of the Pantel Rt. related revenues and their significant margin or the services provided by Pantel to our company. In 2004, KPN Telecom B.V. announced its intention to divest its interest in Pantel Rt., with certain sale agreements being signed with a view to final consummation in 2005. In addition, on January 28, 2005, KPN entered into a Stock Purchase Agreement whereby it sold to CORCYRA 289,855 shares of our common stock for US $1,000,000 on February 1, 2005 and has also agreed to sell its remaining 2,036,188 shares of our common stock on or prior to April 30, 2006.

Increased competition in the Internet service industry may make it difficult for our company to attract and retain customers and to maintain current pricing levels.

The market for Internet-based products and services is intensely competitive, rapidly evolving and subject to rapid technological change. We expect competition to persist, intensify and increase in the future. Such competition could materially adversely affect our business, operating results or financial condition.

As a result of the acquisition of the remaining interest of Euroweb Hungary and 100% of Elender in 2004, we face the following direct competition on the Hungarian Internet market:

o Axelero (incumbent Matav's subsidiary);
o GTS Hungary; and
o Interware.

Romania's Internet market is in the initial phase of development. At present, other then Euroweb Romania, there are several other data transmission companies providing internet services, which also cover the entire territory of Romania:

o RDS;
o GTS Romania;
o Equant;
o Connex; and
o Romtelecom.

We believe that the main competitors of Euroweb Slovakia are four of the largest or most active providers in Slovakia:

o Nextra;
o GTS Slovakia;
o SLOVANET; and
o the incumbent telecom operator, Slovak Telecom.

All of the above are all also providing internet services. Both Nextra and GTS have a customer base similar to ours.

We may face intense competition from other companies directly involved in the same business and also from many other companies offering products, which can be used in lieu of those offered by our company. Competition can take many forms, including convenience in obtaining products, service, marketing and distribution channels. We may not be able to compete successfully against current or future competitors, which may materially adversely affect our business, operating results or financial condition.

Risks Related to our Common Stock

The substantial number of shares that are or will be eligible for sale, including the 677,201 shares of common stock being registered pursuant to this prospectus would represent approximately 13% of our total outstanding shares, which could cause our common stock price to decline even if we are successful in operations.

Sales of significant amounts of common stock in the public market, or the perception that such sales may occur, could materially affect the market price of our common stock. These sales might also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. We are registering 677,201 shares of common stock pursuant to our prospectus, which represent approximately 13% of our total outstanding.

We have anti-takeover provisions, which could inhibit potential investors or delay or prevent a change of control that may favor you.

Some of the provisions of our certificate of incorporation, our bylaws and Delaware law could, together or separately, discourage potential acquisition proposals or delay or prevent a change in control. In particular, our board of directors is authorized to issue up to 5,000,000 shares of preferred stock (less any outstanding shares of preferred stock) with rights and privileges that might be senior to our common stock, without the consent of the holders of the common stock.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock. The net proceeds from the sale of our common stock will go to the selling stockholders, which received their shares in connection with our acquisition of Elender Rt.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded on the Nasdaq SmallCap Market ("Nasdaq") under the symbol "EWEB". On August 30, 2001, the shareholders approved a one-for-five reverse stock split of our common stock.

The following table sets forth the high and low bid prices for our common stock during the periods indicated as reported by Nasdaq. The prices reported reflect inter-dealer quotations, and may not represent actual transactions and do not include retail mark-ups, mark-downs or commissions.


                                          High                      Low
      Quarter Ending:                    ------                    ------

      2002
      ----
      March 31, 2002                      2.95                      1.47
      June 30, 2002                       2.85                      1.84
      September 30, 2002                  2.50                      1.88
      December 31, 2002                   2.14                      1.72


      2003
      ----
      March 31, 2003                      3.73                      1.53
      June 30, 2003                       3.25                      1.92
      September 30, 2003                  8.30                      2.45
      December 31, 2003                   4.82                      3.10

      2004
      ----
      March 31, 2004                      7.45                      3.70
      June 30, 2004                       6.20                      3.25
      September 30, 2004                  3.74                      2.13
      December 31, 2004                   5.56                      2.40

Holders of Common Stock

As of February 2, 2005, we had 5,342,533 shares of common stock outstanding and 177 shareholders of record and approximately 6,153 beneficial owners who hold their shares in street names.

Dividend policy

It has been our policy to retain earnings, if any, to finance the development and growth of its business. We do not intend to pay dividends in the foreseeable future.

Equity Compensation Plans

-------------------------------   ----------------------------   ----------------------------   ----------------------------
Plan Category                     Number   of  shares  to  be    Weighted-average   exercise    Number of shares  remaining
                                  issued  upon   exercise  of    price    of     outstanding    available     for    future
                                  outstanding   options   and    options and warrants           issuance    under    equity
                                  warrants                                                      compensation plans

-------------------------------   ----------------------------   ----------------------------   ----------------------------
Approved by security holders       46,000                        $7.97                          44,500

-------------------------------   ----------------------------   ----------------------------   ----------------------------
Not   approved   by   security    263,000                        $5.60                           --
holders

-------------------------------   ----------------------------   ----------------------------   ----------------------------
Total                             309,000                        $5.95                          44,500
-------------------------------   ----------------------------   ----------------------------   ----------------------------

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                             AND PLAN OF OPERATIONS

Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

o discuss our future expectations;
o contain projections of our future results of operations or of our financial condition; and
o state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

Overview

We own and operate Internet Service Providers in Hungary, Romania and Slovakia through our subsidiaries, Euroweb Hungary, Elender, Euroweb Slovakia and Euroweb Romania. On December 16, 2004, we sold Euroweb Czech and no longer have operations in the Czech Republic. We operate in one industry segment, providing Internet access and additional value added services to business customers.

Our revenues come from the following four sources:

o Internet Service Provider (Internet access, content and web services, other services);
o International/domestic leased line and Internet Protocol data services;
o Voice over Internet Protocol services; and
o Facilities (sale, rental and maintenance of dark fiber between the Hungarian border and the Romanian City of Timisoara).

For the services in the second and third points in Romania, our main customer in 2004 and 2003 was Pantel Rt, a related party.

As an Internet Service Provider, we generally did not build out optical fibers in the past, instead entering into a number of agreements with infrastructure owners and telecom companies to buy internet and telecom services and resell them to our customers. We also provide value added services and more comprehensive solutions to our customers (additional services through domain, web, hosting, application development, technical support, VPN, advising, voice services etc.) Such a structure enables our company to avoid significant capital expenditures on network development. However, without our own infrastructure, our ability to compete with other Internet Service Providers and telecom companies is limited due to existing access costs. In order to mitigate the impact of newly introduced cheaper technology and competition, we took several steps, including the following:

o Built strategic partnership with telecom companies;
o Increased the value added services and offered more comprehensive solutions;
o Introduced voice and international/domestic leased lines services;
o Started to build its own optical fiber network in Romania; and
o Made acquisitions to ensure economies of scale and utilize synergies.

This strategy has resulted in increased revenues and a reduction of losses since 2002 and has also increased our cash generating ability.

Related party transactions - Pantel Telecommunications Rt. (or "Pantel Rt.")

General: Our largest customer and supplier since early 2001 has been Pantel Rt., a Hungary-based alternative telecommunications provider. Pantel operates within the region and has become a significant trading partner for Euroweb Romania through the provision of a direct fibre cable connection which enables companies to transmit data to a variety of destinations by utilizing the international connections of Pantel Rt. As a result, Euroweb Romania became the preferred, but not exclusive partner of Pantel Rt. for services in Romania. In addition to this, Euroweb Hungary utilizes significant telecom services from Pantel Rt. Due to the fact that a significant portion of our revenue is generated by international/domestic leased line and Voice over Internet Protocol services, a number of our representatives have moved to the premises of Pantel Rt. in order to improve co-operation on international projects.

After the acquisition and consolidation of Euroweb Hungary and Elender Rt. in 2004, the balance and volume of transactions with Pantel Rt. has changed significantly. First, the net receivable position in the past (related party receivables less related party liabilities) has changed to a net liability position through the large trade and loan liability position of Euroweb Hungary to Pantel Rt. Second, sales dependency on Pantel Rt. (i.e. percent of consolidated sales derived from Pantel Rt.) will decrease as Euroweb Hungary and Elender Rt. have insignificant sales to Pantel Rt. Third, dependency on Pantel Rt. as the main supplier of the Company increased as Pantel Rt. is also the main supplier of Euroweb Hungary.

Transactions: Both Euroweb Hungary and Euroweb Romania engage in the following transactions with Pantel Rt.:

(a) Pantel Rt. receives revenue from the provision of the following services to the Company and its subsidiaries:

- Internet and related services;
- National and international leased and telephone lines;
- VOIP services;
- Consulting services; and
- Interest on a loan to the Company.

The total amount of these services were USD $4,596,878 (2003: $4,290,341 - restated) during the nine month period ended September 30, 2004 of which $141,980 (2003: $163,539 - restated) is interest expense and consulting fees, while the remaining balance is telecom related.

(b) Our company and our subsidiaries received revenue from the provision of the following services to Pantel Rt.:

- Cost of international leased lines and local telephone lines in Slovakia and Romania;
- International/national data and voice over internet protocol services for Pantel;
- Internet and related services;
- Consulting services; and
- Commission.

Total value of these services were approximately $5,533,618 (2003:
$3,990,294 restated) in the nine months period ended September 30, 2004.

During the nine months ended September 30, 2004, direct sales to Pantel Rt. were 22% of total consolidated revenues. However, the dependency on Pantel is even more significant. Some third party sales of Euroweb Romania involve Pantel Rt. as the subcontractor/service provider for the international/domestic lines (hence the revenues related to Pantel Rt. are greater than the amounts paid to Pantel Rt.), and some third party customers are also clients of Pantel Rt. outside of Romania (i.e. their relationship with Pantel is stronger than their relationship with Euroweb Romania).

Effective dependency on Pantel Rt. - taking into account direct and Pantel Rt.-related sales - represents approximately 30% of total consolidated revenues of the Company and approximately 85% of total sales of Euroweb Romania. There is no such dependency in the case of Euroweb Hungary or Euroweb Slovakia.

With respect to pricing, agreements are made at market prices or a split of the margin based on the financial investment into the specific services by each of the parties. We alway considers alternative suppliers for each individual project.

In 2004, KPN Telecom B.V. (the majority owner of Pantel Rt. and our largest shareholder), announced its intention to divest its interest in Pantel Rt., with certain sale agreements being signed with a view to final consummation in 2005. If final consummation occurs, then Pantel Rt. will no longer be a related party of our company. In addition, on January 28, 2005, KPN entered into a Stock Purchase Agreement whereby it sold to CORCYRA 289,855 shares of our common stock for US $1,000,000 on February 1, 2005 and has also agreed to sell its remaining 2,036,188 shares of our common stock on or prior to April 30, 2006. It cannot be predicted in advance whether these changes will have an influence on the business relationship between our company and Pantel Rt. However, our management believes - although it cannot be assured - that the current business agreements were made on arms-length principles and are beneficial to both parties, and therefore significant changes may not occur.

Acquisitions

On February 12, 2004, we entered into a Share Purchase Agreement with a related party, Pantel Rt. to acquire the remaining 51% of Euroweb Hungary shares that we did not already own. Pantel Rt.'s majority shareholder is also KPN. As this was a transaction between entities under common control (at the date of the acquisition, KPN owned 50.17% of the voting common shares of our company and 75% of the voting common shares of Pantel Rt.), the transaction was recorded in a manner similar to a pooling-of-interest, and accordingly the historical consolidated financial statements have been restated to include the financial position, results of operations and cash flows of Euroweb Hungary for all periods presented. Since the purchase consideration was in excess of Euroweb Hungary's book value, a deemed distribution to KPN was recorded which resulted in a deduction from retained earnings at the date of the transaction.

On February 23, 2004, we signed an agreement to acquire all of the outstanding shares of Elender Rt., a leading ISP in Hungary. The consideration of $9,142,572 consisted of $6,500,000 in cash and 677,201 of our common shares valued at $2,508,353 excluding registration costs, and $134,219 in transaction costs. The acquisition closed on June 9, 2004, which is the starting date of consolidation. We are required to register the shares of common stock issued in connection with the Elender Rt. acquisition.

Results of Operations

Nine-month Period Ended September 30, 2004 Compared to Nine-month Period Ended September 30, 2003

With the inclusion of Elender Rt. in the profit and loss statements from June 9, 2004, revenues and costs have increased significantly, however the $815,342 loss from operations for the nine months ended September 30, 2004 was impacted by two main factors:

o $400,000 spent on a special marketing campaign due to the acquisitions of Euroweb Hungary and Elender Rt. together with a renewed "Euroweb" brand introduction; and
o amortization of $245,744 related to the customer contracts of Elender Rt. being amortized over a period of three years.

We finalized the organizational merger of Euroweb Hungary and Elender Rt. in the fourth quarter of 2004, and expect to realize certain synergy effects from 2005 onwards. While our purchase of Elender closed on June 9, 2004, the legal merger of our subsidiaries, Elender and Euroweb Hungary, was completed at the beginning of November 2004.



         Revenues

Nine months ended September  30,                   2004    2003 (restated)
                                                  -------  ---------------
              Total Revenues                  $ 25,165,601   $ 17,181,573



We experienced a 46% revenue growth, or an increase of $7,984,028, for the nine months ended September 30, 2004 compared to the nine months ended September 30, 2003. The increase was mainly due to the Elender Rt. acquisition and increase in VOIP services.

The following table summarizes the main changes in revenue for each of our revenue sources compared to the previous year:

------------------------------------ --------------------- --------------------- --------------
Revenue / services                   2004 (9 months Sept   2003 (9 months Sept     % change
                                             30)              30) - restated
------------------------------------ --------------------- --------------------- --------------
ISP activity                              $14,216,434            $8,907,044           +60%
------------------------------------ --------------------- --------------------- --------------
Int./dom. leased line *(a)                 $4,163,635            $4,772,953          (13)%
------------------------------------ --------------------- --------------------- --------------
VOIP (b)                                   $6,692,496            $3,256,785          +105%
------------------------------------ --------------------- --------------------- --------------
Facilities (a)                                $93,036              $244,791          (62)%
------------------------------------ --------------------- --------------------- --------------
Total                                     $25,165,601           $17,181,573            46%
------------------------------------ --------------------- --------------------- --------------

* - primarily Pantel or Pantel related sales,
  (a)  substantially all generated by the Romanian subsidiary
  (b)  generated by the Hungarian and Romanian subsidiaries.


ISP revenue analysis

87% (approximately $ 4.6 million) of the increase in ISP revenue is due to the acquisition of Elender Rt. The remaining growth of ISP revenue (13%) can be attributed to the weakness of the US Dollar (7%-13% deprecation of dollar) depending on comparisons with Hungary, Slovakia or Czech) and organic growth compared to the previous year. Due to economic conditions and pricing issues, customers - having access type services - generally transfer from higher monthly fee subscriptions (such as leased line) to lower monthly fee subscriptions (e.g.
ADSL). Although the number of total customers has increased compared to previous periods, revenue growth possibilities in this segment are limited due to the structural change in utilized service types by the customers.

Leased Line revenue analysis

Revenue from international leased lines and IP data services produced by Euroweb Romania has decreased by 13% compared to last year. This service is provided in relationship with Pantel Rt.'s client base and services, and is generally provided to a small number of Internet Service Providers, telecommunication firms, and other international companies. Due to developments in the Romanian market in the last few years, these individually agreed wholesale prices have dropped (by at least 20% to more than 50%). Although we were able to obtain some new customers and contracts to offset the reduction in prices, further decreases in overall revenues from this source may be experienced in the future.

VOIP Service revenue analysis

--------------------------------------------- -------------------- --------------------- ---------------
VOIP services revenue                           2004 (9 months     2003 (9 months Sept      % change
                                                   Sept 30)           30) - restated
--------------------------------------------- -------------------- --------------------- ---------------
Retail voice origination                            $748,020              $343,376           +118%
--------------------------------------------- -------------------- --------------------- ---------------
Wholesale voice termination (a)                   $3,507,774            $1,771,724             98%
--------------------------------------------- -------------------- --------------------- ---------------
Neophone prepaid phonecard (b)                    $2,436,702            $1,141,685            113%
--------------------------------------------- -------------------- --------------------- ---------------
Total                                             $6,692,496            $3,256,785            105%
--------------------------------------------- -------------------- --------------------- ---------------
    (a)      substantially all generated by the Romanian subsidiary, and 100% sales to Pantel
    (b)      generated by Euroweb Rt.  No such revenue generated by Elender Rt.

Retail voice origination is provided to corporate customers over leased lines. Such services enable the customers to reduce their costs of the international, long distance and local calls which they initiate. These services are provided to large number of clients in Hungary and Romania. We have experienced demand for these services and increased traffic especially in Romania. These services are denominated in local currency, and less than 10% of the increase can be attributed to the depreciation of the US Dollar.

Wholesale voice termination represents voice minutes received from Pantel Rt. and forwarded to Romanian telecommunication companies. Such services have increased by 98%, but the margin has fallen significantly in 2004 as we changed our wholesale voice termination business model in the middle of 2003, which resulted in an approximate 10% reduction in wholesale margins. It is a price sensitive service which is also affected by the regulatory environment in Romania. The service bears a high risk that the voice traffic may be completely eliminated if a strategic decision is made by Pantel to use alternative providers or customers can obtain better termination rates from competitors and this may occur at any time, although the impact on consolidated level will be limited as margins are low. The currency impact of the weakened US Dollar is less than 10%.

Neophone prepaid phonecards enable users to make cheaper international calls compared to the rates of the incumbent telecom operators, and were first introduced three years ago in Hungary. During this time, the number of users and voice traffic has continuously and significantly increased. In the nine months ended September 30, 2004, revenues from phone cards increased by 113% compared to previous years, which was mainly due to volume increases, while the appreciation of the Hungarian Forint has improved revenue by approximately 8%. From 2004, the competition has introduced aggressively low prices: up to 50% discounts depending on the destination of calls compared to previous periods. Consequently, hawse have also had to reduce our prices, and so this development may impair the increase of such revenues in the following quarters.

Facilities revenue analysis

Revenues from facilities consist of lease and sale of fiber optic cables. In 2003, a fibre optic sale transaction resulted in revenues of approximately $190,000. This sales revenue is not expected to continue in the future.

Geographic revenue analysis

The following table summarizes the main changes in revenue compared to the previous year with respect to the geographical source of revenue:



----------------------- --------------------- --------------------- ------------
Revenue/country         2004 (9 months Sept   2003 (9 months Sept    Change in
                                30)              30) - restated          %
----------------------- --------------------- --------------------- ------------
Czech Republic                      $736,844              $894,315         (18%)
----------------------- --------------------- --------------------- ------------
Slovakia                          $2,901,760            $2,469,216          18%
----------------------- --------------------- --------------------- ------------
Hungary                          $12,434,830            $6,280,734          98%
----------------------- --------------------- --------------------- ------------
Romania                           $9,092,167            $7,537,308          21%
----------------------- --------------------- --------------------- ------------
          Total                  $25,165,601           $17,181,573          46%
----------------------- --------------------- --------------------- ------------
The decrease of 18% in the Czech Republic is the result of two factors:

o a decrease of 24% in the ISP business due to a reduced customer base compared to previous years; and
o an increase due to the strengthening of the Czech Koruna against the US
Dollar.

As a result of the continuing losses of Euroweb Czech, this subsidiary was sold on December 16, 2004.

The increase of 18% in Slovakia is due to an increase in domain registration revenue (3%) and the remaining increase is due to the strengthening of the Slovak Koruna against the US Dollar.

Elender Rt. is consolidated from June 9, 2004, and the Hungarian operations have almost doubled, mainly (78%) due to this acquisition. Approximately 12% of the increase in Hungary is because the Hungarian Forint has also strengthened against the US Dollar (approximately 8%) and due to organic growth (4%).

The Romanian operations have experienced a 21% revenue increase compared to the prior period due to increased wholesale voice termination (113%) and ISP revenue (40%), while a decrease was realized in revenues from international/domestic leased lines (13%).

Cost of revenues (excluding depreciation and amortization)

The following table summarizes our cost of revenues (excluding depreciation and amortization) for the nine months ended September 30, 2004 and 2003:

Nine months ended September 30,                                     2004        2003-restated
                                                                   -------       ------------
Total cost of revenues (excluding depreciation and amortization)  $16,061,815   $10,891,112


Cost of revenues (excluding depreciation and amortization) comprise mostly telecommunication expenses. The increase of 47% is consistent with the overall increase of revenues of 46%.

Compensation and related costs

The following table summarizes our compensation and related costs for the nine months ended September 30, 2004 and 2003:



Nine months ended September 30,                           2004    2003 -restated
       Compensation and related costs                  ---------- --------------
                                                       $3,306,058   $2,418,226



Overall compensation and related costs increased by 37% (approximately $890,000) due to the following factors: increase due to acquisition of Elender Rt. in June 2004 ($305,000), increase due to severance pay for employees ($125,000), increase due to sales commission to Euroweb Hungary employees for successfully obtaining large contracts ($80,000), increase of salaries and payroll costs in subsidiaries ($150,000), and increase in compensation and accrued bonus for CEO ($115,000). The remaining increase is due to effect of appreciation of Hungarian, Czech and Slovak currencies against the US Dollar.


Consulting and professional fees

The following table summarizes our consulting and professional fees for the nine months ended September 30, 2004 and 2003:



Nine months ended September 30,                 2004     2003 - restated
                                                ----     ---------------
Total consulting and professional fees       $2,158,069   $ 1,299,616

Overall consulting and professional fees increased by 66% (approximately $860,000) due to the following factors: increase due to acquisition of Elender Rt. in June 2004 ($535,000), increase ($155,000) due to legal and consultancy costs associated with settling the VAT issue in Romania (see Note 18b of the 2003 audited financial statements) and the ICANN legal case (see Note 14d of the 2003 audited financial statements). The remaining increase ($170,000 or 13% of the nine month ended September 30, 2003 costs) is due to increased legal and consultancy costs associated with growth of the business.

Other selling, general and administrative expenses

The following table summarizes our other selling, general and administrative expenses for the nine months ended September 30, 2004 and 2003:


Nine months ended September 30,                     2004     2003 - restated
                                                 ----------  ---------------
Total other selling, general and
  administrative expenses                        $2,836,855   $ 1,963,853

Overall other selling, general and administrative expenses increased by 66% (approximately $875,000) due to the following reasons: increase due to acquisition of Elender Rt. in June 2004 ($560,000), increase in marketing costs mainly due to the operational merger of Euroweb Rt. and Elender Rt. ($205,000), and the remaining increase due to increase in insurance costs due to Officers and Directors Insurance (a new policy effective from end of 2003).

Depreciation and amortization

The following table summarizes our depreciation and amortization for the nine months ended September 30, 2004 and 2003:



Nine months ended September 30,                        2004      2003 - restated
                                                       ----      ---------------
Depreciation                                        $1,220,585      $1,250,836
Amortization of intangibles                           $245,744         $50,181
        Total depreciation and  amortization        $1,466,329      $1,301,017




Depreciation has decreased by $30,251 in the nine months ended September 30, 2004 compared to the same period in 2003. Although depreciation increased by $362,217 due to the acquisition and consolidation of Elender Rt., this was offset by the reduction ($353,313) of depreciation in Euroweb Hungary Rt. due to certain high-value computer equipment having been fully depreciated.

Amortization of intangibles of $245,744 in 2004 relates to certain customer contracts of Elender Rt. which were recognized as intangible assets upon acquisition of Elender Rt. In 2003, amortization of intangibles related to the customer lists of Euroweb Romania (which were fully impaired in 2003).

Net interest income

The following table summarizes our net interest income for the nine months ended September 30, 2004 and 2003:



Nine months ended September 30,                       2004     2003 - restated
                                                      -----    ---------------
Interest income                                     $165,746        $356,374
Interest expense                                    $295,859        $128,240
              Net interest income/(expense)        $(130,113)       $228,134


The decrease in net interest income is due to the fact that (i) less interest-generating funds were available in this period than in the same period of the previous year because funds were disbursed in connection with acquisitions, (ii) the effective interest rate on these investments has decreased over the periods in question (iii) securities expired on February 15, 2004, without new investments being made due to cash being needed to fund acquisitions in 2004, and (iv) consolidation of Elender Rt. has increased interest expense by $91,639 due to loans outstanding, and therefore reduced net interest income.

Twelve-month Period Ended December 31, 2003 (restated) Compared to Twelve-month Period Ended December 31, 2002 (restated)

The acquisition of Euroweb Hungary was a transaction between entities under common control, and therefore the transaction was recorded in a manner similar to a pooling-of-interest (see Note 2 of audited restated consolidated financial statements for 2003 and 2002 attached to this filing), and accordingly the historical consolidated financial statements have been restated for all periods presented.

We reduced our loss from operations from $7,056,659 in 2002 to $2,183,628 in 2003. A majority (88%) of the reduction was related to the elimination and reduction of certain items including severance to officers, and impairment of intangibles and goodwill.


     Revenues
Year ended December 31,                              2003               2002
                                                     ----               ----
            Total Revenues                       $ 23,280,720       $ 19,477,420



We experienced 20% revenue growth, or an increase of $3,803,300, for the year ended December 31, 2003 compared to the year ended December 31, 2002. The revenue change was mainly due to the VOIP services representing 44% of the total increase, while ISP revenue represented 38% of the total increase. Due to an approximately 15% weakening of the US Dollar (exact percentage varying depending on the currency-Hungarian Forint, Slovak Korona, Czech Korona) actual local currency revenues increased only in the case of VOIP services, while other services decreased or stagnated in local currency terms.

The following table summarizes the main changes in revenue for each of our revenue sources compared to the previous year:


----------------------------- ------------------ ------------------ ------------
Revenue / services                    2003               2002         % change
----------------------------- ------------------ ------------------ ------------
ISP activity                       $11,996,176        $10,556,377       +14%
----------------------------- ------------------ ------------------ ------------
Int./dom. leased line *(a)          $6,487,607         $6,100,530        +6%
----------------------------- ------------------ ------------------ ------------
VOIP (b)                            $4,511,604         $2,820,513       +60%
----------------------------- ------------------ ------------------ ------------
Facilities (a)                        $285,333            0               -
----------------------------- ------------------ ------------------ ------------
Total                              $23,280,720        $19,477,420        20%
----------------------------- ------------------ ------------------ ------------


* - primarily Pantel or Pantel related sales,
(a) substantially all generated by the Romanian subsidiary
(b) generated by the Hungarian and Romanian subsidiaries.

ISP revenue analysis

ISP activity increased by 14% ($1,439,799) compared to the prior year, implying that there was no revenue growth in local currency (due to the 15% weakening of the US Dollar against the Slovak, Hungarian and Czech currencies). From 2003, ADSL internet technology was introduced in Hungary and Slovakia. It is expected that some of our customers will change from lower subscription services from internet to leased lines and therefore future revenue growth from ISP revenue is expected to be limited, despite the increase in the number of ADSL customers.

Leased Line revenue analysis

Revenues from international leased lines and IP data services produced by Euroweb Romania increased by 6% compared to the prior year. This service is provided in relationship with Pantel's client base and services, and is generally provided to a small number of Internet Service Providers, telecommunication firms, and other international companies. Due to developments in the Romanian market in the last few years, these individually agreed wholesale prices have continuously dropped (by at least 10% to more than 20%) and therefore it is expected that such revenues may stagnate or may reduce in the future.

VOIP Service revenue analysis

--------------------------------- ----------------- ----------------- ----------
VOIP services revenue                    2003               2002       % change
--------------------------------- ----------------- ----------------- ----------
Retail voice origination                $492,689           $87,988      +460%
--------------------------------- ----------------- ----------------- ----------
Wholesale voice termination  (a)      $2,413,932        $2,025,411       +19%
--------------------------------- ----------------- ----------------- ----------
Neophone prepaid phonecard  (b)       $1,604,983          $707,114      +127%
--------------------------------- ----------------- ----------------- ----------
Total                                 $4,511,604        $2,820,513       +60%
--------------------------------- ----------------- ----------------- ----------
(a) substantially all generated by the Romanian subsidiary, and 100% sales to Pantel
(b) generated by the Hungarian subsidiary.

Retail voice origination is provided to corporate customers over leased lines. Such services enable the customers to reduce their costs of the international, long distance and local calls which they initiate. These services are provided to large number of clients in Hungary and Romania. We have experienced demand for these services and increased traffic. The bulk of the increase can be attributed to volume increasing, as prices have decreased.

Wholesale voice termination represents voice minutes received from Pantel Rt. and forwarded to Romanian telecommunication companies. It is a price sensitive service which is also affected by the regulatory environment in Romania. The increase is due to higher volume of voice minutes, as prices have decreased.

Neophone prepaid phonecards enable users to make cheaper international calls compared to the rates of the incumbent telecom operators, and were first introduced three years ago in Hungary. During this time, the number of users and voice traffic has continuously and significantly increased. In the year ended December 31, 2003, revenues from phone cards increased by 127% compared to the previous year, which was due to the increase of volume, as prices have decreased.

Facilities revenue analysis

Revenues from facilities consist of lease, sale and maintenance of fiber optic cables.

Geographic revenue analysis

The following table summarizes the main changes in revenue compared to the previous year with respect to the geographical source of revenue:


--------------------- --------------------- --------------------- ------------
Revenue/country               2003                  2002           Change in
--------------------- --------------------- --------------------- ------------
Czech Republic                  $1,163,662            $1,415,541         (18%)
--------------------- --------------------- --------------------- ------------
Slovakia                        $3,424,633            $2,757,086         +24%
--------------------- --------------------- --------------------- ------------
Hungary                         $8,519,346            $6,536,789         +30%
--------------------- --------------------- --------------------- ------------
Romania                        $10,173,079            $8,768,004         +16%
--------------------- --------------------- --------------------- ------------
          Total                $23,280,720           $19,477,420         +20%
--------------------- --------------------- --------------------- ------------
The decrease of 18% in the Czech Republic is the result of two factors:

o a decrease of 30% in the ISP business due to a reduced customer base compared to previous years; and
o an increase due to the strengthening of the Czech Koruna against the US Dollar of approximately 16%.

As a result of the continuing losses of Euroweb Czech, this subsidiary was sold on December 16, 2004.

The weakening of the US Dollar accounts for almost 18% of the increase of 24% in Slovakia, while the remaining increase can be attributed to the organic growth of the company mainly on sale of internet access services.

Euroweb Hungary achieved a 30% increase in revenues. The weakening of the US Dollar accounts for approximately 13% of the increase, while the majority of the remaining increase can be attributable to the Neophone voice services.

The Romanian operations experienced an additional 16% revenue increase compared to the previous year. The main reason was the increase in wholesale voice termination (+84%).

Cost of revenues (excluding depreciation and amortization)

The following table summarizes our cost of revenues (excluding depreciation and amortization) for the nine months ended September 30, 2003 and 2002:

Year ended December 31,                                              2003         2002
                                                                     ----         ----
Total cost of revenues(excluding depreciation and amortization)  $14,623,863   $11,717,491

Cost of revenues (excluding depreciation and amortization) comprise mostly telecommunication expenses. The increase of 25% is higher than the increase in sales of 20% due to the fact that the increase of sales is mostly due to the increase in the wholesale voice termination activity whose direct cost of revenues (excluding depreciation and amortization) are relatively higher than the direct cost of revenues (excluding depreciation and amortization) for the other services provided by the Company.

Compensation and related costs

The following table summarizes our compensation and related costs for the years ended December 31, 2003 and 2002:



Year ended December 31,                            2003           2002
                                                   ----        -----------
       Compensation and related costs            $3,173,720    $3,309,788

Overall compensation and related costs decreased by 4% (approximately $136,000). The main reason was the closing of the New York office in June 2002 (and the subsequent termination of employment of one staff and two officers) which resulted in savings of approximately $300,000 in 2002. However, due to increases in salary in Czech and the Slovak Republic and the impact of the weakness of the US Dollar, the overall decrease was reduced to $136,000. Cost savings of approximately $270,000 in Hungary were offset by the increase of approximately the same amount in the Slovak Republic.

Severance to Officers

The following table summarizes severance to Officers for the years ended December 31, 2003 and 2002:



Year ended December 31,                           2003    2002
                                                  ----    ----

          Severance to Officers                   $-   $2,020,832

The severance to Officers related to termination payments made to the CEO and CFO based in the Unites States of America. With the closing of the New York office in June 2002, these roles were made redundant. The new CEO operates out of Budapest.

Consulting and professional fees

The following table summarizes our consulting and professional fees for the years ended December 31, 2003 and 2002:



Year ended December 31,                          2003        2002
                                                 ----        ----
          Total consulting
            and professional
            fees                              $2,135,056   $ 1,558,864

Overall consulting and professional fees increased by 37% (approximately $575,000) due to the following factors: increase of miscellaneous consulting expenses due to the expansion of the business (approximately $300,000), increase due to more consultants being used in Hungary due to the reduction of workforce ($145,000), increase due to accruals for consultants relating to the VAT issue in Romania ($45,000), increase in audit and accounting fees ($25,000). The remaining increase is due to the weakness of the US Dollar compared with the local currencies of Slovakia and Hungary.

Other selling, general and administrative expenses

The following table summarizes our other selling, general and administrative expenses for the years ended December 31, 2003 and 2002:



Year ended December 31,                           2003        2002
                                                  ----         ----
              Total other selling, general
                and administrative expenses   $2,723,011   $ 2,846,094

Overall other selling, general and administrative expenses decreased by 4% (approximately $125,000) due to the closing of the New York office in June 2002 and the associated costs (approximately $80,000), and the remaining due to cost control procedures implemented in local offices.


Depreciation and amortization

The following table summarizes our depreciation, amortization and impairment charges for the years ended December 31, 2003 and 2002:



Year ended December 31,                                2003               2002
                                                       ----               ----
Depreciation                                     $1,660,887         $1,513,012
Amortization of intangibles                         $66,909           $189,227
Impairment of intangibles                          $100,364           $448,500
Impairment of goodwill                             $980,538         $2,930,271
       Total depreciation and  amortization      $2,808,698         $5,081,010


At the end of 2003 and 2002, we performed an annual impairment test relating to the goodwill recorded in its books. Euroweb Hungary, Euroweb Romania, Euroweb Czech, and Euroweb Slovakia, were identified as `Reporting Units' under SFAS
142. We compared the fair value of the reporting units (determined using discounted cash flow projections) to their carrying amounts, noting that the carrying amounts in some cases were higher than their fair values taking into account the market developments, actual performance and outlook. We then compared the implied fair value of each reporting unit's goodwill with their carrying amounts and recorded an impairment charge of $980,538 (2002:
$2,930,271), with $92,881 (2002: $746,000) relating to Euroweb Czech, $563,000
(2002: $442,000) relating to Euroweb Slovakia, $324,657 (2002: $828,000)
relating to Euroweb Romania and no charge (2002: $914,271) relating to Euroweb Hungary. An average annual 1% growth rate for revenues was used in the calculations for Euroweb Czech and Euroweb Slovakia, and 3% for Euroweb Romania. After the 2003 impairment, the Goodwill relating to Euroweb Czech, Euroweb Hungary and Euroweb Slovakia has a net book value of zero, while the Goodwill relating to Euroweb Romania has a net book value of $566,000.

The Romanian customer lists acquired were being amortized over an estimated period of benefit of 5 years. However, an analysis of the customers and revenues as at September 2002 indicated that most of the expected revenues to be generated by this customer list did not materialize and we recorded an impairment of $448,500. At the end of 2003, the company again assessed the recoverability of the outstanding amount and wrote down the remaining value ($100,364) to zero.

Net interest income

The following table summarizes our net interest income for the years ended December 31, 2003 and 2002:



Year ended December 31,                               2003              2002
                                                      ----              -----
Interest income                                     $511,178          $539,777
Interest expense                                    $166,608          $186,145
              Net interest  income                  $344,570          $353,632



The decrease in interest income is due to the fact that less interest-generating funds were available in this period than in the same period of the previous year. This was mainly due to the disbursed funds in connection with severance payments of $2,000,000 in May 2002, which were previously invested with 3.1% annual interest rate.

              Liquidity and Capital Resources (September 30, 2004)

In recent years, we maintained approximately $11 million in cash invested into US Government Securities, which matured in February 2004. The main source of these funds was capital injections by KPN in previous years.

As of September 30, 2004, our cash, cash equivalents and marketable securities were $4,607,608, a decrease of approximately $9.9 million from the end of fiscal year 2003. The decrease is primarily due to the acquisition of the remaining 51% of the Euroweb Hungary shares that we did not already own (approximately $ 2.1 million), the acquisition of Elender Rt (approximately $ 6.6 million) and partial repayments of related party trade liabilities.

Cash flow from operations was almost the same, $1,013,091 for the nine months ended 2004 compared with $1,027,636 for the nine months ended in 2003. Investing activities also increased the cash at hand of the company by $1,444,183. Collection of notes receivable and matured securities provided $11,616,140 of cash, while $8,601,219 was spent on acquisitions. The financing activity used cash of $816,771, which was due to the reduction of bank loans, notes payable and capital lease obligations.

Management believes that the synergy effects and potential business opportunities of the merged Hungarian entities may contribute to improving our cash generating ability from 2005. We intend to reduce the loans and trade liabilities of our company from any such cash generated.

After the acquisitions of Euroweb Hungary and Elender, the consolidated working capital excluding deferred revenues (current assets less current liabilities excluding deferred revenue) is still more than $1.6 million, and management believes that there will be sufficient funds to meet our currently projected working capital requirements and other cash requirements for at least the next 12 months. In case of further acquisitions, we may raise additional funds or it may sell non-strategic assets within one year in order to finance such movements.

Our subsidiaries have entered into various capital leases for vehicles and internet equipment, as well as non-cancelable agreements for office premises.

In August 2004, Euroweb Romania won a tender to provide domestic leased line services over a period of 10 years. In connection with this transaction, we estimate that an investment of approximately $1,600,000 will be required, of which approximately $350,000 has already been spent. The remaining $ 1,250,000 will be spent over the next three months.

On June 1, 2004, Elender Rt. (which is now a wholly owned subsidiary) entered into a bank loan agreement with Commerzbank (Budapest) Rt. The agreement consists of a loan facility of HUF 300 million (approximately $1.5 million) of which approximately $1,000,000 was outstanding at September 30, 2004. The loan is to be repaid in quarterly installments of HUF 14.5 million (approximately $72,500), commencing November 30, 2004. The interest rate is BUBOR (Budapest Interbank Offered Rate) + 1.35%.

In addition, the bank also provided an overdraft facility of HUF 150 million (approximately $720,000) to Elender Rt., of which approximately $146,389 was drawn down as at September 30, 2004. The interest rate is BUBOR (Budapest Interbank Offered Rate) + 1%.

Notes payable (approximately $1,235,687 as at September 30, 2004) relate to outstanding Elender Rt. liabilities to three previous shareholders of Elender
Rt.: Fleminghouse Investments Limited (taken over from Vitonas Investments Limited), Certus Kft. and Rumed 2000 Kft. Approximately $508,000 is payable on December 31, 2004, while the remaining amount is payable in four equal quarterly installments of HUF 36.438 million (approximately $182,000), with the final payment on December 31, 2005.

The following table summarizes the commitments described above:

----------------------------------- ---------------- ------------- ------------ ------------- -----------
Contractual Cash Obligations             2005            2006         2007          2008      After 2008
----------------------------------- ---------------- ------------- ------------ ------------- -----------
Capital leases                         $126,368         $73,265       $7,955          -            -
----------------------------------- ---------------- ------------- ------------ ------------- -----------
Operational leases                     $584,264        $584,264     $512,964      $416,000        -
----------------------------------- ---------------- ------------- ------------ ------------- -----------
Capital expenses                     $1,250,000           -             -            -
----------------------------------- ---------------- ------------- ------------ ------------- -----------
Employment agreements (1)              $200,000           -             -            -            -
----------------------------------- ---------------- ------------- ------------ ------------- -----------
Purchase commitment                  $3,000,000      $3,000,000         -            -            -
----------------------------------- ---------------- ------------- ------------ ------------- -----------

                                       19

Related party note payable             $488,728        $488,728         -            -            -
----------------------------------- ---------------- ------------- ------------ ------------- -----------
Bank loan payable                      $289,247        $289,247     $277,239         -            -
----------------------------------- ---------------- ------------- ------------ ------------- -----------
Note payable                           $726,881           -             -            -            -
----------------------------------- ---------------- ------------- ------------ ------------- -----------
Total Contractual Cash Obligations   $6,665,488      $4,435,504     $798,158      $416,000        -
----------------------------------- ---------------- ------------- ------------ ------------- -----------
(1) Csaba Toro's salary without bonus

In addition to the above contractual cash obligations, our subsidiary in Romania has entered into a 20 year Indefeasible Right of Use agreement whereby for the duration of the agreement, Euroweb Romania is obliged to use all reasonable endeavours to ensure the Cable System is maintained in efficient working order and in accordance with industry standards. The total consideration of $920,000 has already been received, and is being accounted for as an operating lease.

We are also obliged to pay a $2,000 per day penalty ($248,000 as of February 8, 2005) if the registration of the 677,201 shares, issued as part of the purchase consideration for Elender was not effected by October 2004. The penalty is payable until the effective date of registration if the delay is attributable to the fault of our company. We are presently in discussion with the former shareholders of Elender to obtain a waiver of the penalty, if any.


--------------------------------------------------------------------------------
Cash flow analysis for the years ended                    2003           2002
--------------------------------------------------------------------------------

  Net cash provided by (used in) operating activities   1,381,439    (1,452,504)


  Net cash (used in) provided by investing activities    (488,363)    1,803,587

  Net cash (used in) provided by financing activities    (616,611)      542,795
--------------------------------------------------------------------------------

Cash flow from operations was $ $1,381,439 for the year ended December 31, 2003 compared with an outflow of $1,452,504 for the year ended December 31, 2002. The main reason of the $2,833,943 improvement is due to the higher losses in 2002, caused in part by the severance payments made in that year. Investing activities decreased the cash at hand at the Company by $2,291,950, which is mainly due to the much smaller value of matured securities of our company. The increase of cash used in financing activities of $1,159,406, can be attributed to the loan facility received in 2002, with no equivalent transaction occurring in 2003.

Sale or disposal transactions

During 2004 and 2003, we focused primarily on improving our operations and the introduction of new services and thus did not divest any material assets. However, we have decided to simplify our organizational structure and sell non strategic assets including two small subsidiaries in 2003 and a non operational subsidiary of Euroweb Hungary in 2004. On December 16, 2004, we concluded the sale of Euroweb Czech. The sale of Euroweb Czech will be accounted for as discontinued operations in the financials statements of our company. We recognized a gain in the fourth quarter of 2004 of approximately US $405,000 on the sale of Euroweb Czech.

Critical Accounting Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements that have been prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP"). This preparation requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. US GAAP provides the framework from which to make these estimates, assumptions and disclosures. We choose accounting policies within US GAAP that management believes are appropriate to accurately and fairly report our operating results and financial position in a consistent manner. Management regularly assesses these policies in light of current and forecasted economic conditions. Although we believe that our estimates, assumptions and judgments are reasonable, they are based upon information presently available. Actual results may differ significantly from these estimates under different assumptions, judgments or conditions for a number of reasons. Our accounting policies are stated in Note 1 to the 2003 Consolidated Financial Statements (restated). We identified the following accounting policies as critical to understanding the results of operations and the effect of the more significant judgments and estimates used in the preparation of the consolidated financial statements: impairment of long-live assets, allowance for doubtful accounts, stock-based compensation.

Impairment of long lived assets We adopted Statement of Financial Accounting Standard No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets," which establishes that goodwill acquired in a business combination and that have indefinite useful lives are no longer amortized but rather are tested at least annually for impairment. These policies require us to make significant and subjective estimates and assumptions which are sensitive to deviations from actual results. In particular, we make estimates regarding future undiscounted cash flows from the use of long-lived assets in assessing potential impairment whenever events or changes in circumstances indicate the carrying value of a long-lived asset may not be recoverable. Since there were some events or changes in circumstances in the past, the carrying value of long-lived assets were impaired by $1,080,902 in 2003 (2002: $3,378,771) as we recorded adjustments to the carrying value of these assets. We cannot assure that there will be no future events or changes in cash flow estimates or other circumstance, which may significantly change the carrying value of long-lived assets.

Allowance for Doubtful Accounts. We make judgments as to our ability to collect outstanding accounts receivable and provide an allowance for a portion of our accounts receivable when collection becomes doubtful. We also make judgments about the creditworthiness of customers based on ongoing credit evaluations and the aging profile of customer accounts receivable and assess current economic trends that might impact the level of credit losses in the future. Historically, our allowance for doubtful accounts has been sufficient to cover our actual credit losses. However, since we cannot predict changes in the financial stability of our customers, we cannot guarantee that our allowance will continue to be sufficient. If actual credit losses are significantly greater than the allowance that we have established, this would increase our operating expenses and our reported net loss.

Stock-Based compensation We apply the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations including FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25". to account for its stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") and FASB Statement No. 148 Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123".established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by existing standards we elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123, as amended. The FASB has recently issued Statement 123R which requires expense recognition for stock options and other types of equity-based compensation based on the fair value of the options at the grant date. Additionally, the FASB is evaluating how to develop a measure of the fair value of an option. As a result, we will be required to recognize expense related to stock options and other types of equity-based compensation in future periods. Additionally, we may be required to change our method for determining the fair value of stock options. This will result in the increase of compensation expense and related cost in the profit and loss statement.

                         Inflation and Foreign Currency

We maintain our books in local currencies, including the Czech Koruna for Euroweb Czech Republic, the Hungarian Forint for Euroweb Hungary, and the Slovak Koruna for Euroweb Slovakia. However, the U.S. Dollar is the functional currency of Euroweb Romania. After joining to the European Union (except Romania) from May 1, 2004, all countries are committed to introducing the Euro within 5-8 years. The currencies of these countries are mainly connected to Euro, and therefore foreign currency deviation can result from two main sources (1) US Dollar-Euro fluctuations and (2) individual economic conditions of these countries. We currently do not actively hedge against currency fluctuation.

The Slovakian Koruna has strengthened against the U.S. dollar by approximately 13%, the Czech Korona by approximately 7%, while the Hungarian Forint has strengthened against U.S. dollar by approximately 8% based on the average rates for the nine month periods ended September 30, 2004 and 2003.

For the year ended December 31, 2003, the Slovakian Koruna strengthened against the U.S. dollar by 18.6%, the Czech Korona by approximately 14%, while the Hungarian Forint has strengthened by 13.3% when compared with the year ended December 31, 2002.

                   Effect of Recent Accounting Pronouncements

On April 30, 2003, the FASB issued FASB Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which amends FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, to address (1) decisions reached by the Derivatives Implementation Group, (2) developments in other Board projects that address financial instruments, and (3) implementation issues related to the definition of a derivative. We do not believe that FAS 149 will have any impact on our financial statements.

FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, was issued in May 2003. This Statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The Statement also includes required disclosures for financial instruments within its scope. For our company, the Statement was effective for instruments entered into or modified after May 31, 2003 and otherwise will be effective as of January 1, 2004, except for mandatory redeemable financial instruments. For certain mandatorily redeemable financial instruments, the Statement will be effective for our company on January 1, 2005. The effective date has been deferred indefinitely for certain other types of mandatorily redeemable financial instruments. The Company currently does not have any financial instruments that are within the scope of this Statement.

In December 2003, the Securities and Exchanges Commission ("SEC") issued Staff Accounting Bulletin ("SAB") 104, "Revenue Recognition". SAB 104 revises or rescinds certain SAB guidance in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations relating to revenue recognition. This bulletin is effective immediately. We believe that our current revenue recognition policies comply with SAB 104.

In December 2003, the FASB issued FASB Interpretation No. 46 (revised December
2003), Consolidation of Variable Interest Entities (VIE), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. The Company will be required to apply FIN 46R by December 31, 2004. We currently have no VIE's.

In December 2004, the FASB issue FASB Statement 123R which requires companies to recognize in the income statement, the grant-date fair value of stock options and other equity based compensation issued to employees. The Statement will become effective for reporting periods after June 15, 2005 and will apply to unvested prior grants. We are evaluating the impact of this Statement on our financial statements, although we expect compensation expense to increase in our Statement of Operations.

Recently Adopted Accounting Standards

In June 2001, FASB Statement No. 143, Accounting for Asset Retirement Obligations, was issued Statement. 143 requires our company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets. The Company also would record a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation would be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The Company was adopted Statement 143 on January 1, 2003. The adoption of Statement 143 had no effect on our financial statements.

In June 2002, FASB Statement No. 146, Accounting for Cost Associated with Exit or Disposal Activities, was issued. Statement 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3,Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity". The provisions of Statement 146 were effective for exit or disposal activities initiated after December 31, 2002, with early application encouraged. The adoption of Statement 146 had no effect on our financial statements.

In November 2002, FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34, was issued. This Interpretation enhances the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation were applicable to guarantees issued or modified after December 31, 2002 and the disclosure requirements were effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FASB Interpretation No. 45 had no effect on the Company's financial statements.

In December 2002, FASB Statement No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123, was issued. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, Statement 148 amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements. We have elected to continue to apply the intrinsic value-based method of accounting, and has adopted the disclosure requirements of SFAS No. 123, as amended.

                                    BUSINESS

History of Business

We are a Delaware corporation which was organized on November 9, 1992. We operate in the Czech Republic, Slovakia, Romania and Hungary, through our subsidiaries Euroweb Slovakia , Euroweb Romania, Euroweb Hungary and Elender. We provide Internet access and additional value added services primarily to business customers. On December 16, 2004, we disposed of Euroweb Czech and no longer have operations in the Czech Republic.

Euroweb Strategy

We strive to be a leading supplier in Central Europe to businesses of complete telecommunication solutions using Internet technologies.

We entered the Internet field in January 1997. Since then we have made various acquisitions in Hungary, the Czech Republic, Slovakia and Romania. As a continuing consolidation is taking place in the industry, we are constantly reviewing additional business opportunities, which may include either an acquisition or a merger with another company. No assurances can be given that we will be successful in locating or negotiating with any of these potential business opportunities.

Entry into ISP Market in Central Europe and History of Acquisitions/Dispositions

We entered the Internet Service Provider ("ISP") market in Central Europe through various acquisitions of companies in that area over the past five years. On January 2, 1997, we acquired all of the outstanding stock of three Hungarian ISPs for a total purchase price of approximately $1,785,000, consisting of 28,800 shares of common stock of our company and $1,425,000 in cash (collectively, the "1997 Acquisitions"). Thereafter in 1997, the three Hungarian companies were combined and merged into a new Hungarian entity, Euroweb Hungary. On November 22, 1998, we sold 51% of the outstanding shares of Euroweb Hungary to Pantel Rt. for $2,200,000 in cash and an agreement to increase the share capital of Euroweb Hungary by $300,000 without changing the ownership ratio (after the capital increase, the ownership ratio remained 49 - 51 percent). On February 12, 2004, we entered into a share purchase agreement with Pantel Rt to acquire Pantel Rt.'s 51% interest in Euroweb Hungary. As a result of this acquisition, Euroweb Hungary became a wholly-owned subsidiary of our company. The purchase price of EURO 1,650,000 (approximately $2,105,000) was funded from cash that we had previously raised. As part of the acquisition, we guaranteed the purchase of HUF 600 million (approximately $3,000,000) of services (annually from 2004-2006) by Euroweb Hungary and its subsidiaries from Pantel Rt. In 2003, Euroweb Hungary and subsidiaries (Freestart Kft. and Neophone Rt.) purchased in excess of HUF 700 million (approximately $3,500,000) in services from Pantel Rt. In the event that Euroweb Hungary and its subsidiaries do not satisfy this commitment, Euroweb Hungary is required to pay to Pantel Rt a penalty equal to 25% of the commitment amount less any services purchased. We also guaranteed a loan of HUF 245,000,000 ($1,201,687) plus interest payable provided by Pantel Rt to Freestart Kft.

We made the following acquisitions of ISPs in the Czech Republic, Slovakia and Romania in 1999 and 2000:

On June 11, 1999, we acquired all of the participating interests of Luko CzechNet, an ISP in the Czech Republic, for a total cost of $1,862,154 consisting of 90,000 shares of our common stock and 50,000 options valued at $2.00 per share, and the balance paid in cash. This acquisition was effective as of June 1, 1999.

On July 15, 1999, we acquired all of the outstanding shares of capital stock of EUnet Slovakia, an ISP in the Slovak Republic, for a total cost of $813,299 consisting of 47,408 shares of our common stock valued at $400,005 issued August 9, 1999 and the balance paid in cash. This acquisition was effective as of August 1, 1999. We then made another acquisition of a Slovak ISP on July 15, 1999 with the purchase of 70% of the outstanding shares of Dodo s.r.o.'s subsidiary, R-Net, for a total cost of $630,234 consisting of 29,091 shares of our common stock valued at $200,000 issued August 13, 1999 and the balance paid in cash. This acquisition was effective as of August 1, 1999.

On September 23, 1999 and November 16, 1999, we acquired from Slavia Capital o.c.p., a.s. 70% and 30%, respectively, of the issued and outstanding stock of Global Network Services a.s.c., a Slovakian corporation providing Internet service primarily to businesses located in Bratislava and other major cities in Slovakia for a total purchase price of $1,633,051, consisting of 71,114 shares of our common stock valued at $499,929 issued on September 23, 1999, and the balance paid in cash. This acquisition was effective as of October 1, 1999. All Slovakian operations were then merged into one company under the name of Euroweb Slovakia.

On April 21, 2000, we acquired all of the outstanding capital stock of Isternet SR, s.r.o., an Internet service provider in the Slovak Republic, for $1,029,299 in cash. Goodwill arising on this purchase was $945,200. This acquisition was effective May 1, 2000.

On May 19, 2000, we purchased all of the Internet related assets of Sumitkom Rokura, S.R.L. an Internet service provider in Romania, for $1,561,125 in cash. The acquisition was accounted for as an asset purchase with a value of $1,150,000 being assigned to customer lists acquired.

On May 22, 2000, we acquired the remaining 30% of R-Net (the initial 70% being acquired in 1999) for $355,810 in cash. Goodwill arising on this purchase was $357,565.

On June 14, 2000, we acquired all of the outstanding shares of capital stock of Mediator S.A., an Internet service provider in Romania for a total cost of $2,835,569. This consisted of $2,040,000 in cash and the assumption of a $540,000 liability to the former owner payable in annual installments of $180,000 commencing on June 1, 2001. Goodwill arising on this purchase was $2,455,223. Immediately after the purchase the name was changed to Euroweb Romania, S.A. This acquisition was effective as of July 1, 2000.

On August 25, 2000, Luko Czech acquired all of the outstanding capital stock of Stand s.r.o., an Internet service provider in the Czech Republic for $280,735 in cash, which was merged into Luko Czech under the name of Euroweb Czech Republic. This acquisition was effective as of September 1, 2000.

On February 23, 2004, we entered into a Share Purchase Agreement with the owners of 100% interest in Elender Business Communications Services Ltd., a Hungarian corporation ("Elender"), which is an Internet service provider located in Hungary that provides internet access to the corporate and institutional (public) sector and, amongst others, 2,300 schools in Hungary. The total purchase price was:

o cash of $6,500,000; and
o 677,201 shares of our common stock valued at $2,508,353 excluding registration costs,

At closing, Elender had debt valued at $2,900,000, consisting of a bank loan and a non-transferable shareholders loan payable by Elender to the sellers. We guaranteed the full repayment of the non-transferable shareholders loan over a period of one and a half years and, in addition, we have also placed in escrow 248,111 unregistered shares, which are to be issued to the sellers in the event that there is a default in connection with the non-transferable shareholders loan. The closing of the Elender purchase occurred on June 9, 2004.

Products and Services

Our activity can be divided into the following categories:

o traditional ISP services including Internet access, content and Web and other services;
o International/national leased line, IP data services (IP connections between different countries);
o Voice over IP services; and
o Facilities (sale, rent and maintenance of dark fiber between the Hungarian border and the Romanian City of Timisoara).

Traditional ISP services

Internet Access

Access to the Internet can be either through a leased line/DSL, microwave technology, which enables a constant connection to the Internet at all times, or through dial-up service, which requires subscribers to dial a telephone number to connect to the Internet. We offer a variety of access options and packages.

Content and Web Services

In addition to internet access services, we provide services such as the design, development, hosting and maintenance of home pages and web servers, domain registration, consulting, and other services.

International/domestic leased line, IP data services

In order to meet requests of our international customers, we offer international/national data connection for companies across borders, or within the countries to connect premises in different countries. This service includes single (one to one point) and also Virtual Private Network (many to many point) IP connections. In most cases, Pantel Rt. acts as a partner in the development of international network possibilities.

Voice over IP services

Capitalizing on our existing international presence and cross border connections, we offer voice services to major carriers and our customers based on Internet Protocol (IP) technology. Carriers and partners send Voice minutes to/from the region in which we operate. Our most significant VOIP partner is Pantel Rt.

Customers

Our customers are mainly local businesses and professionals including telecommunication carriers and multinational corporations. Our customer base uses more than 1,300 leased lines and over 30,000 dial up connections in Hungary, Slovakia, and in Romania as of September 30, 2004. These figures include the services sold to the newly acquired Elender customer base.

Network Operations and Technical Support

As of December 17, 2004, we had a network operations group consisting of approximately 111 people, including technical and customer support employees. Our network operations personnel located at our network operations center in Hungary, Slovakia and Romania are responsible for continuously monitoring traffic across our network infrastructure and also to carry out implementation of new customer connections both for Internet and other IP data connections. Both technical support and customer support personnel are currently available from 8 a.m. to 8 p.m., Monday through Friday. At other times, these personnel respond to technical support requests via telephone 24 hours a day. By the end of September 2004, we owned or contracted 109 Point of Presences (POPs) covering the territory of Hungary, Slovakia and Romania.

Sales and Marketing

We employ approximately 71 persons in sales and marketing. To date, we have sold our Internet access and applications products and services primarily through direct personal and telephone contact and have used indirect sales channels for distribution of prepaid voice mass products. The sales force works closely with the customer and technical support group, which is responsible for installation at multiple sites and for support and technical consulting services, thereby demonstrating our commitment to account management to our customers.

Government Regulations

We are not currently subject to direct government regulation other than laws and regulations applicable to businesses generally. There are specific industry laws that may apply to the local subsidiaries in the field of Internet and Telecommunications. However, with the increasing popularity and use of the Internet, it is likely that new laws and regulations involving the Internet will be adopted at the local, state, national or international levels, covering issues such as user privacy, freedom of expression, pricing of products and services, taxation, information security or the convergence of traditional communications services with Internet communications.

Employees

Our workforce consists of 229 employees in the countries of Hungary, Slovakia and Romania. All of our employees are full time. None of our employees is represented by a labor organization.

Description of Properties

The following table lists the office spaces that our company and our subsidiaries lease from unaffiliated persons:

                                                                                                Rent
                                                                                                Amount/
       Lessor                Address of Property               Primary Use         Sq. feet     Month          Lease Terms
--------------------     --------------------------    -------------------------- --------     ----------     -------------
Euroweb Hungary           Vaci ut 141.                 stockholder relations        18,000       EUR 30,000     4 years
                          H-1138                       general executive                                        non-cancelable
                          Budapest, Hungary            general operations

Euroweb Slovakia          Priemyselna 1/A              general operations           14,274       EUR 17,000     3 years and
                          SK - 821 09                                                                           8 months
                          Bratislava, Slovakia                                                                  non-cancelable

Euroweb Romania           Bd. Unirii 33, Bl. A2,       general operations            4,951         $7,664       1-month
                          Sc.3, 6th Floor, Sector                                                               notice
                          3 Bucharest, Romania

Legal Proceedings

Euroweb Slovakia has been the national registrar of Top Level Domains (suffix attached to Internet domain names e.g. .sk, .net, etc.) since the middle of 2003. We have been subject to legal proceedings and submissions to different authorities in connection with its exclusive right to manage the system. We have succeeded in our defense on all occasions to date, but there is no assurance that Euroweb Slovakia will be able to keep these rights and/or that penalties will not be charged in the future.

From time to time, we are a party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not involved currently in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

                                   MANAGEMENT

The following table sets forth certain information regarding our executive officers and directors:


Name                 Age     Position with Company
----                 ---     ---------------------
Csaba Toro           38      Chief Executive Officer, Treasurer and Director
Howard Cooper        47      Director
Stewart Reich        60      Chairman of the Board

Gabor Ormossy        34      Director
Ilan Kenig           43      Director
Yossi Attia          42      Director


Csaba Toro, age 38, CEO and a director of our company since June 2002, has been with us since September 1998 in various other positions including the position of the Chairman between 2002 and 2004. During 2001 and 2002, Mr. Toro held the positions of COO and CEO in Pantel Rt. He resigned as CEO of Pantel Rt. as of March 2003. From 1997 to 1999, Mr. Toro was managing director of our Hungarian subsidiary. Prior thereto, since 1994, he was managing director of ENET Kft., which was acquired by our company in 1997.

Howard Cooper, age 47, has been the President, CEO and Chairman, Teton Petroleum Company - Denver, CO (AMEX:TPE) from 1996. Teton has raised institutional equity and US Trade and Development Agency funding for the development of proven oil fields in Russia. Teton has been successful in Russia producing oil, exporting oil for hard currency, and developing an oil field with proven and probable reserves in excess of 107 million barrels. Previously he was engaged in oil projects in the former Soviet Union.

Stewart Reich, age 60, our Chairman of the Board since June 2004, was Chief Executive Officer and President of Golden Telecom Inc., Russia's largest alternative voice and data service provider as well as its largest ISP, since 1997. In September 1992, Mr. Reich was employed as Chief Financial Officer at UTEL (Ukraine Telecommunications), of which he was appointed President in November 1992. Prior to that Mr. Reich held various positions at a number of subsidiaries of AT&T Corp. Mr. Reich has been a director of our company since 2002.

Gabor Ormosy, age 34, served as the Chief Financial Officer of Elender from 2002 to 2004 where he was responsible for strategic planning, controlling, treasury, accounting, administration, business development and investor relationships. From 2000 to 2002, Mr. Ormosy served as the Chief Financial Officer for Webigen Rt., which was a web developer and marketing company before merging into Elender. Prior to joining Webigen Rt., Mr. Ormosy served in the corporate finance department of CA IB Securities Ltd., Budapest where he was responsible as project manager for deal execution and valuations in mergers & acquisitions and capital market deals. Since 2002, Mr. Ormosy has also served as the President of the Board of Directors of Wallizing Rt. and as a member of the Board of Directors of Index Rt.

Yossi Attia, since 2000, has been self employed as a real estate developer. Prior to entering into the real estate development industry, Mr. Attia served as the Senior Vice President of Investments of Interfirst Capital from 1996 to 2000. From 1994 though 1996, Mr. Attia was a Senior Vice President of Investments with Sutro & Co. and from 1992 through 1994 Mr. Attia served as the Vice President of investments of Prudential Securities. Mr. Attia received a BA in economics and marketing from Haifa University in 1987 and a MBA from Pepperdine University in 1995. Mr. Attia held Series 7 and 63 securities licenses from 1991 until 2002.

Ilan Kenig has over 20 years of management, legal, venture capital and investment banking experience with specific emphasis in the technology and telecommunications arena. Mr. Kenig was appointed to the Company's Board on February 1, 2005. Mr. Kenig joined Unity Wireless Corporation ("Unity"), a designer, developer and manufacturer of wireless systems, as Vice President of Business Development in December 2001 before assuming the position of President and CEO in April 2002. From January 1999 until December 2001, Mr. Kenig pursued international finance activities and mergers and acquisitions in New York. Mr. Kenig was a founder of a law firm in Tel-Aviv representing technology and telecommunications interests. Mr. Kenig holds a law degree from Bar-Ilan University.

Directors are elected annually and hold office until the next annual meeting of the stockholders of our company and until their successors are elected and qualified. Officers are elected annually and serve at the discretion of the Board of Directors.

Role of the Board

Pursuant to Delaware law, our business, property and affairs are managed under the direction of our board of directors. The board has responsibility for establishing broad corporate policies and for the overall performance and direction of our company, but is not involved in day-to-day operations. Members of the board keep informed of our business by participating in board and committee meetings, by reviewing analyses and reports sent to them regularly, and through discussions with our executive officers.

2003 BOARD MEETINGS

In 2003, the board met five times. No director attended less than 80% of all of the combined total meetings of the board and the committees on which they served in 2003.

BOARD COMMITTEES

Audit Committee

The audit committee of the board of directors reviews the internal accounting procedures of our company and consults with and reviews the services provided by our independent accountants. During 2003, the audit committee consisted of Messrs. Stewart Reich and Howard Cooper, both of whom are considered to be independent. The audit committee held three meetings in 2003. Mr. Reich serves as the financial expert on the Audit Committee.

Compensation Committee

The compensation committee of the board of directors i) reviews and recommends to the board the compensation and benefits of our executive officers; ii) administers our stock option plans and employee stock purchase plan; and iii) establishes and reviews general policies relating to compensation and employee benefits. In 2003, the compensation committee consisted of Messrs Cooper and Reich. No interlocking relationships exist between the board of directors or compensation committee and the board of directors or compensation committee of any other company. During the past fiscal year the compensation committee had two meetings.

SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more then 10 percent of our common stock, to file with the SEC the initial reports of ownership and reports of changes in ownership of common stock. Officers, directors and greater than 10 percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Specific due dates for such reports have been established by the Securities and Exchange Commission and we are required to disclose any failure to file reports by such dates during fiscal 2003. Based solely on our review of the copies of such reports received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that during the fiscal year ended December 31, 2003, there was no failure to comply with Section 16(a) filing requirements applicable to its officers, directors and ten percent stockholders.

POLICY WITH RESPECT TO SECTION 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), provides that, unless an appropriate exemption applies, a tax deduction for the Company for compensation of certain executive officers named in the Summary Compensation Table will not be allowed to the extent such compensation in any taxable year exceeds $1 million. As no executive officer of the Company received compensation during 2003 approaching $1 million, and the Company does not believe that any executive officer's compensation is likely to exceed $1 million in 2003, the Company has not developed an executive compensation policy with respect to qualifying compensation paid to its executive officers for deductibility under Section 162(m) of the Code.

CODE OF ETHICS

We have adopted our Code of Ethics and Business Conduct for Officers, Directors and Employees that applies to all of the officers, directors and employees of our company.

                             EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long term compensation of our Chief Executive Officer. We do not have any officer whose annual salary and bonus exceeds $100,000 as of December 31, 2003:

                                   ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                                                                        Restricted       Number of
                                                                       Stock Award(s)    Securities
                                                     Bonus and                           Underlying
Name and                Year Ended                   Other Annual                                               All Other
Principal Position      December 31,    Salary ($)   Compensation ($)      ($)           Options/SARs       Compensation ($)
------------------      ------------    ----------   ------------          ---          -------------       ----------------
Csaba Toro                 2003           $96,000       --                  --                 --                   --

Chairman, CEO, and
Treasurer                  2002           $96,000       --                  --                 --                   --

                           2001           $96,000       --                  --                 --                   --

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

There were no grants of Stock Options/SAR made to the named Executive during the fiscal year ended December 31, 2003.


AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION/SAR
VALUES

------------------------ ---------------------- --------------------- ------------------------ -----------------------
                                                                       Number of securities         Value of the
                                                                      underlying unexercised     unexercised in the
                                                                      options/SARs at FY-end   money options/SARs atFY-end
                                                                                (#)                       ($)*


      Name                 Shares acquired on    Value realized ($)   Exercisable/Unexercisable Exercisable/Unexercisable
                             exercise (#)
------------------------ ---------------------- --------------------- ------------------------  -----------------------
Csaba Toro, Chairman             None                   None                  83,000                  $0.00
CEO, and Treasurer
------------------------ ---------------------- --------------------- ------------------------  -----------------------

* Fair market value of underlying securities (calculated by subtracting the exercise price of the options from the closing price of the Company's Common Stock quoted on the Nasdaq as of December 31, 2003), which was $3.77 per share. None of Mr. Toro's options are presently in the money.

EMPLOYMENT AND MANAGEMENT AGREEMENTS

We entered into a six-year agreement with our Chief Executive Officer, Csaba Toro on October 18, 1999, which commenced January 1, 2000, and provided for an annual compensation of $96,000. The agreement was amended in 2004. The amended agreement provides for an annual salary of $150,000 and a bonus of up to $100,000 (guaranteed minimum of $50,000) in 2004, and an annual salary of $200,000 and a bonus of up to $150,000 in 2005.

The agreement further provides that, if Mr. Toro's employment is terminated other than for willful breach by the employee, for cause or in event of a change in control of our company, then the employee has the right to terminate the agreement. In the event of any such termination, the employee will be entitled to receive the payment due on the balance of his employment agreement.

We have no pension or profit sharing plan or other contingent forms of remuneration with any officer, director, employee or consultant, although bonuses are paid to some individuals.

DIRECTOR COMPENSATION

Directors who are also officers of our company are not separately compensated for their services as a director. Directors who are not officers receive cash compensation for their services: $2,000 at the time of agreeing to become a Director; $2,000 for each Board Meeting attended either in person or by telephone; and $1,000 for each Audit Committee Meeting attended either in person or by telephone. Non-employee directors are reimbursed for their expenses incurred in connection with attending meetings of the Board or any committee on which they serve and are eligible to receive awards under our 1993 Stock Option Plan (described below).

STOCK OPTION PLAN

Our 1993 Stock Option Plan (the "Plan") permits the grant of options to employees of our company, including officers and directors, who are serving in such capacities. An aggregate of 134,000 shares of Common Stock are authorized for issuance under the Plan. At December 31, 2003, options for 46,000 Common Stock were outstanding and exercisable under the Plan. The Plan provides that qualified and non-qualified options may be granted to officers, directors, employees and consultants to our company for the purpose of providing an incentive to those persons to work for our company.

2004 Incentive Plan

General

The 2004 Incentive Plan was adopted by the Board of Directors. The Board of Directors has initially reserved 800,000 shares of Common Stock for issuance under the 2004 Incentive Plan. Under the Plan, options may be granted which are intended to qualify as Incentive Stock Options ("ISOs") under Section 422 of the Internal Revenue Code of 1986 (the "Code") or which are not ("Non-ISOs") intended to qualify as Incentive Stock Options thereunder.

The 2004 Incentive Plan and the right of participants to make purchases thereunder are intended to qualify as an "employee stock purchase plan" under
Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The 2004 Incentive Plan is not a qualified deferred compensation plan under Section 401(a) of the Internal Revenue Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

On April 28, 2004, we granted 125,000 options to the Chief Executive Officer and an additional 240,000 options to seven employees and consultants of our company. The exercise price of the options ($4.78) is equal to the market price on the date the grants were made. The options vest over a period of between 3-4 years.

Purpose

The primary purpose of the 2004 Incentive Plan is to attract and retain the best available personnel for the Company in order to promote the success of the Company's business and to facilitate the ownership of the Company's stock by employees.

Administration

The 2004 Incentive Plan is administered by the Company's Board of Directors, as the Board of Directors may be composed from time to time. All questions of interpretation of the 2004 Incentive Plan are determined by the Board, and its decisions are final and binding upon all participants. Any determination by a majority of the members of the Board of Directors at any meeting, or by written consent in lieu of a meeting, shall be deemed to have been made by the whole Board of Directors.

Notwithstanding the foregoing, the Board of Directors may at any time, or from time to time, appoint a committee (the "Committee") of at least two members of the Board of Directors, and delegate to the Committee the authority of the Board of Directors to administer the Plan. Upon such appointment and delegation, the Committee shall have all the powers, privileges and duties of the Board of Directors, and shall be substituted for the Board of Directors, in the administration of the Plan, subject to certain limitations.

Members of the Board of Directors who are eligible employees are permitted to participate in the 2004 Incentive Plan, provided that any such eligible member may not vote on any matter affecting the administration of the 2004 Incentive Plan or the grant of any option pursuant to it, or serve on a committee appointed to administer the 2004 Incentive Plan. In the event that any member of the Board of Directors is at any time not a "disinterested person", as defined in Rule 16b-3(c)(3)(i) promulgated pursuant to the Securities Exchange Act of 1934, the Plan shall not be administered by the Board of Directors, and may only by administered by a Committee, all the members of which are disinterested persons, as so defined.

Eligibility

Under the 2004 Incentive Plan, options may be granted to key employees, officers, directors or consultants of the Company, as provided in the 2004 Incentive Plan.

Terms of Options

The term of each Option granted under the Plan shall be contained in a stock option agreement between the Optionee and the Company and such terms shall be determined by the Board of Directors consistent with the provisions of the Plan, including the following:

(a) PURCHASE PRICE. The purchase price of the Common Shares subject to each ISO shall not be less than the fair market value (as set forth in the 2004 Incentive
Plan), or in the case of the grant of an ISO to a Principal Stockholder, not less that 110% of fair market value of such Common Shares at the time such Option is granted. The purchase price of the Common Shares subject to each Non-ISO shall be determined at the time such Option is granted, but in no case less than 85% of the fair market value of such Common Shares at the time such Option is granted.

(b) VESTING. The dates on which each Option (or portion thereof) shall be exercisable and the conditions precedent to such exercise, if any, shall be fixed by the Board of Directors, in its discretion, at the time such Option is granted.

(c) EXPIRATION. The expiration of each Option shall be fixed by the Board of Directors, in its discretion, at the time such Option is granted; however, unless otherwise determined by the Board of Directors at the time such Option is granted, an Option shall be exercisable for ten(10) years after the date on which it was granted (the "Grant Date"). Each Option shall be subject to earlier termination as expressly provided in the 2004 Incentive Plan or as determined by the Board of Directors, in its discretion, at the time such Option is granted.

(d) TRANSFERABILITY. No Option shall be transferable, except by will or the laws of descent and distribution, and any Option may be exercised during the lifetime of the Optionee only by him. No Option granted under the Plan shall be subject to execution, attachment or other process.

(e) OPTION ADJUSTMENTS. The aggregate number and class of shares as to which Options may be granted under the Plan, the number and class shares covered by each outstanding Option and the exercise price per share thereof (but not the total price), and all such Options, shall each be proportionately adjusted for any increase decrease in the number of issued Common Shares resulting from split-up spin-off or consolidation of shares or any like Capital adjustment or the payment of any stock dividend.

Except as otherwise provided in the 2004 Incentive Plan, any Option granted hereunder shall terminate in the event of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of the Company. However, the Optionee shall have the right immediately prior to any such transaction to exercise his Option in whole or in part notwithstanding any otherwise applicable vesting requirements.

(f) TERMINATION, MODIFICATION AND AMENDMENT. The 2004 Incentive Plan (but not Options previously granted under the Plan) shall terminate ten (10) years from the earlier of the date of its adoption by the Board of Directors or the date on which the Plan is approved by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote thereon, and no Option shall be granted after termination of the Plan. Subject to certain restrictions, the Plan may at any time be terminated and from time to time be modified or amended by the affirmative vote of the holders of a majority of the outstanding shares of the capital stock of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with the applicable laws of the State of Delaware.

FEDERAL INCOME TAX ASPECTS OF THE 2004 INCENTIVE PLAN

THE FOLLOWING IS A BRIEF SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE PURCHASE OF SHARES UNDER THE 2004 INCENTIVE PLAN. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES TO TAXPAYERS WITH SPECIAL TAX STATUS. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE, AND DOES NOT DISCUSS ESTATE, GIFT OR OTHER TAX CONSEQUENCES OTHER THAN INCOME TAX CONSEQUENCES. THE COMPANY ADVISES EACH PARTICIPANT TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE 2004 Incentive Plan AND FOR REFERENCE TO APPLICABLE PROVISIONS OF THE CODE.

The 2004 Incentive Plan and the right of participants to make purchases thereunder are intended to qualify under the provisions of Sections 421, 422 and 423 of the Code. Under these provisions, no income will be recognized by a participant prior to disposition of shares acquired under the 2004 Incentive Plan.

If the shares are sold or otherwise disposed of (including by way of gift) more than two years after the first day of the offering period during which shares were purchased (the "Offering Date"), a participant will recognize as ordinary income at the time of such disposition the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares or (b) 15% of the fair market value of the shares on the first day of the offering period. Any further gain or loss upon such disposition will be treated as long-term capital gain or loss. If the shares are sold for a sale price less than the purchase price, there is no ordinary income and the participant has a capital loss for the difference.

If the shares are sold or otherwise disposed of (including by way of gift) before the expiration of the two-year holding period described above, the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gift of the shares is made. The balance of any gain or loss will be treated as capital gain or loss and will be treated as long-term capital gain or loss if the shares have been held more than one year.

In the case of a participant who is subject to Section 16(b) of the Exchange Act, the purchase date for purposes of calculating such participant's compensation income and beginning of the capital gain holding period may be deferred for up to six months under certain circumstances. Such individuals should consult with their personal tax advisors prior to buying or selling shares under the 2004 Incentive Plan.

The ordinary income reported under the rules described above, added to the actual purchase price of the shares, determines the tax basis of the shares for the purpose of determining capital gain or loss on a sale or exchange of the shares.

The Company is entitled to a deduction for amounts taxed as ordinary income to a participant only to the extent that ordinary income must be reported upon disposition of shares by the participant before the expiration of the two-year holding period described above.

Restrictions on Resale

Certain officers and directors of our company may be deemed to be "affiliates" of our company as that term is defined under the Securities Act. The Common Stock acquired under the 2004 Incentive Plan by an affiliate may be reoffered or resold only pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our largest customer since early 2001 has been Pantel Rt, a Hungary-based alternative telecommunications provider. Pantel Rt operates within the region and has become a significant trading partner for Euroweb Romania through the provision of direct fibre cable connection which enables companies to transmit data to a variety of destinations by utilizing the international connections of Pantel Rt.

Due to the fact that a significant portion of our revenue derives from the international/domestic leased line and Voice over Internet Protocol services, some of our representatives are located on the premises of Pantel in order to improve co-operation on international projects.

After the acquisition and consolidation of the remaining 51% of Euroweb Hungary shares that we did not already own and of Elender Rt. in 2004, the balance and volume of transactions with Pantel Rt. has changed significantly. First, the net receivable position in the past (related party receivable less related party liabilities) has changed to a net liability position through the large trade and loan liability position of Euroweb Hungary to Pantel Rt. Second, sales dependency on Pantel Rt. (i.e. percent of consolidated sales derived from Pantel Rt.) will decrease as Euroweb Hungary and Elender Rt. have insignificant sales to Pantel Rt. Third, dependency on Pantel Rt as our main supplier will increase as Pantel Rt is also the main supplier of Euroweb Hungary.

Euroweb Hungary and Euroweb Romania have engaged in transactions with Pantel Rt. Pantel Rt. receives revenue from the provision of the following services to our subsidiaries:

o Internet and related services;
o National and international leased and telephone lines;
o VOIP services;
o Consulting services; and
o Interest on a loan to our company.

The total amount of these services were USD $4,596,878 (2003: $4,290,341 - restated) during the nine month period ended September 30, 2004 of which $141,980 (2003: $163,539 restated) is interest expense and consulting fees, while the remaining balance is telecom related.

Together with our subsidiaries, we received revenue from the provision of the following services to Pantel:

o Cost of international leased lines and local telephone lines in Slovakia and Romania;
o International/national data and voice over internet protocol services for Pantel;
o Internet and related services;
o Consulting services; and
o Commission.

Total value of these services were approximately USD $5,533,618 (2003:
$3,990,294 - restated) in the nine months period ended September 30, 2004.

During the nine months ended September 30, 2004, direct sales to Pantel Rt. were 22% of total consolidated revenue. However, the dependency on Pantel is even more significant. Some third party sales of Euroweb Romania involve Pantel Rt. as the subcontractor/service provider for the international/domestic lines (hence the revenues related to Pantel Rt. are greater than the amounts paid to Pantel Rt.), and some third party customers are also clients of Pantel Rt. outside of Romania (i.e. their relationship with Pantel is stronger than their relationship with Euroweb Romania).

Effective dependency on Pantel Rt. - taking into account direct and Pantel Rt.-related sales - represents approximately 30% of total consolidated revenues of the Company and approximately 85% of total sales of Euroweb Romania. There is no such dependency in the case of Euroweb Czech, Euroweb Hungary or Euroweb Slovakia.

With respect to pricing, agreements are made at market prices or a split of the margin based on the financial investment into the specific services by each of the parties. The Company always considers alternative suppliers for each individual project.

In 2004, KPN Telecom B.V. (the majority owner of Pantel Rt. and our largest shareholder), announced its intention to divest its interest in Pantel Rt., with certain sale agreements being signed with a view to final consummation in 2005. In addition, on January 28, 2005, KPN entered into a Stock Purchase Agreement whereby it sold to CORCYRA 289,855 shares of our common stock for US $1,000,000 on February 1, 2005 and has also agreed to sell its remaining 2,036,188 shares of our common stock on or prior to April 30, 2006. If final consummation of these transactions occur, then we will no longer be a related party with Pantel Rt. It cannot be predicted in advance whether this change will have an influence on the business relationship between our company and Pantel Rt. However, our management is confident - although we cannot be assured - that the current business agreements were made on arms-length principles and are beneficial to both parties, and therefore significant changes may not occur.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of February 2, 2005 by (i) each person known by our company to own beneficially more than 5% of the outstanding Common Stock;
(ii) each director of our company; (iii) each officer of our company and (iv) all executive officers and directors as a group. Except as otherwise indicated below, each of the entities or persons named in the table has sole voting and investment powers with respect to all shares of Common Stock beneficially owned by it or him as set forth opposite its or his name.


                                  Shares
 Name and  Address           Beneficially Owned(1)   Percent  Owned    (1)
--------------------------------------------------- ----------------------------
KPN Telecom B.V. (4)               2,036,188                 38.11%
Maanplein 5
The Hague, The Netherlands

Fleminghouse Investments Limited     522,054                  9.77%
Chrysanthou Mylona 3, P.C.
3030 Limassol
Cyprus

CORCYRA d.o.o.(3)                  2,326,043                  43.53%
Verudela 17
Pula Croatia 52100

Csaba Toro  (2)(5)(6)                 94,250                  1.76%
1138 Budapest
Vaci ut 141.
Hungary


Howard Cooper (6)(7)                  25,000                     *
2135 Burgess Creek Road, Ste. #7
Steamboat Springs, CO 80477


Stewart Reich (6)(7)                  25,000                     *
18 Dorset Lane,
Bedminister, NJ 07921

Gabor Ormosy
Fleminghouse Investments Limited           0                     0
Chrysanthou Mylona 3, P.C. (3)
3030 Limassol
Cyprus

Yossi Attia (6)                            0                     0
1061 1/2 Spalding Ave.
West Hollywood, CA 90046

Ilan Kenig (6)                             0                     0
7438 Fraser Park Drive
Burnaby, BC Canada V5J 5B9

All Officers and Directors as a      144,250                  2.70%
Group (6 Persons)

* Less than one percent

(1) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares which such person has the right to acquire within 60 days after February 2, 2005. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on February 2, 2005 any security which such person or group of persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2) Mr. Toro owns, directly or indirectly, 1.76% of the issued and outstanding shares of the Company represented by options to purchase 94,250 shares.
(3) Pursuant to a Stock Purchase Agreement dated as of January 28, 2005, by and between KPN Telecom B.V. ("KPN Telecom"), a company incorporated under the laws of the Netherlands, and CORCYRA d.o.o., a Croatian company ("CORCYRA"), (the "Purchase Agreement"), KPN Telecom sold to CORCYRA 289,855 shares (the "Initial Shares") of our common stock for US $1,000,000 (the "Initial Closing"). The Initial Closing occurred on February 1, 2005. Pursuant to the Purchase Agreement, CORCYRA has also agreed to purchase and, KPN has agreed to sell, KPN Telecom's remaining 2,036,188 shares of our common stock (the "Final Shares") on April 30, 2006 (the "Final Closing"); provided, however, that upon 14 days' prior written notice to KPN Telecom, CORCYRA may accelerate the Final Closing to an earlier month-end date as specified in such notice; provided, further, that the Final Closing is subject to the satisfaction or waiver of all of the conditions to closing set forth in the Purchase Agreement. Accordingly, CORCYRA presently owns 289,855 shares of common stock and is deemed to own, pursuant to Rule 13d-3(d), promulgated under the Securities Exchance Act of 1934, as amended, the remaining 2,036,188 shares held by KPN Telecom.

(4) KPN Telecom B.V. is a subsidiary of Royal KPN N.V.
(5) An officer of the Company.
(6) A director of our company.
(7) Includes an option to purchase 25,000 shares of common stock at an exercise price of $4.21 per share. The options vest on April 13, 2004.

The foregoing table is based upon 5,342,533 shares of common stock outstanding as of February 2, 2005.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

The rights evidenced by the shares of common stock to be registered hereunder are described below. Our total authorized capital stock is 35,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of February 2, 2005 there were issued and outstanding 5,342,533 shares of common stock.

Common Stock. Each holder of common stock is entitled to one vote per share held of record on all matters submitted to a vote of the stockholders. All shares of common stock are entitled to participate in any distributions or dividends that may be declared by the board of directors, subject to any preferential dividend rights of outstanding shares of preferred stock. Subject to prior rights of creditors, all shares of common stock are entitled, in the event of our liquidation, dissolution or winding up, to participate ratably in the distribution of all our remaining assets, after distribution in full of preferential amounts, if any, to be distributed to holders of preferred stock. There are no sinking fund provisions applicable to the common stock. Our common stock has no preemptive or conversion rights or other subscription rights. All of the shares of common stock offered by us under this prospectus will, when issued, be fully paid and non-assessable.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation, as amended, provide to the fullest extent permitted by Delaware law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Certificate of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

Each Selling Stockholder (the "Selling Stockholders") of our common stock and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o privately negotiated transactions;

o settlement of short sales entered into after the date of this prospectus;

o broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

o a combination of any such methods of sale;

o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

o any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each Selling Stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

We are required to pay certain fees and expenses incurred by our company incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

                                   PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

o that a broker or dealer approve a person's account for transactions in penny stocks; and
o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must

o obtain financial information and investment experience objectives of the person; and
o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

o sets forth the basis on which the broker or dealer made the suitability determination; and
o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                              SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each entity who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

                                       Shares Beneficially Owned                         Shares Beneficially Owned
                                       Prior to the Offering (1)                          After the Offering (2)
------------------ ---------------- -------------------------------- ---------------- --------------------------------
                                                                      Total Shares
               Name                     Number          Percent        Registered        Number          Percent
----------------------------------- --------------- ---------------- ---------------- ---------------- ---------------
CERTUS Kereskedelmi Korlatolt           82,890             1.55%          82,890             0               --
Felelossegu Tarsasag(1)
Hungary
1025 Budapest Vihorlat u. 10
----------------------------------- --------------- ---------------- ---------------- ---------------- ---------------
RUMED 2000 Kft. (2)                     72,257             1.35%          72,257             0               --
Hungary
1056 Budapest
Iranyi u. 1
----------------------------------- --------------- ---------------- ---------------- ---------------- ---------------
Fleminghouse Investments Limited       522,054             9.77%         522,054             0               --
Chrysanthou Mylona 3, P.C. (3)
3030 Limassol
Cyprus
----------------------------------- --------------- ---------------- ---------------- ---------------- ---------------
Total                                                                    677,201
----------------------------------- --------------- ---------------- ---------------- ---------------- ---------------

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days.

(1) CERTUS Kereskedelmi Korlatolt Felelossegu Tarsasag is beneficially owned by Lepp Gyula, Lepp Judit, and Leppne Ruzsovics Krisztina.

(2) RUMED 2000 Kft. is beneficially owned by Dr. Koka Janos and Dr. Kokane Ruzsovics Agnes.

(3) Fleminghouse Investments Limited is beneficially owned by WALLIS BEFEKTETESI GAZDASAGI TANACSADO ES VAGYONKEZELESI RT ("Wallis"). Wallis, a limited company, with its registered seat in Hungary owns 99.9% of the outstanding ordinary shares of Fleminghouse Investments Limited. The majority shareholder of Wallis, Mr. Tibor Veres, owns 83.55% of Wallis, may be deemed the control person of the shares owned by Fleminghouse Investments Limited, with final voting power and investment control over such shares. Vitonas, the original owner of Elender Rt. has assigned all shares of Euroweb International and loans payable by Elender to Vitonas to Fleminghouse Investment Limited.

                                  LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

                                     EXPERTS

The consolidated financial statements of Euroweb International Corp. as of December 31, 2003 and for each of the years in the two year period ended December 31, 2003 have been included in this registration statement in reliance upon the reports of KPMG Hungaria Kft., an independent registered public accounting firm appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2003 balance sheet and the consolidated financial statements for each of the years in the two year period ended December 31, 2003 (1) contains an explanatory paragraph stating that the consolidated financial statements give retroactive effect to the merger of the Company and Euroweb Rt. which has been accounted for as a combination of entities under common control in a manner similar to a pooling of interests and (2) refers to a change in the method of accounting for goodwill and other intangibles in 2002.

The financial statements of ELENDER Business Communications Services Rt. included in this prospectus have been audited by Deloitte Auditing and Consulting Ltd, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                              AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Euroweb International Corp., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

                           EUROWEB INTERNATIONAL CORP.

                          INDEX TO FINANCIAL STATEMENTS



For the Nine Months Ended September 30, 2004 and 2003 (Unaudited)

                  Consolidated Balance Sheet as of September 30, 2004 (Unaudited).................F-2
                  Consolidated Statements of Operations for the nine months ended
                   September 30, 2004 and 2003 (restated) (Unaudited).............................F-3
                  Consolidated Statements of Stockholders' Equity as of
                   September 30, 2004 (Unaudited).................................................F-4
                  Consolidated Statements of Cash Flows For the nine months ended
                   September 30, 2004 and 2003 (restated) (Unaudited).............................F-5
                  Notes to the Consolidated Financial Statements (Unaudited)......................F-6

For the Years Ended December 31, 2003 (restated) and 2002 (restated)

                  Report of Independent Registered Public Accounting Firm.........................F-15
                  Consolidated Balance Sheet (restated)...........................................F-17
                  Consolidated Statement of Operations and Comprehensive Loss
                   (restated).....................................................................F-18
                  Consolidated Statement of Stockholders Equity (restated)........................F-19
                  Consolidated Statement of Cash Flows (restated).................................F-20
                  Notes to Consolidated Financial Statements  (restated)..........................F-21

Financial Statements of Elender Business Communications Services Rt. for the years ended December 31, 2003 and 2002

                  Report of Independent Public Accountants........................................F-38
                  Balance Sheets..................................................................F-39
                  Statements of Operations........................................................F-40
                  Statements of Changes in Stockholders' Deficit..................................F-41
                  Statements of Cash Flows........................................................F-42
                  Notes to Financial Statements...................................................F-43

Financial Statements of Elender Business Communications Services Rt. for the three months ended March 31, 2004 (unaudited)

                  Condensed Balance Sheets as of March 31, 2004 and
                   December 31, 2003..............................................................F-52
                  Condensed Statements of Operations for the quarters ended
                   March 31, 2004 and 2003........................................................F-53
                  Condensed Statements of Cash Flows for the quarters ended March 31,
                   2004 and 2003..................................................................F-54
                  Notes to Financial Statements...................................................F-55


Unaudited Pro Forma Consolidated Financial Statements.............................................F-56

                           EUROWEB INTERNATIONAL CORP.
                           CONSOLIDATED BALANCE SHEET
                               September 30, 2004
                                  (Unaudited)
ASSETS

  Current Assets
    Cash and cash equivalents .................................... $  4,607,608
    Investment in securities .....................................         --
    Trade accounts receivable, net ...............................    3,166,749
    Related party receivables ....................................    1,439,565
    Current portion of note receivable ...........................       21,771
    Prepaid and other current assets .............................    2,315,421
                                                                   -------------
         Total current assets ....................................   11,551,114

  Property and equipment, net ....................................    7,057,793
  Assets under construction ......................................      435,023
  Intangibles - customer contracts ...............................    2,167,015
  Goodwill .......................................................    5,943,821
                                                                   -------------
       Total assets .............................................. $ 27,154,766
                                                                   =============
LIABILITIES AND STOCKHOLDERS' EQUITY

  Current Liabilities
    Trade accounts payable ....................................... $  4,079,193
    Related party payables .......................................      928,955
    Related party loan payable - short term portion ..............      488,729
    Overdrafts and current portion of bank loans .................      435,637
    Current portion of notes payable .............................    1,053,975
    Other current liabilities ....................................      715,039
    Accrued expenses .............................................    2,157,728
    Deferred IRU revenue .........................................       46,000
    Deferred other revenue .......................................    1,116,985
                                                                   -------------
       Total current liabilities .................................   11,022,241

   Non-current portion of deferred IRU revenue ...................      808,834
   Non-current portion of related party loan payable .............      733,093
   Non-current portion of bank loans .............................      711,111
   Non-current portion of notes payable ..........................      181,712
   Non-current portion of lease obligations ......................      144,605
                                                                   -------------
       Total liabilities .........................................   13,601,596

   Commitments and contingencies

   Stockholders' Equity
   Preferred stock, $.001 par value - Authorized 5,000,000 shares;
      no shares issued or outstanding ............................         --
   Common stock, $.001 par value - Authorized 35,000,000 shares;
   Issued and outstanding 5,342,533 shares .......................       24,807
   Additional paid-in capital ....................................   50,755,993
   Accumulated deficit ...........................................  (36,066,607)
   Accumulated other comprehensive losses: .......................      (45,611)
   Treasury stock -  175,490 common shares, at cost ..............   (1,115,412)
                                                                   -------------
      Total stockholders' equity .................................   13,553,170
                                                                   -------------
      Total liabilities and stockholders' equity ................. $ 27,154,766
                                                                   =============

See accompanying notes to consolidated financial statements.

                           EUROWEB INTERNATIONAL CORP.
          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                                   (Unaudited)



                                                                                     Nine months ended
                                                                                        September 30,
                                                                                2004                2003
                                                                                                 (restated)
                                                                              -------------   -------------
Revenues

Third party                                                                   $  19,631,983   $  13,191,279
Related party                                                                     5,533,618       3,990,294

                                                                              -------------   -------------
              Total Revenues                                                     25,165,601      17,181,573


Cost of revenues (exclusive of depreciation
 and amortization shown separately below)
 Third party                                                                     11,606,917       6,764,310
 Related party                                                                    4,454,898       4,126,802

                                                                              -------------   -------------

              Total Cost of revenues (exclusive of depreciation
                                      and amortization shown separately below)   16,061,815      10,891,112




Operating expenses
   Compensation and related costs                                                 3,306,058       2,418,226
   Consulting and professional fees                                               2,158,069       1,299,616
   Other selling, general and administrative expenses                             2,836,855       1,963,853
   Depreciation and amortization                                                  1,466,329       1,301,017
                                                                              -------------   -------------
       Total operating expenses                                                   9,767,311       6,982,712

Loss from operations                                                               (663,525)       (692,251)

   Net interest (expense) income                                                   (130,113)        228,134

   Gain from sale of subsidiaries                                                    28,751         109,421

Loss before income taxes                                                           (764,887)       (354,696)
                                                                              -------------   -------------
Provision for income taxes                                                           50,455          77,057
                                                                              -------------   -------------
Net Loss                                                                           (815,342)       (431,753)
                                                                              -------------   -------------
Other comprehensive (income) loss                                                    20,109         170,443
                                                                              -------------   -------------
Comprehensive loss                                                            $    (835,451)  $    (602,196)
                                                                              =============   =============
Net loss per share, basic and diluted                                                  (.16)           (.09)

Weighted average number of shares outstanding, basic and                          4,948,753       4,665,332
diluted

          See accompanying notes to consolidated financial statements

                           EUROWEB INTERNATIONAL CORP.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (Unaudited)



                                                                                       Accumulated
                                                             Additional                   Other                           Total
                                       Common Stock          Paid-in      Accumulated  Comprehensive    Treasury      Stockholders'
                                   Shares          Amount     Capital       Deficit    Gains(Losses)      Stock          Equity
                                   ----------    --------  ------------  -------------  -------------  ------------   -------------
Balances, December 31, 2003
(restated)                         4,665,332     $24,129   $48,227,764   $(33,105,716)  $    (25,502)  $(1,115,412)   $ 14,005,263
                                   ----------    --------  ------------  -------------  -------------  ------------   -------------
Foreign currency translation
loss                                       -           -             -              -          6,274             -           6,274
Realized gain on securities                -           -             -              -        (26,383)            -         (26,383)
Deemed distribution (Note 2)               -           -             -     (2,145,549)             -             -      (2,145,549)
Compensation charge on share                                    70,121                                                      70,121
options issued to consultants
Issuance of shares (Elender Rt.      677,201         678     2,458,108                                                   2,458,786
acquisition)
Net loss for the period                    -           -             -       (815,342)             -             -        (815,342)
                                   ----------    --------  ------------  -------------  -------------  ------------   -------------
Balances, September 30, 2004       5,342,533     $24,807   $50,755,993   $(36,066,607)  $    (45,611)  $(1,115,412)   $ 13,553,170
                                   ==========    ========  ============  =============  =============  ============   =============



          See accompanying notes to consolidated financial statements

                           EUROWEB INTERNATIONAL CORP.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)




                                                                                  Nine Months Ended
                                                                                    September 30,
                                                                                 2004          2003
                                                                                            (restated)
                                                                           -------------   -------------
Cash flows from operating activities:
   Net loss ............................................................   $   (815,342)   $   (431,753)
   Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization .......................................      1,466,329       1,301,017
   Foreign currency gain ...............................................         43,428          (3,362)
   Compensation expense booked to equity (options issued to consultants)         70,121            --
   Realized gain on sale of securities .................................        (26,383)           --
   Unrealized interest income on securities ............................           --          (272,173)

Changes in operating assets and liabilities net of effects of acquisitions:
   Accounts receivable .................................................        390,083        (565,541)
   Prepaid and other assets ............................................        160,416         (67,865)
   Accounts payable, other current liabilities and accrued expenses ....       (290,065)        709,935
   Deferred revenue ....................................................         14,504         357,378
                                                                           -------------   -------------
           Net cash provided by  operating activities ..................      1,013,091       1,027,636
                                                                           -------------   -------------

Cash flows from investing activities:
   Maturity of securities ..............................................     11,464,000         499,632
   Collection on notes receivable ......................................        152,140         141,274
   Payment of acquisition indebtedness .................................           --          (180,000)
   Acquisition of 100% of Elender Rt.net of cash and transaction costs .     (6,459,219)           --
   Acquisition of 51% of Euroweb Rt., net of cash and transaction costs      (2,142,000)           --
   Acquisition of property and equipment ...............................     (1,570,738)     (1,199,353)
                                                                           -------------   -------------
           Net cash provided by (used in) investing activities .........      1,444,183        (738,447)
                                                                           -------------   -------------
Cash flows from financing activities:
   Change in bank loans and overdraft ..................................       (211,375)           --
   Repayment of notes ..................................................       (180,161)       (129,945)
                                                                           -------------   -------------
   Principal payments under capital lease obligations ..................       (425,235)       (386,187)
          Net cash used in financing activities ........................       (816,771)       (516,132)
                                                                           -------------   -------------
Effect of foreign exchange rate changes on cash ........................        (76,598)          3,615
                                                                           -------------   -------------
Net increase (decrease) in cash and cash equivalents ...................      1,563,905        (223,328)

Cash and cash equivalents, beginning of period .........................      3,043,703       2,666,526
                                                                           -------------   -------------
Cash and cash equivalents, end of period ...............................   $  4,607,608    $  2,443,198
                                                                           -------------   -------------
Significant non cash transactions:
Issuance of shares as part of Elender Rt. acquisition ..................   $  2,458,786            --
New capital leases .....................................................   $    140,251    $    245,904



          See accompanying notes to consolidated financial statements.

Euroweb International Corp.
Notes to Interim Unaudited Consolidated Financial Statements

1. (a) Organization and Business and Summary of Significant Accounting Policies

EuroWeb International Corp. (the "Company") is a Delaware corporation which was organized on November 9, 1992. The largest shareholder of Euroweb International Corp. is KPN Telecom B.V. ("KPN"), a Netherlands corporation, with a 43.6% shareholding at September 30, 2004 (beneficiary ownership is 44.19%).

The Company owns and operates Internet service providers in, Hungary, Slovakia and Romania. The Company operates in one business segment. See Note 8, Subsequent Events which describes the disposition of the operations in the Czech Republic on December 16, 2004.

Acquisition of remaining 51% of Euroweb Hungary Rt.

The Hungarian operations conducted through Euroweb Hungary Rt. were historically accounted for under the equity method in prior years as the Company owned a 49% interest. However, in February 2004, the remaining 51% of Euroweb Hungary Rt. was purchased from Pantel Telecommunication Rt. ("Pantel Rt.") and is fully consolidated in the financial statements for all periods presented (see Note 2).

The consideration paid by the Company for the 51% interest comprised EUR 1,650,000 (USD $2,105,000) in cash, guarantees for amounts owed by Euroweb Hungary Rt. to Pantel Rt., and a guarantee that Euroweb Hungary Rt. will purchase at least HUF 600 million (approximately $3 million) worth of services from Pantel Rt. in each of the three years ending December 31, 2006.

Acquisition of Elender Business Communications Rt. ("Elender Rt.")

On June 9, 2004, the Company acquired all of the outstanding shares of Elender Rt., an Internet Service Provider ("ISP") located in Hungary. Consideration paid of $9,142,572 consisted of $6,500,000 in cash and 677,201 of the Company's common shares valued at $2,508,353 excluding registration costs,, and $134,219 in transaction costs (consisting primarily of professional fees incurred related to attorneys, accountants and valuation advisors). The results of Elender Rt. have been included in the Company's consolidated financial statements from the date of acquisition.

In accordance with the purchase method of accounting prescribed by SFAS No. 141 "Business Combinations" ("SFAS 141"), the Company allocated the consideration to the tangible net assets and liabilities and intangible assets acquired, based on their estimated fair values. The Consideration has been allocated on a preliminary basis as follows:


 Fair value of Elender Rt.'s recorded assets acquired and liabilities assumed                         1,351,991
 Identified intangibles - customer contracts                                                          2,412,759
 Excess purchase of price over allocation to identifiable assets and liabilities (Goodwill)           5,377,822
                                                                                                    ------------
 Total Consideration                                                                                $ 9,142,572
                                                                                                    ============

Euroweb International Corp.
Notes to Interim Unaudited Consolidated Financial Statements

The purchase price allocation is preliminary and a final determination of the purchase accounting adjustments will be made upon the completion of a final analysis of the total purchase cost. The Company expects to finalize these matters by early 2005.

In performing this preliminary purchase price allocation of acquired intangible assets, the Company considered its intention for future use of the assets, analyses of historical financial performance and estimates of future performance of Elender Rt.'s services, among other factors. The acquired identifiable intangible assets obtained in the Company's acquisition of Elender Rt. relate to customer contracts which are being amortized over the estimated useful life of 3 years.

The Company preliminarily estimated the fair values of the identified intangibles - customer contracts using the "income" valuation approach and discount rates ranging from 16% to 18%. The discount rates selected were based in part on the Company's weighted average cost of capital and determined after consideration of the Company's rate of return on debt and equity, and the risk associated with achieving forecasted cash flows.

The excess of the purchase price over the fair value of the identifiable tangible and intangible net assets acquired was preliminarily assigned to goodwill. In accordance with SFAS No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"), goodwill will not be amortized but will be tested for impairment at least annually. The company has recognised goodwill, which arises mainly from the planned synergy effects and improvements of effectiveness between Elender and Euroweb Hungary.

The former owners of Elender Rt. received shares of common stock of the Company but each currently holds less than 10% of the outstanding shares of common stock in the Company. Accordingly, they are not considered related parties and the Elender Rt. loans payable to these former owners are shown as third party transactions in the unaudited interim consolidated financial statements of the Company.

The following table presents unaudited summarized combined results of operations of the Company and Elender Rt., and the sale of Euroweb Czech Republic on a pro forma basis, as though the companies had been combined as of January 1, 2003:

--------------------- --------------- ---------------------- --------------------- --------------------
                                      Twelve months ended     Nine months ended    Nine months ended
                                      December 31, 2003       September 30, 2004   September 30, 2003
--------------------- --------------- ---------------------- --------------------- --------------------
Revenues                              $37,370,370            $ 34,982,682          $ 32,144,782
--------------------- --------------- ---------------------- --------------------- --------------------
Net loss                              $(2,807,661)           $ (1,342,511)         $ (1,933,627)
--------------------- --------------- ---------------------- --------------------- --------------------
Net loss per share                          (0.53)                  (0.25)                (0.36)
--------------------- --------------- ---------------------- --------------------- --------------------

The above unaudited pro forma summarized results of operations are intended for informational purposes only and, in the opinion of management, are neither indicative of the financial position or results of operations of the Company had the acquisition actually taken place as of January 1, 2003, nor indicative of the Company's future results of operations. The above unaudited pro forma summarized results of operations do not include potential cost savings from operating efficiencies or synergies that may result from the Company's acquisition of Elender Rt.

(b) Principles of consolidation and basis of presentation

The unaudited consolidated financial statements comprise the accounts of the Company and its majority owned subsidiaries. All material inter-company balances and transactions have been eliminated upon consolidation and all adjustments, consisting mainly of normal recurring accruals, necessary for a fair presentation, have been made.

The unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP").

The unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company for the year ended December 31, 2003, including the notes thereto.

(c) Use of estimates

The preparation of consolidated financial statements requires management to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of

Euroweb International Corp.
Notes to Interim Unaudited Consolidated Financial Statements

revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions made by the Company include the period of benefit and recoverability of goodwill and other intangible assets. Actual results could differ from those estimates.

(d) Fair value of financial instruments

The carrying values of cash equivalents, investment in debt securities, notes and loans receivable, accounts payable, loans payable and accrued expenses approximate fair values.

(e) Revenue recognition

Revenue Recognition--The Company applies the provisions of SEC Staff Accounting Bulletin ("SAB") No. 104, Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB No. 104 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, the Company recognizes revenue related to its billable services when (i) persuasive evidence of an arrangement exists, (ii) services have been rendered, (iii) the fee is fixed or determinable and (iv) collectibility is reasonably assured. Generally, these criteria are met monthly as the Company's service is provided on a month-to-month basis and collection for the service is generally made within 30 days of the service being provided.

Billable services revenues are recognized in the period in which fees are fixed or determinable and the related services are provided to the user. When the Company's subscribers pay in advance for services, revenue is recognized ratably over the period in which the related services are provided. Advance payments from users are recorded on the balance sheet as deferred revenue. In circumstances where payment is not received in advance, revenue is only recognized if collectibility is reasonably assured.

Access revenues consist of monthly fees charged to customers for dial-up Internet access services. Access revenues also consist of fees charged for high-speed, high-capacity access services including digital subscriber line ("ADSL") and leased lines. Voice revenue relates to the transmission of voice information in digital form in discrete packets. Revenues are recognized on a monthly basis based on usage.

Data revenue refers to the provision of leased lines to business customers. Revenues are derived from monthly fixed fees and are recognized in the month earned.

Domain registration revenue is usually billed in advance for a period of between 0-2 years. It is recorded as deferred revenue on the balance sheet and is taken into income monthly on a straight-line basis.

Web design relates to services performed for customers who require assistance with setting up a web page. Revenue is recognized once the final product has been accepted by the customer. Any work-in-progress is classified as ,,other assets" on the balance sheet.

Hosting revenues consist of fees earned by leasing server space and providing web services to companies and individuals wishing to present a web or e-commerce presence. Revenues are derived from monthly fixed fees and are recognized in the month earned.

Revenues from prepaid calling card sales are recognized when the customer uses the cards and are based on the ratio of actual minutes used to minutes purchased. Once the prepaid calling cards expire, any remaining prepaid amounts are recognized as revenues.

In 2002, the Company entered into an agreement to provide transmission capacity to a customer pursuant to an indefeasible rights-of-use agreement ("IRU"). Since the Company's IRU does not involve a transfer of title and other factors, management believes the agreement does not qualify for up-front sales treatment despite collection in full of the $920,000 arrangement fee. The Company has accounted for this transaction as an operating lease under Financial Accounting Standards Board Interpretation No. 13, "Accounting for Leases" ("FAS 13"). This accounting has resulted in a substantial amount of deferred revenue being recorded on the balance sheet. Revenue attributable to the lease is being recognized on a straight-line basis over the term of the 20-year lease agreement (monthly $3,833).

The Company is also obligated to maintain its network in efficient working order and in accordance with industry standards. The customer is obligated for the term of the agreement to pay for their allocable share of the costs for operating and maintaining the network.

(f) Cost of revenues (excluding depreciation and amortization)

Euroweb International Corp.
Notes to Interim Unaudited Consolidated Financial Statements

Cost of revenues (excluding depreciation and amortization) comprise principally of telecommunication network expenses, costs of content services and cost of leased lines.

(g) Foreign currency translation

The Company considers the United States Dollar ("US$") to be the functional currency of the Company and unless otherwise stated, the respective local currency to be the functional currency of its subsidiaries. The reporting currency of the Company is the US$ and accordingly, all amounts included in the consolidated financial statements have been translated into US$.

The balance sheets of subsidiaries are translated into US$ using the year end exchange rates. Revenues and expenses are translated at average rates in effect for the periods presented. The cumulative translation adjustment is reflected as a separate component of shareholders' equity on the consolidated balance sheet.

The Company conducts business and maintains its accounts for its subsidiary, Euroweb Romania in the Romanian Lei ("ROL"). In Romania, which has a hyper-inflationary economy, the U.S. dollar is used as the functional currency. The Company's financial statements prepared in ROL are remeasured into U.S. dollars using the following policies:

|X| Monetary assets and liabilities are remeasured into the functional currency using the exchange rate at the balance sheet date.

|X| Non-monetary assets and liabilities are remeasured into the functional currency using historical exchange rates.

|X| Revenues, expenses, gains and losses are remeasured into the functional currency using the average exchange rate for the period except for revenues and expenses related to non-monetary items that are remeasured using historical exchange rates.

The net effect of re-measurement from the local currency into the functional currency (US$) is included in the determination of net profit and loss, under `Other selling, general and administration expenses'. Foreign currency transaction gains and losses for all subsidiaries are included in the consolidated results of operations for the periods presented.

(h) Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Equipment accounted for as capital leases are stated at the present value of minimum lease payments at the inception of the lease, less accumulated depreciation. The Company provides for depreciation of equipment using the straight-line method over the shorter of estimated useful life or the lease term.

Recurring maintenance on property and equipment is expensed as incurred.

Any gain or loss on retirements and disposals are included in the results of operations.

(i) Goodwill and Other Intangibles

Goodwill results from business acquisitions and represents the excess of purchase price over the fair value of net assets acquired. Amortization was computed over the estimated future period of benefit (generally five years) on a straight-line basis until December 31, 2001. On January 1, 2002 the Company adopted Statement of Financial Accounting Standard No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets," which establishes that goodwill and intangible assets acquired in a business combination and that have indefinite useful lives are no longer amortized but rather are tested at least annually for impairment. The first step of this test requires the Company to compare the carrying value of any reporting unit that has goodwill to the estimated fair value of the reporting unit. When the current fair value is less than the carrying value, the Company performs the second step of the impairment test. This second step requires the Company to measure the excess of the recorded goodwill over the current value of the goodwill by performing an exercise similar to a purchase price allocation, and to record any excess as an impairment.

Intangible assets that have finite useful lives (whether or not acquired in a business combination) are amortized over their estimated useful lives but also reviewed for impairment in accordance with FASB No. 144 "Accounting for Impairment or Disposal of Long Lived Assets". Intangibles consist of customer lists which were acquired as a result of a purchase of assets and are being amortized over the estimated future period of benefit of five years. The assessment of recoverability and possible impairment are determined using estimates of undiscounted future cash flows. The Company measures impairment based on the amount by which the carrying value of the customer lists exceeds its fair market value. Fair market value is determined primarily using the projected future cash flows discounted at a rate commensurate with the risk involved.

Euroweb International Corp.
Notes to Interim Unaudited Consolidated Financial Statements

The Company has preliminarily assigned approximately $2.4 million to customer contract intangible assets related to the acquisition of Elender Rt., and these assets are being amortized over a period of three years. The Company had initially assigned a value of $5.7 million to Goodwill related to the acquisition of Elender Rt. However, a subsequent fixed asset valuation by an independent valuation expert increased the value initially assigned to fixed assets by $ 330,000 and therefore Goodwill was revised to $5.4 million in the third quarter of 2004. As discussed in Note 1 a final determination of the purchase accounting adjustments is expected by early 2005.

(j) Stock-Based compensation

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations including FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25" issued in March 2000, to account for its fixed plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123.At September 30, 2004, the Company had one stock-based compensation plan. On April 28, 2004, the Company granted 125,000 options to the Chief Executive Officer and an additional 240,000 options to seven employees and consultants of the Company. The exercise price of the options ($4.78) is equal to the market price on the date the grants were made.

Except for the compensation expense recorded for two consultants, no stock-based employee compensation cost is reflected in net income (loss), as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. For stock-based compensation grants to non-employees, the Company recognizes as compensation expense the fair market value of such grants as calculated pursuant to SFAS No. 123, amortized ratably over the lesser of the vesting period of the respective option or the individual's expected service period. The compensation charge for the two consultants of $70,121is included in the net income is for the nine months ended September 30, 2004.

Under the accounting provisions of SFAS No. 123, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below:

                                                                  Nine months ended September 30,
                                                                    2004                2003
                                                                  ----------         ----------
Net loss:
    Net loss as reported                                          $(815,342)         $(431,753)
    Additional FAS 123 compensation expense                        (553,027)                 -
    Pro forma net loss                                           (1,368,369)          (431,753)

Basic and diluted loss per share:
    As reported                                                   $   (0.16)         $   (0.09)
    Pro forma                                                         (0.28)             (0.09)

To determine pro forma information as if we had accounted for employee stock options under the fair-value method as defined by SFAS No. 123, we used the Black-Scholes method, assuming no dividends, as well as the following: weighted average assumptions: expected life of 6 years, volatility of 88% and risk free rate of 4%.

Euroweb International Corp.
Notes to Interim Unaudited Consolidated Financial Statements

2. Business Combination following the "as-if"-pooling of interest method of accounting

On February 12, 2004, the Company entered into a Share Purchase Agreement with a related party, Pantel Rt. to acquire the remaining 51% of Euroweb Hungary shares that the Company did not already own. Pantel Rt.'s majority shareholder is also KPN. As this was a transaction between entities under common control (At the date of the acquisition, KPN owned 50.17% of the voting common shares of the Company and 75% of the voting common shares of Pantel Rt.), the transaction was recorded in a manner similar to a pooling-of-interest, and accordingly the historical consolidated financial statements have been restated to include the financial position, results of operations and cash flows of Euroweb Hungary for all periods presented. Since the purchase consideration was in excess of Euroweb Hungary's book value by $ 2,145,549 it is accounted for as a deemed distribution to KPN which results in a deduction from retained earnings.

It should be noted that prior to the February 12, 2004 transaction the Hungarian operations conducted through Euroweb Hungary were accounted for under the equity method in 2003 and 2002 as the Company held 49% of the shares of Euroweb Hungary.

In order to ensure that the transaction was concluded at arm's length, the two KPN Board members that are common to the Company and KPN were not involved in the transaction as they recused themselves from the decision making process. Accordingly, the transaction was reviewed and approved by an independent committee consisting solely of the two independent Board members with the assistance of Csaba Toro the Company's CEO and former Chairman of the Board.

3. Related party loan payable

A subsidiary of the Company has a loan from PanTel Rt. of HUF 245 million (approximately $1.174 million) plus 13% annual interest.

Pursuant to the Loan Agreement, the subsidiary is obligated to repay in full the Loan with interest, paying principal in five equal semi-annual instalments on December 1, 2004, June 30, 2005, December 31, 2005, June 30, 2006 and December 31, 2006 and paying interest semi-annually on June 30, 2004, December 1, 2004, June 30, 2005, December 31, 2005, June 30, 2006 and December 31, 2006.

4. Bank loans, overdraft, and notes payable

On June 1, 2004, Elender Rt. (which is now a wholly owned subsidiary) entered into a bank loan agreement with Commerzbank (Budapest) Rt. The agreement consists of a loan facility of HUF 300 million (approximately $1.5 million) of which approximately $1,000,000 was outstanding at September 30, 2004. The loan is to be repaid in quarterly installments of HUF 14.5 million (approximately $72,500), commencing November 30, 2004. The interest rate is BUBOR (Budapest Interbank Offered Rate) + 1.35%.

In addition, the bank also provided an overdraft facility of HUF 150 million (approximately $720,000) to Elender Rt., of which approximately $146,389 was drawn down as at September 30, 2004. The interest rate is BUBOR (Budapest Interbank Offered Rate) + 1%.

Notes payable (approximately $1,235,687 as at September 30, 2004) relate to outstanding Elender Rt. liabilities to three previous shareholders of Elender Rt. Fleminghouse Investments Limited, Certus Kft. and Rumed 2000 Kft.. Approximately $508,000 is payable on December 31, 2004, while the remaining amount is payable in four equal quarterly installments of HUF 36.438 million (approximately $182,000), with the final payment on December 31, 2005. Euroweb International Corp. Notes to Interim Unaudited Consolidated Financial Statements

Euroweb International Corp.
Notes to Interim Unaudited Consolidated Financial Statements

5. Stockholders' Equity

On April 28, 2004, the Company granted 125,000 options to the Chief Executive Officer and an additional 195,000 options to five employees and 45,000 options to two consultants of the Company. All of these options have an exercise price equal to the market price on day of grant ($4.78), vest over a period of between 3-4 years and relate to future services to be performed. There were no options or warrants exercised during this period. As the Company follows APB 25 with respect to accounting for grants made to employees, no compensation expense was recorded for the options granted to the Chief Executive Officer and the five employees. However, the Company will recognize total compensation charges of approximately $162,000 for the grants made to the two consultants, which will be expensed over the vesting period of three years (compensation expense for the nine month period ended September 30, 2004 was $70,121).

In connection with the acquisition of Elender Rt. (Note 1), the Company issued 677,201 of common shares. The Company is required to register the shares of common stock issued in connection with the Elender Rt. acquisition.

6. Commitments and Contingencies

(a) Employment Agreements

The Company entered into a six-year agreement with its Chief Executive Officer, Csaba Toro, which commenced January 1, 2000, and provided for an annual compensation of $96,000. The agreement was amended in 2004. The amended agreement provides for an annual salary of $150,000 and a bonus of up to $100,000 (guaranteed minimum of $50,000) in 2004, and an annual salary of $200,000 and a bonus of up to $150,000 in 2005.

(b) Lease agreements

The Company's subsidiaries have entered into various capital leases for vehicles and internet equipment (approximately $ 126,368 due in 2005, $ 73,265 due in 2006, and $ 7,955 due in 2007), as well as non-cancelable agreements for office premises ($ 584,264 in each of 2005 and 2006, $ 512,964 in 2007 and $416,000 in
2008).

(c) 20 years' usage rights

Euroweb Romania has provided an Indefeasible Right of Use for transmission capacity on 12 pairs of fiber over a period of 20 years. The construction was finished in April 2003. For the duration of the agreement, Euroweb Romania is obliged to use all reasonable endeavours to ensure the Cable System is maintained in efficient working order and in accordance with industry standards.

(d) Euroweb Hungary Rt. acquisition

A subsidiary of the Company has committed to purchase at least HUF 600 million (approximately $3 million) worth of services from Pantel Rt. in each of 2004-2006.

(e) Elender Rt. acquisition

The Company is in the process of registering the shares of common stock issued in connection with the Elender Rt. acquisition. Pursuant to section 1 of the Registration Rights Agreement signed on June 1, 2004 with the Sellers of Elender Rt., if the shares of common stock are not registered within 120 days of Closing (Closing was on June 9, 2004) for reasons attributable to the Company, a penalty of $ 2,000 per day is payable until the shares are registered. Although the shares have yet to be registered, the Company is currently in discussions with the former shareholders of Elender Rt. to obtain a waiver of the penalty, if any.

(f) Legal Proceedings

The Company is a member of ICANN (Internet Corporation for Assigned Names and Numbers), which is the association of domain registrations worldwide. The Company, as a representative of ICANN in Slovakia, started to provide registration and administration of second level domains for organizations located in the Slovak Republic in January 2003 (total revenues in 2003 approximately $250,000).

Euroweb International Corp.
Notes to Interim Unaudited Consolidated Financial Statements

The Association of Internet Providers in Slovakia ("API") started a legal procedure relating to the deadline for registering in order to migrate to the new domain registration system. Initially Euroweb Slovakia set a deadline of early 2003 for registration, but extended this deadline to November 2003 due to the lack of registrants. API claims that this was unfair to early registrants as they had to pay six or seven months of additional fees more than the registrants who registered in November 2003. On 15 July 2004, the Anti-Monopoly Office dismissed the claim of API. However, API can appeal against this decision although management is confident that the decision of the Anti-Monopoly Office will be upheld. API has not filed an appeal to date.

There are no known significant legal procedures that have been filed and are outstanding against the Company.

(g) Capital expenditure commitment

In August 2004, Euroweb Romania won a tender to provide domestic leased line services over a period of 10 years. In connection with this transaction, the company estimates that an investment of approximately $1,600,000 will be required, of which approximately $350,000 has already been spent. The remaining $ 1,250,000 will be spent over the next six months.

7. Related Party Transactions

The provision of international/domestic leased line and VOIP services are being provided in conjunction with Pantel Rt., an entity which is majority owned and controlled by KPN Telecom B.V. (which is also the largest shareholder of the Company as at September 30, 2004 it held 43.6% of the Company's outstanding shares of common stock, beneficiary ownership was 44.19%). In the first nine months of 2004 and fiscal 2003, Pantel Rt. was the most significant trading partner of the Company comprising approximately 67% of the 2004 revenues of Euroweb Romania (translating into 22% of the consolidated revenues of the Company).

8. Subsequent events

(a) Capital expenditure commitment

In August 2004, Euroweb Romania won a tender to provide domestic leased line services over a period of 10 years. In connection with this transaction, the company estimates that - investments of approximately $1,600,000 will be made by the second quarter of 2005.

(b) Sale of Euroweb Czech Republic

On November 29, 2004, the Company signed an agreement to dispose of all of its shares in its wholly-owned subsidiary, Euroweb Czech for cash of $500,000. However, as a part of the transaction, the Company effectively forgave $400,000 of loans receivable from Euroweb Czech. The closing occurred on December 16, 2004. Under the terms of the agreement, the Buyer has a right for a claim under representation and warranties up to a maximum of $200,000. The sale of Euroweb Czech will be accounted for as discontinued operations in the financials statements of the Company. The Company recognized a gain in the fourth quarter of 2004 of approximately US $405,000 on the sale of Euroweb Czech.

Euroweb International Corp.
Notes to Interim Unaudited Consolidated Financial Statements

9. Segment information

The following table summarizes financial information by geographic area for the nine months ended September 30, 2004 and 2003 after intercompany eliminations and allocation of certain salaries and revenues/direct cost to the respective countries for better analysis:

2004                      Slovakia        Czech         Romania   Hungary         Corporate        Total
Revenues                 2,901,760      736,844       9,092,167   12,434,830              -      25,165,601
Profit /(loss)             260,901      (66,192)        197,180     (102,805)    (1,104,426)       (815,342)
Total assets               238,441       32,181       2,207,134    5,015,060              -       7,492,816

2003                      Slovakia        Czech         Romania   Hungary         Corporate        Total

Revenues                 2,469,216      894,315       7,537,308    6,280,734              -     $17,181,573
Profit /(loss)              54,620     (221,570)        188,227     (195,069)      (257,961)       (431,753)
Total assets               349,232       69,117       1,692,382      925,704              -       3,036,435

Costs and revenues have been allocated to the respective countries. Goodwill and related impairment amounts are recorded in the books of the Corporate entity and allocated to segments.

                  EUROWEB INTERNATIONAL CORP. AND SUBSIDIARIES

Consolidated Balance Sheet as of December 31, 2003, and Consolidated Statements of Operations & Comprehensive Loss, Stockholders' Equity, and Cash Flows for the Years ended December 31, 2003 and 2002

           Report of the Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Euroweb International Corp.

We have audited the accompanying consolidated balance sheet of Euroweb International Corp. and subsidiaries as of December 31, 2003, and the consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for the years ended December 31, 2003 and 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Euroweb International Corp. and subsidiaries as of December 31, 2003, and the consolidated results of their operations and their cash flows for the years ended December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 1(k) to the restated consolidated financial statements, the Company changed its method of accounting for goodwill and other intangibles in 2002.

The consolidated financial statements give retroactive effect to the purchase of Euroweb Rt. by the Company on February 29, 2004 which has been accounted for as a combination of entities under common control in a manner similar to a pooling of interests as described in Note 2 to the consolidated financial statements.

KPMG Hungaria Kft.
Budapest, Hungary
December 1, 2004

Euroweb International Corp. and subsidiaries Consolidated Balance Sheet December 31, 2003

                                                                             2003
                                                                      Restated (Note 2)
ASSETS
  Current assets:
    Cash and cash equivalents (note 3) ...............................   $  3,043,703
    Investment in securities (note 4) ................................     11,449,669
    Trade accounts receivable, less allowance for doubtful accounts of
     $1,053,064 ......................................................   $  1,305,268
    Related party trade receivables ..................................      1,145,069
    Note receivable (note 5) .........................................        173,911
    Prepaid and other current assets .................................      1,604,424
                                                                         -------------
         Total current assets ........................................     18,722,044

  Property and equipment, net (note 6) ...............................      2,782,239
  Assets under construction ..........................................         47,853
  Goodwill (note 7) ..................................................        566,000
                                                                         -------------
       Total assets ..................................................   $ 22,118,136
                                                                         =============
                   LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
    Trade accounts payable ...........................................   $  1,323,747
    Related party trade payables .....................................      1,962,152
    Short term related party loan payable (note 10) ..................        235,679
    Other current liabilities ........................................        903,275
    Accrued expenses .................................................        619,821
    Deferred IRU revenue (note 8) ....................................         46,000
    Deferred other revenues ..........................................      1,007,464
                                                                         -------------
       Total current liabilities .....................................      6,098,138

    Long term related party loan (note 10) ...........................        942,715
    Non-current portion of deferred IRU revenue (note 8) .............        843,334
    Non-current portion of lease obligations (note 8) ................        228,686
                                                                         -------------
       Total liabilities .............................................      8,112,873

   Commitments and contingencies (note 13)

   Stockholders' equity
   Preferred stock, $.001 par value - Authorized 5,000,000 shares;
      no shares issued or outstanding ................................           --
   Common stock, $.001 par value - Authorized 12,500,000 shares;
      issued and outstanding 4,665,332 shares ........................         24,129
   Additional paid-in capital ........................................     48,227,764
   Accumulated deficit ...............................................    (33,105,716)
   Accumulated other comprehensive loss ..............................        (25,502)
   Treasury stock - 175,490 common shares, at cost ...................     (1,115,412)
                                                                         -------------
      Total stockholders' equity .....................................     14,005,263
                                                                         -------------
      Total liabilities and stockholders' equity .....................   $ 22,118,136
                                                                         =============

          See accompanying notes to consolidated financial statements.

Euroweb International Corp. and subsidiaries Consolidated Statements of Operations and Comprehensive Loss Years Ended December 31, 2003 and 2002

                                                                                                        2003                 2002
                                                                                               Restated (Note 2)   Restated (Note 2)

Revenues

Third party          ...........................................................................   $ 17,540,011        $ 14,495,646
Related party        ...........................................................................      5,740,709           4,981,774

                                                                                                  -------------       -------------
              Total Revenues ...................................................................     23,280,720          19,477,420


Cost of revenues (exclusive of depreciation and amortization shown separately below)
 Third party          ..........................................................................      8,827,513           7,490,713
 Related party        ..........................................................................      5,796,350           4,226,778

                                                                                                  -------------       -------------

          Total Cost of revenues (exclusive of depreciation and amortization
            shown separately below) ............................................................     14,623,863          11,717,491



Operating expenses
   Compensation and related costs ..............................................................      3,173,720           3,309,788
   Severance to officers .......................................................................           --             2,020,832
   Consulting, professional and directors fees .................................................      2,135,056           1,558,864
   Other selling, general and administrative expenses ..........................................      2,723,011           2,846,094
   Goodwill impairment (Note 7) ................................................................        980,538           2,930,271
   Impairment of intangibles (Note 7) ..........................................................        100,364             448,500
   Depreciation and amortization ...............................................................      1,727,796           1,702,239
                                                                                                  -------------       -------------
               Total operating expenses ........................................................     10,840,485          14,816,588
                                                                                                  -------------       -------------
Loss from operations ...........................................................................     (2,183,628)         (7,056,659)

   Net interest income .........................................................................        344,570             353,632
   Gain on sale of subsidiaries  (Note 11) .....................................................        109,621                --


Loss before income taxes ......................................................................      (1,729,437)         (6,703,027)
Provision for income taxes .....................................................................         61,590                --
                                                                                                  -------------       -------------

 Net loss......................................................................................      (1,791,027)         (6,703,027)


Other comprehensive (loss) income..............................................................        (261,644)            379,465
                                                                                                  -------------       -------------
Comprehensive loss ............................................................................    $ (2,052,671)       $ (6,323,562)
                                                                                                  =============       =============

Net loss per share, basic .....................................................................           (0.38)              (1.44)

Weighted average number of shares outstanding .................................................       4,665,332           4,665,332

          See accompanying notes to consolidated financial statements

Euroweb International Corp. and subsidiaries Consolidated statement of stockholders' equity Year ended December 31,

                                                                                          Accumulated
                                                              Additional                     Other                        TOTAL
                                        Common Stock          Paid-in      Accumulated   Comprehensive   Treasury     Stockholders'
                                       Shares      Amount     Capital        Deficit     Gains(Losses)     Stock         Equity
                                     ----------   --------  ------------  --------------  ----------    ------------    ------------
Balances, December 31, 2001          4,665,332    $24,129   $48,227,764   $ (24,611,662)  $(143,323)    $(1,115,412)    $22,381,496
(Restated - Note 2)

Foreign currency translation loss            -          -             -               -     160,687               -         160,687
(Restated - Note 2)
Reclassification of realized gain                                                           (26,434)                        (26,434)
included in net income
Unrealized loss on securities                -          -             -               -     245,212               -         245,212
available for sale
Net loss for the period
(Restated - Note 2)                          -          -             -      (6,703,027)          -               -      (6,703,027)
                                     ----------   --------  ------------  --------------  ----------    ------------    ------------
Balances, December 31, 2002
(Restated - Note 2)                  4,665,332    $24,129   $48,227,764   $ (31,314,689)   $236,142     $(1,115,412)    $16,057,934
                                     ==========   ========  ============  ==============  ==========    ============    ============
Foreign currency translation loss            -          -             -               -     (45,237)              -
(Restated - Note 2)                                                                                                         (45,237)
Unrealized loss on securities                -          -             -               -    (216,407)              -        (216,407)
available for sale (Note 4)
Net loss for the period
(Restated - Note 2)                          -          -             -      (1,791,027)          -               -      (1,791,027)
                                     ----------   --------  ------------  --------------  ----------    ------------    ------------
Balances, December 31, 2003
(restated - Note 2)                  4,665,332    $24,129   $48,227,764   $ (33,105,716)   $(25,502)    $(1,115,412)    $14,005,263
                                     ==========   ========  ============  ==============  ==========    ============    ============

          See accompanying notes to consolidated financial statements

Euroweb International Corp. and subsidiaries Consolidated Statements of Cash Flows Year Ended December 31, 2003 and 2002

                                                                                  2003                2002
                                                                            (restated note 2)   (restated note 2)
Cash flows from operating activities

   Net loss ...............................................................   $ (1,791,027)   $ (6,703,027)

   Adjustments to reconcile net loss to net cash provided by (used in)
operating
   activities:
   Depreciation and amortization ..........................................      1,727,796       1,702,239
   Goodwill impairment ....................................................        980,538       2,930,271
   Intangibles impairment - customer lists ................................        100,364         448,500
   Amortization of discount on acquisition indebtedness ...................          5,232          15,380
   Gain on sale of subsidiaries ...........................................       (109,621)           --
   Provision on doubtful accounts .........................................        120,859         272,377
   Foreign currency loss ..................................................        101,134          35,041
   Realized gain on sale of investment securities .........................         (7,113)        (26,434)
   Unrealized interest income on investment securities ....................       (360,539)       (357,046)

Changes in operating assets and liabilities net of effects of acquisitions:
   Accounts receivable ....................................................       (685,063)       (768,499)
   Prepaid and other assets ...............................................        314,505          24,218
   Accounts payable, other current liabilities and accrued expenses .......        664,106          77,640
   Deferred revenue .......................................................        320,268         896,836
                                                                              -------------   -------------
           Net cash provided by (used in) operating activities ............      1,381,439      (1,452,504)
                                                                              -------------   -------------


Cash flows from investing activities:
   Investment in securities ...............................................           --       (13,506,666)
   Maturity of securities .................................................        798,567      16,654,820
   Payment of acquisition indebtedness ....................................       (180,000)       (180,000)
   Collection on notes receivable .........................................        190,065         194,296
   Proceeds from sale of subsidiaries .....................................          4,933            --
   Acquisition of Company, net of cash (cash greater than purchase price) .           --           215,859
   Repayment of loan receivable ...........................................       (129,945)           --
   Acquisition of property and equipment ..................................     (1,171,983)     (1,574,722)
                                                                              -------------   -------------
           Net cash (used in) provided by investing activities ............       (488,363)      1,803,587
                                                                              -------------   -------------

Cash flows from financing activities:
   Principal payments under capital lease obligations .....................       (616,611)       (545,320)
   Related party loan .....................................................              -       1,088,115
                                                                              -------------   -------------
          Net cash (used in) provided by financing activities .............       (616,611)        542,795

Effect of foreign exchange rate changes on cash ...........................        100,712          22,188
                                                                              -------------   -------------

Net increase in cash and cash equivalents .................................        377,177         916,066
Cash and cash equivalents, beginning of year ..............................      2,666,526       1,750,460
                                                                              -------------   -------------
Cash and cash equivalents, end of year ....................................   $  3,043,703    $  2,666,526
                                                                              =============   =============
Supplemental disclosure:
Interest paid .............................................................   $    158,306       $ 186,145
Income taxes paid .........................................................   $     61,590            --
New capital leases ........................................................   $    378,855       $ 358,404

          See accompanying notes to consolidated financial statements.

1. Summary of Significant Accounting Policies and Practices

(a) Description of business

Euroweb International Corp. (the "Company") is a Delaware corporation which was organized on November 9, 1992. The controlling owner of Euroweb International Corp. is KPN Telecom BV (,,KPN"), a Netherlands corporation, which was also the majority owner in 2003 and 2002.

The Company operates in the Czech Republic, Hungary, Romania and Slovakia, through its subsidiaries Euroweb Czech Republic spol. s.r.o. ("Euroweb Czech"), Euroweb Rt ("Euroweb Hungary"), Euroweb Slovakia a.s. ("Euroweb Slovakia") and Euroweb Romania S.A. ("Euroweb Romania"). On December 16, 2004, the Company sold Euroweb Czech (see Note 18f). The Company operates in one industry segment, providing Internet access and additional value added services to business customers.

The revenues come from the following four sources:

(1) Internet Service Provider (Internet access, Content and Web services, Other services) (2) International/domestic leased line, Internet Protocol data services (3) Voice over Internet Protocol services (4) Facilities (lease of fibre optic cables (see Note 1(e))

For the services in points (2) and (3) above, the primary customer of the Company in 2003 and 2002 was Pantel Rt. ("Pantel"). Pantel is majority owned by KPN and a related party (See Note 13).

(b) Principles of consolidation and basis of presentation

The consolidated financial statements comprise the accounts of the Company and its majority owned subsidiaries. All material inter-company balances and transactions have been eliminated upon consolidation.

(c) Use of estimates

The preparation of consolidated financial statements requires management to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions made by the Company include the period of benefit and recoverability of goodwill and other intangible assets. Actual results could differ from those estimates.

(d) Fair value of financial instruments

The carrying values of cash equivalents, investment in debt securities, notes and loans receivable, accounts payable, loans payable and accrued expenses approximate fair values.

(e) Revenue recognition

Revenue Recognition--The Company applies the provisions of SEC Staff Accounting Bulletin ("SAB") No. 104, Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB No. 104 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, the Company recognizes revenue related to its billable services when (i) persuasive evidence of an arrangement exists, (ii) services have been rendered, (iii) the fee is fixed or determinable and (iv) collectibility is reasonably assured. Generally, these criteria are met monthly as the Company's service is provided on a month-to-month basis and collection for the service is generally made within 30 days of the service being provided.

Billable services revenues are recognized in the period in which fees are fixed or determinable and the related services are provided to the user. When the Company's subscribers pay in advance for services, revenue is recognized ratably over the period in which the related services are provided. Advance payments from users are recorded on the balance sheet as deferred revenue. In circumstances where payment is not received in advance, revenue is only recognized if collectibility is reasonably assured.

Access revenues consist of monthly fees charged to customers for dial-up Internet access services. Access revenues also consist of fees charged for high-speed, high-capacity access services including digital subscriber line ("ADSL") and leased lines. Voice revenue relates to the transmission of voice information in digital form in discrete packets. Revenues are recognized on a monthly basis based on usage.

Data revenue refers to the provision of leased lines to business customers. Revenues are derived from monthly fixed fees and are recognized in the month earned.

Domain registration revenue is usually billed in advance for a period of between 0-2 years. It is recorded as deferred revenue on the balance sheet and is taken into income monthly on a straight-line basis.

Web design relates to services performed for customers who require assistance with setting up a web page. Revenue is recognized once the final product has been accepted by the customer. Any work-in-progress is classified as ,,other assets" on the balance sheet.

Hosting revenues consist of fees earned by leasing server space and providing web services to companies and individuals wishing to present a web or e-commerce presence. Revenues are derived from monthly fixed fees and are recognized in the month earned.

Revenues from prepaid calling card sales are recognized when the customer uses the cards and are based on the ratio of actual minutes used to minutes purchased. Once the prepaid calling cards expire, any remaining prepaid amounts are recognized as revenues.

In 2002, the Company entered into an agreement to provide transmission capacity to a customer pursuant to an indefeasible rights-of-use agreement ("IRU"). Since the Company's IRU does not involve a transfer of title and other factors, management believes the agreement does not qualify for up-front sales treatment despite collection in full of the $920,000 arrangement fee. The Company has accounted for this transaction as an operating lease under Financial Accounting Standards Board Interpretation No. 13, "Accounting for Leases" ("FAS 13"). This accounting has resulted in a substantial amount of deferred revenue being recorded on the balance sheet. Revenue attributable to the lease is being recognized on a straight-line basis over the term of the 20-year lease agreement (monthly $3,833).

The Company is also obligated to maintain its network in efficient working order and in accordance with industry standards. The customer is obligated for the term of the agreement to pay for their allocable share of the costs for operating and maintaining the network.

(f) Cost of revenues (excluding depreciation and amortization)

Cost of revenues (excluding depreciation and amortization) comprise principally of telecommunication network expenses, costs of content services and cost of leased lines and are recognized as incurred.

(g) Foreign currency translation

The Company considers the United States Dollar ("US$") to be the functional currency of the Company and unless otherwise stated, the respective local currency to be the functional currency of its subsidiaries. The reporting currency of the Company is the US$ and accordingly, all amounts included in the consolidated financial statements have been translated into US$.

The balance sheets of subsidiaries are translated into US$ using the year end exchange rates. Revenues and expenses are translated at average rates in effect for the periods presented. The cumulative translation adjustment is reflected as a separate component of shareholders' equity, "other comprehensive income
(loss)", on the consolidated balance sheet for Euroweb Czech, Euroweb Hungary and Euroweb Slovakia.

The Company conducts business and maintains its accounts for Euroweb Romania in the Romanian Lei ("ROL"). Romania is considered a highly inflationary economy and, therefore the U.S. dollar is used as the functional currency. The Company's financial statements presented in ROL are remeasured into U.S. dollars using the following policies:

|X| Monetary assets and liabilities are remeasured into the functional currency using the exchange rate at the balance sheet date.

|X| Non-monetary assets and liabilities are remeasured into the functional currency using historical exchange rates.

|X| Revenues, expenses, gains and losses are remeasured into the functional currency using the average exchange rate for the period except for revenues and expenses related to non-monetary items that are remeasured using historical exchange rates.

The net effect of re-measurement from the local currency (ROL) into the functional currency (US$) is included in the determination of net profit and loss, under `Other selling, general and administration expenses'.

Foreign currency transaction gains and losses are also included in the consolidated results of operations for the periods presented.

(h) Cash and cash equivalents

Cash and cash equivalents at December 31, 2003 include cash at bank and short-term deposits of less than three months duration.

(i) Investment in securities

Investments in marketable debt securities are classified as available-for-sale and are recorded at fair value with any unrealized holding gains or losses included as a component of other comprehensive income until realized. Investments with remaining maturities of greater than one year are classified as long-term, while those with remaining maturities of less than one year are classified as short-term. A decline in the market value of available-for-sale securities below cost that is deemed to be other-than-temporary temporary results in a reduction in the carrying value amount to fair value. Such impairment is charged to earnings and a new cost basis for the security is established. In assessing whether an impairment is other-than-temporary, the Company considers several factors including, but not limited to, the ability and internet to hold the investment, reason and duration for the impairment and forecasted performance of the investee.

(j) Property and equipment

Property and equipment are stated at cost, less accumulated depreciation. Equipment purchased under capital lease is stated at the present value of minimum lease payments at the inception of the lease, less accumulated depreciation. The Company provides for depreciation of equipment using the straight-line method over the shorter of estimated useful lives of up to four years or the lease term. Total depreciation for the years ended December 31, 2003 and 2002 was $1,660,887 and $1,513,012 respectively.

Recurring maintenance on property and equipment is expensed as incurred.

Any gain or loss on retirements and disposals are included in the results of operations.

(k) Goodwill and Intangibles

Goodwill results from business acquisitions and represents the excess of purchase price over the fair value of net assets acquired. Amortization was computed over the estimated future period of benefit (generally five years) on a straight-line basis until December 31, 2001. On January 1, 2002 the Company adopted Statement of Financial Accounting Standard No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets," which establishes that goodwill and intangible assets acquired in a business combination and that have indefinite useful lives are no longer amortized but rather are tested at least annually for impairment. The first step of this test requires the Company to compare the carrying value of any reporting unit that has goodwill to the estimated fair value of the reporting unit. When the current fair value is less than the carrying value, the Company performs the second step of the impairment test. This second step requires the Company to measure the excess of the recorded goodwill over the current value of the goodwill by performing an exercise similar to a purchase price allocation, and to record any excess as an impairment.

Intangible assets that have finite useful lives (whether or not acquired in a business combination) are amortized over their estimated useful lives but also reviewed for impairment in accordance with FASB No. 144 "Accounting for Impairment or Disposal of Long Lived Assets". Intangibles consist of customer lists which were acquired as a result of a purchase of assets and are being amortized over the estimated future period of benefit of five years. The assessment of recoverability and possible impairment are determined using estimates of undiscounted future cash flows. The Company measures impairment based on the amount by which the carrying value of the customer lists exceeds its fair market value. Fair market value is determined primarily using the projected future cash flows discounted at a rate commensurate with the risk involved.

(l) Net loss per share

The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share," ("SFAS No. 128"), which provides for the calculation of "basic" and "diluted" earnings per share. Basic earnings (loss) per share include no dilution and is computed by dividing income(loss) attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share reflects the potential effect of common shares issuable upon exercise of stock options and warrants in periods in which they have a dilutive effect. The Company had potentially dilutive common stock equivalents for the years ended December 31, 2003 and 2002, which were not included in the computation of diluted net loss per share because they were antidilutive.

(m) Comprehensive income

Comprehensive income includes all changes in equity except those resulting from investments by, and distributions to, owners. All items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company has chosen to present a Combined Statement of Operations and Comprehensive Loss.

(n) Business segment reporting

The Company's operations fall into one industry segment: providing Internet access and additional value added services to business customers. Substantially all of the Company's revenues are derived from the provision of such services. The Company manages its operations, and accordingly determines its operating segments, on a geographic basis. Consequently, the Company has four operating segments: Euroweb Czech, Euroweb Hungary, Euroweb Romania, and Euroweb Slovakia.

(o) Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities, net of appropriate valuation allowances, are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities, if any, are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(p) Stock-Based compensation

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations including FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25" to account for its fixed plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") and FASB Statement No. 148, ,,Accounting for Stock-Based Compensation
- Transition and Disclosure, an amendment of FASB Statement No. 123"established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by existing standards, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123, as amended.

Under the accounting provisions of SFAS No. 123, the Company's 2003 and 2002 net loss and net loss per share would have been increased to the pro forma amounts indicated below:


                                                  2003                 2002
Net loss:
    Net loss as reported                     $(1,791,027)        $(6,703,027)
    Compensation expense                         (22,826)                  -
    Pro forma net loss                        (1,813,853)         (6,703,027)

Basic and diluted loss per share:
    As reported                              $     (0.38)        $     (1.44)
    Pro forma                                      (0.39)              (1.44)

(q) Recently Issued Accounting Standards

On April 30, 2003, the FASB issued FASB Statement No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which amends FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, to address (1) decisions reached by the Derivatives Implementation Group, (2) developments in other Board projects that address financial instruments, and (3) implementation issues related to the definition of a derivative. The Company does not believe that FAS 149 will have any impact on its financial statements.

FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, was issued in May 2003. This Statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The Statement also includes required disclosures for financial instruments within its scope. For the Company, the Statement was effective for instruments entered into or modified after May 31, 2003 and otherwise will be effective as of January 1, 2004, except for mandatory redeemable financial instruments. For certain mandatorily redeemable financial instruments, the Statement will be effective for the Company on January 1, 2005. The effective date has been deferred indefinitely for certain other types of mandatorily redeemable financial instruments. The Company currently does not have any financial instruments that are within the scope of this Statement.

In December 2003, the Securities and Exchanges Commission ("SEC") issued Staff Accounting Bulletin ("SAB") 104, "Revenue Recognition". SAB 104 revises or rescinds certain SAB guidance in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations relating to revenue recognition. This bulletin is effective immediately. The Company believes that its current revenue recognition policies comply with SAB 104.

In December 2003, the FASB issued FASB Interpretation No. 46 (revised December
2003), Consolidation of Variable Interest Entities (VIE), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. The Company will be required to apply FIN 46R by December 31, 2004. The Company currently has no VIE's.

(r) Recently Adopted Accounting Standards

In June 2001, FASB Statement No. 143, Accounting for Asset Retirement Obligations, was issued Statement. 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets. The Company also would record a corresponding asset that is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation would be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The Company was adopted Statement 143 on January 1, 2003. The adoption of Statement 143 had no effect on the Company's financial statements.

In June 2002, FASB Statement No. 146, Accounting for Cost Associated with Exit or Disposal Activities, was issued. Statement 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, ,,Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity". The provisions of Statement 146 were effective for exit or disposal activities initiated after December 31, 2002, with early application encouraged. The adoption of Statement 146 had no effect on the Company's financial statements.

In November 2002, FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34, was issued. This Interpretation enhances the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation were applicable to guarantees issued or modified after December 31, 2002 and the disclosure requirements were effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FASB Interpretation No. 45 had no effect on the Company's financial statements.

In December 2002, FASB Statement No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123, was issued. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, Statement 148 amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements. The Company has elected to continue to apply the intrinsic value-based method of accounting, and has adopted the disclosure requirements of SFAS No. 123, as amended.

2. Business Combination following the "as-if" pooling-of-interest method of accounting

On February 12, 2004, the Company entered into a Share Purchase Agreement with a related party, Pantel Rt. ("Pantel") to acquire the remaining 51% of Euroweb Hungary shares that the Company did not already own. Pantel's majority shareholder is also KPN. As this was a transaction between entities under common control (At the date of the acquisition, KPN owned 50.17% of the voting common shares of the Company and 75% of the voting common shares of Pantel Rt.), the transaction was recorded in a manner similar to a pooling-of-interest, and accordingly the historical consolidated financial statements have been restated to include the financial position, results of operations and cash flows of Euroweb Hungary for all periods presented. Since the purchase consideration was in excess of Euroweb Hungary's book value by $ 2,145,549 it is accounted for as a distribution to KPN which resulted in a deduction from retained earnings at the closing of the transaction (February 29, 2004). There were no intercompany transactions requiring elimination in any period.

The following table shows the historical results of the Company and Euroweb Hungary for the periods prior to the consummation of the merger:


                                        2003             2002
     Revenues
     The Company                   $ 14,761,374        $12,940,631
     Euroweb Hungary                  8,519,346          6,536,789
                                   ------------- ------------------
       Total                        $23,280,720        $19,477,420
                                   ------------- ------------------
     Net Loss
     The Company                   $ (1,466,439)       $(5,894,234)
     Euroweb Hungary                   (324,588)        (1,488,430)
                                   ------------- ------------------
       Total                        $(1,791,027)       $(6,703,027)
                                   ------------- ------------------



Prior to the February 12, 2004 transaction the Company's 49% interest in Euroweb Hungary was accounted for under the equity method.

3. Cash Concentration

All cash and cash equivalents are held in current accounts as of December 31, 2003. Approximately $550,000 is held in the United States, and approximately $400,000 is held in United States dollars in Romania, Slovakia and Hungary. Approximately $200,000 is held in Romania in Euro. The remaining amounts are held in local currency in Romania, Slovakia, Hungary and the Czech Republic.

4. Investment in Securities

The Company holds investments in United States Treasury Notes with a face value of $11,464,000, which matured on February 15, 2004. During 2003, the Company sold United States Treasury Notes with a face value of $805,000 for $798,567.

During 2003, the Company recorded gross unrealized losses of $253,539, gross unrealised gains of $30,019, gross realised gains of $7,113, and the accretion of interest on the Notes of $360,539. In 2002, the Company recorded gross unrealized gains of $245,212, gross realised gains of $26,434, gross realised losses of $1,006, and the accretion of interest on the Notes of $357,046. Amounts reclassified out of accumulated other comprehensive income into earnings was based on average cost.

5. Notes Receivable

In December 1998, the Company sold its entire shareholding in a wholly-owned Hungarian subsidiary, Teleconstruct Epitesi, for $1,500,000. The sale was satisfied by a payment of $500,000 in January 1999 and the receipt of a promissory note for $1,000,000 payable in sixty equal monthly installments, including interest at approximately 7.3% per annum. The note is collateralized by a building. The receivable is due to be fully collected by the end of 2004.

6. Property and equipment -

Property and equipment as at December 31, 2003 comprise the following:



                                                     2003           Useful Life
                                                     ----           -----------
     Software                                     $ 718,024           3 years
     Internet equipment                           4,083,408           3 years
     Fibre optic cables-Romania                   1,136,600          20 years
     Vehicles                                       992,915         4-5 years
     Other                                        1,475,327         3-5 years
                                                ------------
       Total                                      8,406,274
       Less accumulated depreciation             (5,624,035)
                                                ------------
                                                $ 2,782,239
                                                ============

7. Goodwill and Other intangible assets



Acquired Intangible Assets
Goodwill and other intangible assets as at December 31, 2003 comprise the following:


                                                                       2003
                                                                       ----
    Customer lists                                                  $1,150,000
    Goodwill                                                        10,202,165
                                                                    -----------
      Total                                                         11,352,165
      Less impairment Customer lists                                  (548,864)
      Less impairment -Goodwill                                     (5,843,007)
      Less accumulated amortization-Customer lists                    (601,136)
      Less accumulated amortization-Goodwill                        (3,793,158)
                                                                    -----------
                                                                      $566,000
                                                                    ===========

No goodwill was recorded in 2003.

Amortization charged during 2003 was $66,909. The customer lists were obtained during the course of the purchase of assets from a Romanian company in 2000.

Impairment Charges

At the beginning of 2004 and 2003 the Company performed an annual impairment test relating to the goodwill recorded in its books as of December 31, 2003 and 2002. Euroweb Romania, Euroweb Czech, and Euroweb Slovakia were identified as `reporting units' under SFAS 142. The Company compared the fair value of the reporting units to their carrying amounts, noting that the carrying amounts in each case were higher than their fair values. The Company then compared the implied fair value of each reporting unit's goodwill with their carrying amounts and recorded an impairment charge of $980,538 (2002: $2,016,000). The impairment relating to Euroweb Slovakia was $563,000 (2002: $442,000), Euroweb Czech was $92,581 (2002:
$746,000) and Euroweb Romania was $324,957 (2002: $828,000). The remaining goodwill as of December 31, 2003 for Euroweb Romania is $566,000 (2002: $ 890,957). The Goodwill relating to Euroweb Czech and Euroweb Slovakia have been fully impaired.

In 2002, an analysis of Euroweb Romania's customers and revenues generated by the purchased customer list indicated that most of the customers on this customer list were lost during the year. Therefore, the Company recorded an impairment of $448,500, with the balance of $184,000 being amortized over the remaining estimated period of benefit of 33 months. At the end of 2003, the company again assessed the recoverability of the outstanding amount and wrote down the remaining value ($100,364) to zero. The impairment was mainly due to the fact that most of the customers migrated to other service providers.

8. Leases

Capital leases

The Company is committed under various capital leases, which expire over the next four years. The amount of assets held under capital leases included in property and equipment is as follows:


                                                                2003
                                                                ----
       Leased Internet equipment gross value                  1,094,257
       Leased vehicles gross value                              447,405
          Total gross book value leased assets                1,800,483
       Less accumulated depreciation                         (1,024,245)
                                                             -----------
          Total net book value leased assets                   $517,417
                                                             ===========
The following is a schedule of future minimum capital lease payments (with initial or remaining lease terms in excess of one year) as of December 31, 2003:



            2004                                              $ 524,876
            2005                                                189,461
            2006                                                 32,588
            2007                                                 24,197
            2008                                                  6,050
Total minimum lease payments                                    777,172
Less interest costs                                             (87,086)
                                                              ----------
Present value of future minimum lease payments                  690,086
Less:   current installments                                   (461,400)
                                                              ----------
           Non-current portion of lease obligations            $228,686
                                                              ==========



The current portion of lease obligations are included in `Other current liabilities' on the Balance Sheet.

Operating leases

The Company's subsidiaries in Slovakia and the Czech Republic each (as Lessee) have five year non-cancelable lease agreements for office premises. Remaining minimal rental payments total approximately $769,980; $168,264 in each of the years 2004-2006, and $96,924 in 2007.

In 2002, the Company (as Lessor) entered into a twenty year Indefeasible Right of Use agreement (,,IRU") to provide transmission capacity and collected the $920,000 lease payment in full in the same year (See note 1(e)).

9. Acquisition Indebtedness

In connection with the acquisition of Euroweb Romania S.A., the company assumed indebtedness of $ 540,000 from a selling shareholder. The indebtedness is payable in three yearly installments of $180,000, commencing June 1, 2001. The last payment was made in June 2003.

10. Related party loan payable

During 2002 Pantel Rt., a related party, provided a loan of HUF 245,000,000 (approximately $ 1.18 million) to a subsidiary of the Company. The loan bears interest at a rate of 13%. The full balance of the loan is outstanding at December 31, 2003 and is repayable in five equal instalments from December 2004 semi-annually until the end of 2006.

11. Gain on sale of subsidiaries

In 2003, Euroweb Hungary sold two subsidiaries for approximately $ 5,000. A gain of $ 109,621 was recorded on the sales due to the fact that both subsidiaries had net liabilities at the time of sale.

12. Income taxes

The income tax expense in 2003 of $61,590 (2002: nil) relates entirely to current foreign tax.

The difference between the total expected tax expense (benefit) and tax expense for the years ended December 31, 2003 and 2002 is accounted for as follows:

c
                                                                   2003                         2002
                                                         Amount             %          Amount           %
                                                       ---------          ------      --------        ------
Computed expected tax
  Benefit                                             $(588,009)          (34.00)   $(2,279,029)      (34.00)

State Taxes Net of Federal Benefit                            -             0.00       (398,160)       (5.94)

  Foreign Tax Rate Differential                         178,740            10.34      1,616,087        24.11

  Utilization of net operating losses
  not previously recognized                             (51,529)           (2.98)             -         0.00

Change in tax rates                                     194,390            11.24              -         0.00

Non-deductible expenses                                 333,383            19.28              -         0.00

Other                                                         -             0.00       (106,352)       (1.59)

Change in Valuation Allowance                            (5,385)           (0.31)     1,167,454        17.42
                                                       ---------           ------     ---------        ------
Total Expense (Benefit)                                 $61,590             3.56%         $   -         0.00%
                                                       =========           ======     =========        ======

The change in the tax rates results from the fact that the corporate tax rate in Hungary was 18% for 2003 and prior years, but in 2003, the Hungarian parliament enacted a tax rate of 16% for 2004 and subsequent years. The net impact of the change in tax rates has no material impact on the financial statements as the Company has provided a full valuation allowance for deferred tax assets (see below).

The tax effects of temporary differences that give rise to significant portions of deferred tax assets at December 31, 2003 and 2002 are as follows:



                                                 2003               2002
                                              -----------        -----------
      Deferred Tax Assets:
        Net Operating Loss Carryovers         $5,241,133         $5,058,773
        Other                                     76,351             46,389
        Capital Loss Carryovers                   63,801          1,278,955
                                              -----------        -----------
      Gross Deferred Tax Assets                5,381,385          6,384,117
      Valuation Allowance                     (5,381,385)        (6,384,117)
                                              -----------        -----------
      Net Deferred Tax Assets                 $        -         $        -
                                              ===========        ===========



The valuation allowance was $4,174,553 at January 1, 2002. During 2003, the valuation allowance decreased by $1,002,732, while during 2002 it increased by $2,209,564.

The Company has unused net operating loss carryforwards at December 31, 2003 of approximately $18.5 million available to offset future taxable income. Such carryforwards expire in various years from 2008 through 2023, although $8.2 million arose in the first three years of operations in Hungary and as such are eligible to be carried forward indefinitely under current Hungarian Tax Legislation. The Tax Acts of some jurisdictions contain provisions which may limit the net operating loss carryforwards available to be used in any given year if certain events occur, including significant changes in ownership interests. The Company has not assessed the impact of these provisions on the availability of Company loss carryovers since the deferred tax assets are fully offset by the valuation allowance.

The Company has unused capital loss carryovers at December 31, 2003 of approximately $187,650. Capital loss carryforwards expire in 2004.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will not realize the benefits of these deductible differences at December 31, 2003.

13. Related party transactions

General: The largest customer of the Company since early 2001 has been Pantel Rt., a Hungary-based alternative telecommunications provider. Pantel operates within the region and has become a significant trading partner for Euroweb Romania through the provision of a direct fiber cable connection, which enables companies to transmit data to a variety of destinations by utilizing the international connections of Pantel. Due to the increase in revenues from International/domestic leased line and VOIP services provided in conjunction with Pantel, some of the representatives of the Company have moved to the premises of Pantel in order to improve the effectiveness of the co-operation on international projects and daily operational issues. Csaba Toro, Chief Executive Officer of Euroweb International Corp., was also the Chief Executive Officer of Pantel until February 2003.

Transactions: Both Euroweb Slovakia and Euroweb Romania have engaged in transactions with Pantel:

(a) Pantel provides the following services to the subsidiaries of the Company:

- Internet bandwidth
- National leased and telephone lines within Hungary - VOIP services
- Consulting services

The total amount of these services purchased from Pantel was $5,796,350 during 2003 (2002: $4,226,778). Additionally, consulting services amounted to $292,864 in 2003.

(b) The Company and its subsidiaries provided the following services to Pantel:

- International leased lines and local loops in Slovakia and Romania - International IP and VOIP services
- Certain consultants are hired by the Company, but also work on projects for Pantel. In these cases, Pantel is recharged a portion of the consulting fees

The total value of these services sold was approximately $5,740,709 in 2003 (2002: $4,981,774).

Direct sales to Pantel were 25% of total consolidated revenue in 2003 and 2002. However, the dependency on Euroweb Romania on Pantel is even more significant. Some third party sales involve Pantel as the subcontractor/service provider for the international/domestic lines, and some third party customers were introduced to the Company by Pantel (i.e. their relationship with Pantel is stronger than their relationship with Euroweb Romania).

Effective dependency on Pantel - taking into account direct and Pantel-related sales - represents approximately 38% of total consolidated revenues of the Company and approximately 88% of total sales of Euroweb Romania. There is no such dependency in the case of Euroweb Czech or Euroweb Slovakia.

Pricing: Agreements are made at market prices or a portion of the margin based on the financial investment into the specific services by each of the parties. The Company considers alternative suppliers for individual projects, when appropriate.

There were no other significant related party transactions in 2003.

14. Commitments and Contingencies

(a) Employment Agreements

An employment agreement with the Chief Executive Officer which provided for aggregate annual compensation of $96,000 through December 31, 2005 was amended in 2004. The amended agreement provides for an annual salary of $150,000 and a bonus of up to $100,000 (guaranteed minimum of $50,000) in 2004, and an annual salary of $200,000 and a bonus of up to $150,000 in 2005.

(b) Lease agreements

The Company's subsidiaries have entered into various capital leases for vehicles and internet equipment, as well as non-cancelable agreements for office premises. Refer to Note 8 (Leases). The Company entered into capital leases for vehicles in Romania, which were delivered in the first quarter of 2004. Total future minimum lease payments under this agreement will be $96,837.

(c) 20 years' usage rights

In 2002, Euroweb Romania provided an Indefeasible Right of Use for transmission capacity on 12 pairs of fiber (see Note 8) over a period of 20 years, commencing in 2003. For the duration of the agreement, Euroweb Romania is obliged to use all reasonable endeavours to ensure the Cable System is maintained in efficient working order and in accordance with industry standards.

(d) Legal Proceedings

The Company is a member of ICANN (Internet Corporation for Assigned Names and Numbers), which is the association of domain registrations worldwide. The Company, as a representative of ICANN in Slovakia, started to provide registration and administration of second level domains for organizations located in the Slovak Republic in January 2003 (total revenues in 2003 approximately $250,000).

The Association of Internet Providers in Slovakia ("API") started a legal procedure relating to the deadline for registering in order to migrate to the new domain registration system. Initially Euroweb Slovakia set a deadline of early 2003 for registration, but extended this deadline to November 2003 due to the lack of registrants. API claims that this was unfair to early registrants as they had to pay six or seven months of additional fees more than the registrants who registered in November 2003. On 15 July 2004, the Anti-Monopoly Office dismissed the claim of API. However, API can appeal against this decision although management is confident that the decision of the Anti-Monopoly Office will be upheld. As of December 1, 2004 API has not filed an appeal.

There are no known significant legal procedures that have been filed and are outstanding against the Company.

15. Stock Option Plan and Employee Options

a) Stock Option Plan

Under the Company's Stock Option Plan (the "Plan") which expired in 2003, an aggregate of 134,000 shares of common stock were authorized for issuance. The Plan provides that incentive and nonqualified options may be granted to officers, directors and consultants of the Company for the purpose of providing an incentive to those persons. The Plan may be administered by either the Board of Directors or a committee of three directors appointed by the Board (the "Committee"). The Board or Committee determines, among other things, the persons to whom stock options are granted, the number of shares subject to each option, the date or dates upon which each option may be exercised and the exercise price per share.

Options granted under the Plan are generally exercisable for a period of up to six years from the date of grant. Options terminate upon the option holder's termination of employment or consulting arrangement with the Company, except that, under certain circumstances, an option holder may exercise an option within the three-month period after such termination of employment. An option holder may not transfer any options although an option may be exercised by the personal representative of a deceased option holder within the three-month period following the option holder's death. Incentive options granted to any employee who owns more than 10% of the Company's outstanding common stock immediately before the grant must have an exercise price of not less than 110% of the fair market value of the underlying stock on the date of the grant. Moreover, the exercise term may not exceed five years. The aggregate fair market value of common stock (determined at the date of grant) for which any employee may exercise incentive options in any calendar year may not exceed $100,000. In addition, the Company will not grant a nonqualified option with an exercise price less than 85% of the fair market value of the underlying common stock on the date of the grant.

As of December 31, 2003, the total number of shares for which options have been issued and are exercisable pursuant to the Plan is 46,000 (2002: 61,500). No options were granted under the plan in 2003 and 2002.

(b) Other Options

The Company has issued exercisable options pursuant to employment agreements. As of December 31, 2003 fully vested options are outstanding and exercisable for 63,000 shares pursuant to the employment agreement with Mr. Csaba Toro, CEO. The options were granted on April 2, 1999 (with exercise price equal to stock price at date of grant) and expire on April 2, 2005. The options are exercisable at $
10.00 per share.

On October 13 2003, the Company granted two Directors 100,000 options each, at an exercise price (equal to the fair value on that day) of $4.21 per share, with 25,000 options vesting on each April 13 of 2004-2007.

(c) Accounting for stock-based options

Stock options and employment agreement options are all considered options which come under the guidelines of stock-based compensation. For options granted to employees at exercise prices equal to the fair market value of the underlying common stock at the date of grant, no compensation cost is recognized. In 2003, grants were made to two Directors where the exercise price was equal to the fair market price at the date of grant and therefore no expense was recognized as the Company has elected to continue to apply the intrinsic value-based method of accounting described in APB 25 (See Note 1 (p)).

SFAS No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123"), requires the Company to provide pro forma information regarding net income and earnings per share as if compensation cost for the Company's stock options had been determined in accordance with the fair value-based method prescribed in SFAS No. 123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model. No grants were made in 2002 and consequently in 2002 the reported loss is the same as the pro forma loss, as all previous grants vested prior to 2002.

The amount calculated as total compensation expense in 2003 under SFAS No. 123 is $632,766 (calculated at grant date using Black-Scholes valuation model with volatility of 88%, interest rate of 4%, expected life of 6 years and a no-dividend assumption) for the options granted to the directors on October 13, 2003. Under the accounting provisions of SFAS No. 123, this compensation expense is recorded over the vesting period of the options and the Company's 2003 net loss and net loss per share would have increased to the pro forma amounts indicated below:



                                                2003                2002
    Net loss:

        Net loss as reported                $(1,791,027)      $(6,703,027)
        Compensation expense                    (22,826)                -
        Pro forma net loss                   (1,813,853)       (6,703,027)

    Basic and diluted loss per share:
        As reported                         $     (0.38)      $     (1.44)
        Pro forma                                 (0.39)            (1.44)


The following table summarizes the total number of shares for which options have been issued (Stock Option Plan, Employment Agreements and grants to Directors) and are outstanding:



                                               2003                  2002
                                          ----------------      --------------
                                              Weighted                Weighted
                                              average                 average
                                              exercise                exercise
                                Options       Price       Options     Price
                                ---------     ---------   ---------   --------
Outstanding, January 1,          124,500        $9.00      319,500     $8.99
Granted                          200,000         4.21            -         -
Cancelled                              -            -     (185,000)     8.93
Expired                          (15,500)        7.65      (10,000)    10.00
                                ---------     ---------   ---------   --------
Outstanding, December 31,        309,000         5.95      124,500      9.00
                                =========     =========   =========   ========

The 200,000 options granted to Directors in 2003 are exercisable as follows:
50,000 exercisable on each April 14 of 2004, 2005, 2006, and 2007. The remaining 109,000 options outstanding as at December 31, 2003 are all exercisable as at December 31, 2003.

No options were exercised in 2003 and 2002.

At December 31, 2003 the range of exercise prices and weighted average remaining contractual life of outstanding options was $4.21 - $10.47 and 1.56 years-, respectively.

16. Stock Warrants

As at December 31, 2003 and 2002, the total number of shares for which warrants have been issued and are exercisable (at $ 11 per share) is 10,000. The warrants expired unexercised on May 2, 2004.

17. Geographic information

The Company's operations fall into one industry segment: providing Internet access and additional value added services to business customers. The Company manages its operations, and accordingly determines its operating segments, on a geographic basis. Consequently, the Company has four operating segments: Euroweb Czech, Euroweb Hungary, Euroweb Romania, and Euroweb Slovakia. The performance of geographic operating segments is monitored based on net income or loss from operations (before income taxes, interest, and foreign exchange gains/losses). The accounting policies of the segments are the same as those described in the summary of accounting policies in Note 1. There are no inter-segment sales revenues.

The following tables summarize financial information by geographic segment for the year ended December 31, 2003 and 2002:

Geographic information for 2003


                                   Slovakia       Czech         Romania   Hungary         Corporate        Total

3rd party revenues               3,424,633    1,163,662       4,539,215    8,412,501             -       $17,540,011
Pantel related revenues                  -            -       5,633,864      106,845             -         5,740,709
Total revenues                   3,424,633    1,163,662      10,173,079    8,519,346             -        23,280,720



Depreciation                       328,182       91,663         466,853      841,098                       1,727,796
Intangible impairment                    -            -         100,364            -                         100,364
Goodwill impairment                563,000                       92,581      324,957             -           980,538

Interest income                     18,990          463           3,934       82,012       390,349           495,748
Interest expense                    28,269          213          24,333       93,132         5,231           151,178
Net interest (expense)
income                              (9,279)         250         (20,399)     (11,120)      385,118           344,570

Income tax                               -            -          61,590            -             -            61,590

Net loss                          (457,092)    (404,734)       (399,232)    (214,967)     (315,002)       (1,791,027)

Fixed assets, net                  326,788       48,068       1,575,851      879,385                       2,830,092
Fixed asset additions               94,954        8,978         752,848      310,270                       1,167,050
Goodwill                                 -            -         566,000            -                         566,000

Geographic information for 2002:

   2002                           Slovakia        Czech         Romania   Hungary         Corporate        Total

3rd party revenues               2,651,744    1,415,541       4,000,005    6,428,356             -       $14,495,646
Pantel related revenues            105,342            -       4,767,999      108,433             -         4,981,774
Total revenues                   2,757,086    1,415,541       8,768,004    6,536,789             -        19,477,420



Depreciation                       391,396       88,312         550,058      664,073         8,400         1,702,239
Intangible impairment                    -            -         448,500            -             -           448,500
Goodwill impairment                442,000      746,000         828,000      914,271             -         2,930,271

Interest income                      5,584        1,281           4,696       77,353       450,863           539,777
Interest expense                    35,408        2,624          23,835      108,898        15,380           186,145
Net interest (expense)
income                             (29,824)      (1,343)        (19,139)     (31,545)      435,483           353,632

Net profit/(loss)                   87,024     (728,491)       (137,069)    (808,793)   (5,115,698)       (6,703,027)

                                 F-34

Fixed assets, net                  511,546      117,915       1,700,462    1,269,652             -         2,969,575
Fixed asset additions              372,811      117,729         198,378      608,177         3,340         1,300,435
Goodwill                           563,300       92,581         890,657            -             -         1,546,538
Customer lists                           -            -         167,273            -             -           167,273

Goodwill and related impairment amounts are recorded in the books of the Corporate entity and allocated to reporting units.

18. Subsequent events

(a) Acquisition of Elender Business Communications Rt.

On June 9, 2004 the Company acquired all of the outstanding shares of Elender Business Communications Rt., a leading ISP in Hungary for USD 6,500,000 in cash and 677,201 of the Company's shares of common stock. Under the terms of this agreement, the Company has placed 248,111 unregistered shares of newly issued (in the name of the Company) common stock with an escrow agent as security for approximately $1.5 million loans payable to former shareholders of Elender. The shares will be returned to the Company from escrow once the outstanding loans have been fully repaid. However, if there is a default on the outstanding loan, then the shares will be issued to the other party and the Company is then obliged to register these shares.

Summarized historical financial information of Elender Rt. is shown below:



                                            2003                  2002

       Total Assets                      $ 7,760,000         $10,172,000
       Net Assets                           $(88,800)          $(397,900)

       Total Revenues                    $20,994,000         $20,596,000
       Net (Loss) Income                   $(518,000)           $153,000

(b) VAT in Romania

During 2003, the Romanian Tax Authorities conducted an audit relating to the Company's accounting for VAT with respect to foreign invoices. Due to this investigation, the Tax Authorities did not process VAT reclaims of $766,589 which were recorded in `prepaids and other current assets' as at December 31, 2003. The Tax Authorities have finalized their report and assessed penalties of $ 168,154, which are recorded in other selling, general and administrative expenses. In February 2004, the VAT receivable, net of the $168,154 penalty was refunded by the Tax Authority.

(c) Sale of subsidiary

On April 13, 2004, the Company sold its 100% shareholding in Neophone Rt. (a non-operational subsidiary of Euroweb Hungary) for approximately $60,000. Under the terms of the sale the Company has indemnified the Buyer for any unaccrued costs, fines, penalties and lawsuits which relate to a period prior to the sale.

(d) Granting of stock options

On April 28, 2004, the Company granted 125,000 options to the Chief Executive Officer and an additional 195,000 options to five employees and 45,000 options to two consultants of the Company. All of these options have an exercise price equal to the market price on day of grant ($4.78), vest over a period of between 3-4 years and relate to future services to be performed. As the Company follows APB 25 with respect to accounting for grants made to employees, no compensation expense will be recorded for the options granted to the Chief Executive Officer and the five employees. However, the Company will recognize total compensation charges of approximately $162,000 for the grants made to the two consultants, which will be expensed over the vesting period of three years.

(e) Capital expenditure committment

In August 2004, Euroweb Romania won a tender to provide domestic leased line services over a period of 10 years. In connection with this transaction, the company estimates that - investments of approximately $1,600,000 will be made by the second quarter of 2005.

(f) Sale of Euroweb Czech Republic

On November 29, 2004, the Company signed an agreement to dispose of all of its shares in its wholly-owned subsidiary, Euroweb Czech for cash of $500,000. However, as a part of the transaction, the Company effectively forgave $400,000 of loans receivable from Euroweb Czech. The closing occurred on December 16, 2004. Under the terms of the agreement, the Buyer has a right to make claims against the Company for up to $200,000 under representation and warranties provisions of the sale agreement. This provision is applicable for claims made within 12 months of closing. The sale of Euroweb Czech will be accounted for as discontinued operations in the financials statements of the Company. The Company recognized a gain in the fourth quarter of 2004 of approximately US $405,000 on the sale of Euroweb Czech.

Financial statements Of Elender Business Communications Services Rt.

                          Independent Auditors' Report

       To the Shareholders of Elender Business Communications Services Rt.

We have audited the accompanying balance sheets of Elender Business Communications Services Rt. (the "Company") as of December 31, 2003 and 2002, and the related statements of operations, shareholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Elender Business Communications Services Rt. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.





                                       /s/ Deloitte
                                       ------------
                                       Deloitte
                                       Budapest, Hungary



July 2, 2004

Elender Business Communications Services Rt.

                                 Balance Sheets
                           December 31, 2003 and 2002
                                   In HUF'000



                                                                                                   2003         2002
                                                                                               ----------    ----------
ASSETS
  Current assets:
    Cash and cash equivalents ..............................................................       76,702       145,069
    Trade accounts receivable, net .........................................................      201,152       548,471
    Related party receivables ..............................................................       54,663       181,477
    Prepaid and other current assets .......................................................      257,631       150,692
                                                                                               ----------    ----------
         Total current assets ..............................................................      590,148     1,025,709

  Property and equipment, net ..............................................................      920,909     1,156,048
  Investment in affiliate ..................................................................      102,248       108,605
                                                                                               ----------    ----------
    Total assets ...........................................................................    1,613,305     2,290,362
                                                                                               ==========    ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities:
    Trade accounts payable .................................................................      324,444       172,535
    Related party payables .................................................................       36,083       173,640
    Short term related party loan ..........................................................      166,515       367,793
    Short term portion of long term loan payable ...........................................       94,196       137,277
    Other current liabilities ..............................................................       58,278       124,655
    Accrued expenses .......................................................................      203,361       160,331
    Deferred revenue .......................................................................       11,196       266,092
                                                                                               ----------    ----------
       Total current liabilities ...........................................................      894,073     1,402,323

    Long term related party loan ...........................................................      679,339       829,037
    Long term loan payable .................................................................       56,597       148,592
    Long term capital lease obligation .....................................................        1,756          --
                                                                                               ----------    ----------
        Total long term liabilities ........................................................      737,692       977,629

                                                                                               ----------    ----------
       Total liabilities ...................................................................    1,631,765     2,379,952
                                                                                               ----------    ----------

   Commitments and contingencies (note 11)

   Shareholders' deficit
   Common stock, HUF 10,000 par value  (2,000 and 300 shares ...............................       20,000         3,000
   authorized, issued and outstanding as of December 31, 2003 and 2002, respectively)
   Additional paid in capital ..............................................................      501,874       331,874
   Accumulated deficit .....................................................................     (540,334)     (424,464)
                                                                                               ----------    ----------
      Total shareholders' deficit ..........................................................      (18,460)      (89,590)
                                                                                               ----------    ----------


      Total liabilities and shareholders' deficit ..........................................    1,613,305     2,290,362
                                                                                               ==========    ==========

                 See accompanying notes to financial statements

Elender Business Communications Services Rt.

                            Statements of Operations
                     Years Ended December 31, 2003 and 2002
                                   In HUF'000


                                                             2003           2002
                                                          ----------    ----------
Third party revenue ...................................    4,624,783     5,202,704
Related party revenue .................................       70,740       113,947
                                                          ----------    ----------
Total revenue .........................................    4,695,523     5,316,651

Cost of  revenue (exclusive of depreciation and .......    3,168,711     3,408,184
amortization shown separately below)

Operating expenses
    Personnel expenses ................................      252,950       405,337
   Consulting, professional and directors fees ........      297,215       224,149
   Other selling, general and administrative expenses
   (including THUF 234,570 and THUF 250,037 related
   party expenses in 2003 and 2002 respectively) ......      638,397       824,429
   Depreciation and amortization ......................      340,684       302,915
                                                          ----------    ----------
Total operating expenses ..............................    1,529,246     1,756,830

(Loss)/income from operations .........................       (2,434)      151,637

Other income/(expense)
Interest income .......................................          350        13,106
Interest expense ......................................     (110,195)      (53,295)
Foreign exchange gain, net ............................        2,766         5,446
                                                          ----------    ----------
Total other expense ...................................     (107,079)      (34,743)
                                                          ----------    ----------

(Loss)/income before income taxes and equity in loss of
affiliate .............................................     (109,513)      116,894
Income taxes ..........................................         --            --
                                                          ----------    ----------
(Loss)/income before equity in loss of affiliate ......     (109,513)      116,894
                                                          ----------    ----------
Equity in loss of affiliate ...........................       (6,357)      (77,436)
                                                          ----------    ----------

Net (loss)/income .....................................     (115,870)       39,458
                                                          ==========    ==========

                See accompanying notes to financial statements.

Elender Business Communications Services Rt. Statements of Changes in Shareholders' Deficit Years Ended December 31, 2003 and 2002 In HUF'000 (except number of shares)

                                           Common Stock              Additional    Accumulated     Shareholders'
                                         Shares*       Amount      paid in capital    Deficit        Deficit

January 1, 2002                              300          3,000               -       (463,922)         (460,922)
                                        =========    ===========    ============    ===========    ==============
Net income                                     -              -               -         39,458            39,458
Return of capital to parent                                            (210,959)                        (210,959)
Forgiveness of related party loan              -              -         542,833              -           542,833
                                        ---------    -----------    ------------    -----------    --------------
December 31, 2002                            300          3,000         331,874       (424,464)          (89,590)
                                        =========    ===========    ============    ===========    ==============
Issuance of common stock                   1,700         17,000               -              -            17,000
Net loss                                       -                              -       (115,870)         (115,870)
                                                              -
Forgiveness of related party loan              -              -         170,000              -           170,000
                                        ---------    -----------    ------------    -----------    --------------
December 31, 2003                          2,000         20,000         501,874       (540,334)          (18,460)
                                        =========    ===========    ============    ===========    ==============

* number of shares

                See accompanying notes to financial statements.

Elender Business Communications Services Rt.

                            Statements of Cash Flows
                      Year Ended December 31, 2003 and 2002
                                   In HUF'000

                                                                    2003         2002
Net (loss)/income ..............................................   (115,870)     39,458
Adjustments to reconcile net (loss)/income to net cash used in operating activities:
Depreciation and amortization ..................................    340,684     302,915
Loss on sale of property and equipment .........................     21,702      16,520
Equity in loss of affiliate ....................................      6,357      77,436
Increase in allowance for doubtful receivables .................     16,239       8,337
Changes in assets and liabilities:
   Receivables .................................................    430,780     553,602
   Prepaid and other assets ....................................     31,429      21,934
   Related party payables ......................................   (137,557)   (982,846)
   Payables and other current liabilities ......................    198,022     538,906
   Deferred revenue ............................................   (254,896)    198,091
                                                                   --------    --------
Net cash provided by operating activities ......................    536,890     774,353

Cash flows from investing activities:
Redemption of marketable securities ............................       --       155,034
Investment in affiliate ........................................       --      (186,041)
Purchase of property and equipment .............................   (184,871)   (708,389)
Proceeds from sale of property and equipment ...................     48,666     165,667
                                                                   --------    --------
Net cash used in investing activities ..........................   (136,205)   (573,729)

Cash flows from financing activities:
Draw down of short-term and long-term loans from related parties    103,514     497,812
Repayment of short-term and long-term loans from related parties   (454,487)   (242,801)
Draw down of short-term and long-term loans ....................    125,000        --
Repayment of short-term and long-term loans ....................   (260,079)   (618,312)
Proceeds from issuance of shares ...............................     17,000        --
                                                                   --------    --------
Net cash used in financing activities ..........................   (469,052)   (363,301)

Decrease in cash and cash equivalents ..........................    (68,367)   (162,677)
Cash and cash equivalents, beginning of year ...................    145,069     307,746
                                                                   --------    --------
Cash and cash equivalents, end of year .........................     76,702     145,069
                                                                   ========    ========

Supplemental Disclosures:

Cash paid for income taxes .....................................       --          --
                                                                   ========    ========
Cash paid for interest .........................................    (81,777)    (19,996)
                                                                   ========    ========

Non-cash financing transactions:

Capital lease ..................................................      2,201        --
                                                                   ========    ========
Forgiveness of related party loan ..............................    170,000     542,833
                                                                   ========    ========

                See accompanying notes to financial statements.

1. Organization and Business

Elender Business Communications Services Rt was formed on October 23, 2003 at which time it legally merged with Elender Kft., an Internet Service Provider ("ISP") and three content providers Webigen Rt., Acquarius 2002 Rt. and Elender Web Kft., all of which were under common control at the time of the merger. Elender Rt., Elender Kft., Webigen Rt., Acquarius 2002 Rt. and Elender Web Kft are collectively referred to as "Elender" or the "Company." The Company began its operations in October 1995.

The Company operates in one industry segment, providing a full range of Internet related services. The Internet services provided by the Company include Internet access, web related services, consulting, application development, and other content services.

On February 23, 2004, Euroweb International Corp., a Delaware corporation, entered into a Shares Purchase Agreement with Vitonas Investments Limited, a company with registered seat in Cyprus ("Vitonas"), Certus Kft., a Hungarian corporation ("Certus") and Rumed 2000 Kft., a Hungarian corporation ("Rumed" and collectively with Vitonas and Certus the "Seller"), to acquire Seller's 100% interest in Elender.

2. Summary of Significant Accounting Policies

                              Accounting Principles

The financial statements and accompanying notes have been prepared in conformity with accounting principles generally accepted in the United States of America.

Basis of presentation

The financial statements comprise the accounts of Elender Rt, Elender Kft, Webigen Rt, Aquarius 2002 Rt and Elender Web Kft. Elender Kft acquired Webigen Rt. in December 2002 from a related party at book value, while Aquarius 2002 Rt and Elender Web Kft together with Webigen Rt. merged with Elender Kft. as of October 13, 2003. The acquisitions and mergers were made from an entity under common control (all of the companies were owned or controlled by Wallis group at the time of mergers in October 2003) and accordingly, the transactions were accounted in a manner similar to a pooling-of-interest in accordance with accounting principles generally accepted in the United States of America, with all prior periods being restated as if the entities were combined for all periods presented.

All material intercompany balances and transactions have been eliminated.

2. Summary of Significant Accounting Policies Continued

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Business segment reporting

Management has determined that the Company operates in one industry segment, providing Internet access and additional value added services to business customers and individuals. All of the Company's revenues are derived from the provision of such services.

Fair value of financial instruments

The carrying values of cash equivalents, notes and loans receivable, accounts payable, loans payable and accrued expenses approximate their fair values.

Cash and cash equivalents

Cash and cash equivalents include cash at bank and short-term deposits with maturity date of less than three months at the date of purchase.

2. Summary of Significant Accounting Policies

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Equipment purchased under capital leases is stated at the present value of minimum lease payments at the inception of the lease less accumulated depreciation. Leased assets are depreciated using a straight-line method over the estimated useful lives of the leased asset. The Company provides for depreciation of property and equipment using the straight-line method over the following estimated useful lives:



          Software                                       3 years
          Computer equipment                             3 years
          Other furniture equipment and fixtures       3-5 years
          Vehicles                                       5 years


Recurring maintenance on property and equipment is expensed as incurred.

Long-lived assets

In accordance with Statements of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Company periodically reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of those assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted cash flows to the recorded value of the asset. If impairment is indicated, the asset is written down to its estimated fair value based on a discounted cash flow analysis.

Invesment in affiliate

The Company uses the equity method to account for its investments in non-marketable equity securities where it has an ownership interest of between 20-50%.

2. Summary of Significant Accounting Policies Continued

Revenue recognition

Revenue is recognized when earned. Revenues from Internet services are recognized in the month in which the services are provided, either based on monthly usage or on fixed monthly fees. Revenues for consulting services are recognized as the service is performed. The Company defers revenue recognition for payments on contracts for which services have not been performed.


Cost of revenues (excluding depreciation and amortization)

Cost of revenues (excluding depreciation and amortization) comprised principally of telecommunication network expenses, costs of content services and cost of leased lines.


Barter transactions

The Company periodically barters services for advertising credits. The Company is able to determine fair value based on comparable cash transactions for the services provided and for which the advertiser has the financial ability to pay cash. Revenue related to bartered services is recognized when the services are rendered. The barter advertising credits are initially recorded as an asset in "Prepaid and other current assets" and expensed in "Other selling, general and administrative expenses" when they are utilized. Barter transactions totaled approximately THUF 50,650 and THUF 102,902 during the years ended December 31, 2003 and 2002, respectively

Advertising costs

Advertising costs are expensed as incurred and amounted THUF 156,832 and THUF 64,336 for the years ended December 31, 2003 and 2002, respectively.

Foreign currency translation

The Company considers the Hungarian Forint ("HUF") to be its functional currency.

Gains and losses from foreign currency transactions and the translation of monetary assets or liabilities not denominated in Hungarian forints are included in the income statements in the period in which they occur

2. Summary of Significant Accounting Policies Continued

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities, net of appropriate valuation allowances, are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities, if any, are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Recent accounting pronouncements

On April 30, 2003, the Financial Accounting Standards Board ("FASB") issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" ("SFAS 149") which amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" to address (1) decisions reached by the Derivatives Implementation Group, (2) developments in other Board projects that address financial instruments, and (3) implementation issues related to the definition of a derivative. The Company has adopted this pronouncement and it has no material impact on its financial statements.



     3. Trade accounts receivable

                                                         2003              2002
--------------------------------------------------------------------------------
Receivable                                            227,728           558,808
Less allowance for doubtful debts                     (26,576)          (10,337)
--------------------------------------------------------------------------------
Total                                                 201,152           548,471
                                                      =======           =======



The Company establishes allowance for bad debt to reduce receivables to their net realizable value. The allowance is determined on an account by account basis.

4. Prepaid and other current assets



                                                         2003            2002
--------------------------------------------------------------------------------
Unbilled revenues                                      92,787            53,059
Prepaid costs                                          15,773             7,600
Barter credits                                         92,050            64,936
Value added tax receivable                              7,578                 -
Loans                                                  15,000            10,023
Others                                                 34,443            15,074
--------------------------------------------------------------------------------
Total                                                 257,631           150,692
                                                      =======           =======

5. Property and equipment

Property and equipment as at December 31, 2003 and 2002 in THUF were as follows:



                                                         2003             2002
--------------------------------------------------------------------------------
Software                                              392,826           323,733
Computer equipment                                    983,077           958,606
Vehicles, furniture, fixtures and other               310,453           298,472
Total                                               1,686,356         1,580,811
Less accumulated depreciation                        (765,447)         (424,763)
Total property and equipment                          920,909         1,156,048
                                                      =======         =========



The gross value of assets recorded under capital lease obligation was THUF 2,319, while accumulated depreciation was THUF 89 as of December 31, 2003. As of December 31, 2002 there were no assets under capital lease obligations.

6. Investment in affiliates

The Company owned 30.9% of the outstanding shares in Index Rt. as of December 31, 2003 and 2002. In March 2004, the Company sold its investment for THUF 171,920 to a related party. (See note 12). During 2003 and 2002 the Company recorded losses of THUF 77,436 and THUF 6,357, respectively, reflecting its proportional share of the operating losses of Index Rt.

7. Related party transactions

The Company has entered into transactions with related parties both during the course of its normal operating activities and for financing its operations. These transactions are summarized below:

Financing transactions

The balance of long term related party loan liabilities as of December 31, 2003 and 2002 were as follows:



                                                      2003                 2002
--------------------------------------------------------------------------------
Vitonas Limited                                    528,818              609,652
Certus Kft.                                         76,427              102,552
Rumed    Kft.                                       74,094               89,304
Wems - Wallis related entity                             -               27,529
--------------------------------------------------------------------------------
Total long-term related party loans                679,339              829,037
                                                   =======              =======


The expiration date of all of the related party loans was October 7, 2007. Interest rate is BUBOR (interbank credit interest rate in Budapest) + 1.5% (13.24% and 9.12% as of December 31, 2003 and 2002, respectively).

Based on the share purchase agreement of the Company, the repayment schedule of the related party loans was amended such that the maturity date is now December 31, 2005.

The balance of short term related party loan liabilities as of December 31, 2003 and 2002 were as follows:


                                                      2003                 2002
--------------------------------------------------------------------------------
Wallis   Rt.                                       166,515              367,793
--------------------------------------------------------------------------------
Total short-term related party loans               166,515              367,793
                                                   =======              =======


Interest rate is BUBOR + 1.5% (13.24% and 9.12% as of December 31, 2003 and 2002, respectively).

The Company recorded related party interest expense in the accompanying income statement of THUF 94,377 and THUF 16,552 in 2003 and 2002, respectively.

During 2003 and 2002, certain loan liabilities were waived by related parties amounting to THUF 170,000 and THUF 542,833, respectively. The effect of the waivers has been shown as increase in additional paid-in-capital in the accompanying financial statements.

The schedule of principal payments on related party loans is as follows as of December 31, 2003:



              Payments due in 2004                       166,515
              Payments due in 2005                       679,339
                                                         -------
              Total related party loans                  845,854
                                                         =======



Operating transactions

The Company provides Internet access and related services to the related parties. Total revenues generated from these services was THUF 70,740 and THUF 113,947 during 2003 and 2002, respectively

Related parties also provided the following services to the Company:

- Office rental
- Car rental
- Consulting and advisory
- Labour outsourcing
- Advertising and public relations
- Telephone

Total amount of these services purchased by Elender was approximately THUF 234,570 and THUF 250,037 during 2003 and 2002, respectively.

8. Long-term loans

The Company has entered a loan agreement with Raiffeisen Bank Rt ("Bank") in a value of HUF 275,000,000 with an interest rate of BUBOR +2.25% (13.99% and 9.87% as of December 31, 2003 and 2002, respectively). The loan is payable in quarterly installments through October 22, 2005. The loan is guaranteed by the shares of the Company pledged as collateral and also guaranteed by Wallis Rt. In addition to the loan agreement, the Company also concluded an overdraft facility with the Bank in a value of HUF 100,000,000 with interest rate of BUBOR + 0.7% (12.44% and 8.32% as of December 31, 2003 and 2002). The facility will expire on August 31, 2004.

The outstanding balances were in THUF as follows at December 31:



                                                             2003          2002
--------------------------------------------------------------------------------
Long term loan                                            150,793       285,869
Short term portion of long term loan                      (94,196)     (137,277)
--------------------------------------------------------------------------------
Total long term loan payable                               56,597       148,592
                                                           ======       =======



The schedule of principal payments on long term loans is as follows as of December 31, 2003:



-----------------------------------------------------------------
Loan payable in 2004                                       94,196
Loan payable in 2005                                       56,597
-----------------------------------------------------------------
Total                                                     150,793
                                                          =======



There were no amounts drawn on the bank overdraft at December 31, 2003 and 2002.



     9. Other current liabilities

                                                             2003          2002
--------------------------------------------------------------------------------
Value added tax payable                                         -        47,545
Local tax payable                                          22,286        21,291
Wages related taxes                                        29,199        36,935
Other                                                       6,793        18,884
--------------------------------------------------------------------------------
Total other current liabilities                            58,278       124,655
                                                           ======       =======

     10. Accrued expenses

                                                             2003          2002
--------------------------------------------------------------------------------
Telecommunication expenses                                112,042        78,964
Interest                                                   28,068        20,193
Subcontractors and consultants                             35,281        20,970
Other                                                      27,970        40,204
--------------------------------------------------------------------------------
Total                                                     203,361       160,331
                                                          =======       =======
     11. Commitments and Contingencies



Lease agreements

Capital lease - In 2003, the Company entered into capital lease, which expires over the next four years. The following is a schedule of future capital lease payments (with initial or remaining lease terms in excess of one year) as of December 31, 2003 in THUF:



Short term lease obligation                                                 445
Long term lease obligation                                                1,756
--------------------------------------------------------------------------------
Total lease payments                                                      2,201
                                                                          =====



The current portion of the capital lease obligation is included in `Other current liabilities' in the accompanying balance sheets.

Operating lease - On January 1, 2002, the Company has entered a non-cancelable rental contract for its office space for the period of seven years with a related party. The monthly rental fee is HUF 5,400,000 (EUR 21,560). Rent expense included in the accompanying income statements was THUF 64,800 and THUF 64,800 in 2003 and 2002, respectively.

Following are the Company's commitments under its non-cancelable lease obligations:



                                         Capital lease           Operating lease
2004                                               745                    64,800
2005                                               745                    64,800
2006                                               745                    64,800
2007                                               683                    64,800
2008                                                 -                    64,800
                                  ---------------------   ----------------------
Total                                            2,917                   324,000
                                  ---------------------   ======================
Less amount representing interest                 (716)
                                  ---------------------
Net minimum lease payments                       2,201
                                  =====================



There are no restrictions on dividends imposed by lease contracts.

12. Income taxes

The statutory corporate tax rate was 18% as of December 31, 2003 and 2002. The statutory rate will be 16 % effective from January 1, 2004. Owing to the taxable losses, the Company did not have any corporate income taxes payable for the years of 2003 and 2002.

The following summarizes the Company's net deferred tax assets as of December
31:



                                                      2003                 2002
--------------------------------------------------------------------------------
Investment in affiliate                             13,407               12,390
Net operating loss carry forwards                   21,891               13,483
--------------------------------------------------------------------------------
Total deferred tax assets                           35,298               25,873
Less allowance                                     (35,298)             (25,873)
--------------------------------------------------------------------------------
Total                                                    0                    0


The losses incurred in the previous years can be carried forward for offset against future taxable profit. The carried forward taxable losses as of December 31, 2003 and 2002 were THUF 136,819 and THUF 84,272, respectively. Such losses expire beginning 2007 through 2008. The Company has recorded a full valuation allowance against its deferred tax assets, as management does not believe the assets will be realized.

13. Subsequent events

In the first quarter of 2004, Elender Rt. has sold its investment in its affiliate (Index Rt) for HUF 171,920,000 to Wallis. The sale was affected through a reduction of the short-term related party loan liabilities due to Wallis.

The Company has concluded a new bank loan agreement with Commerzbank Rt on June 1, 2004. This loan agreement was signed and replaced the existing loan facilities with Raiffeisen and to increase the current loan facilities to HUF 350 million and the overdraft facilities limit to 450 million HUF. Amounts outstanding on the Raiffeisen Loan were repaid.

Elender Business Communications Services Rt.

                       Unaudited Condensed Balance Sheets
                      March 31, 2004 and December 31, 2003
                                   In HUF'000

                                                                                   March 31,     December 31,
                                                                                     2004           2003
                                                                                   ----------    ----------
ASSETS
  Current assets:
    Cash and cash equivalents ..................................................          881        76,702
    Trade accounts receivable, net .............................................      364,622       201,152
    Related party receivables ..................................................         --          54,663
    Prepaid and other current assets ...........................................      275,053       257,631
                                                                                   ----------    ----------
         Total current assets ..................................................      640,556       590,148

  Property and equipment, net ..................................................      892,181       920,909
  Investment in affiliate ......................................................         --         102,248
                                                                                   ----------    ----------

       Total assets ............................................................    1,532,737     1,613,305
                                                                                   ==========    ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities:
    Trade accounts payable .....................................................      380,559       324,444
    Related party payables .....................................................         --          36,083
    Short term related party loan ..............................................      182,191       166,515
    Short term portion of long term loan payable ...............................      127,335        94,196
    Other current liabilities ..................................................       54,407        58,278
    Accrued expenses ...........................................................      267,607       203,361
    Deferred revenues ..........................................................        6,932        11,196
                                                                                   ----------    ----------
       Total current liabilities ...............................................    1,019,031       894,073

    Long term related party loan ...............................................      471,147       679,339
    Long term loan payable .....................................................          970        56,597
    Long term capital lease obligation .........................................        1,632         1,756
                                                                                   ----------    ----------
        Total long term liabilities ............................................      473,749       737,692

                                                                                   ----------    ----------
       Total liabilities .......................................................    1,492,780     1,631,765

    Commitments and contingencies

   Shareholders' deficit
   Common stock, HUF 10,000 par value (2,000 shares authorized, ................       20,000        20,000
   issued and outstanding)
   Additional paid in capital ..................................................      501,874       501,874
   Accumulated deficit .........................................................     (481,917)     (540,334)
                                                                                   ----------    ----------
      Total shareholders' deficit ..............................................       39,957       (18,460)

      Total liabilities and shareholders' equity/(deficit) .....................    1,532,737     1,613,305
                                                                                   ==========    ==========

       See accompanying notes to unaudited condensed financial statements

Elender Business Communications Services Rt. Unaudited Condensed Statements of Operations Quarters Ended March 31, 2004 and 2003 In HUF'000

                                                             2004 Q1        2003 Q1
Third party revenue ....................................    1,180,403     1,146,974
Related party revenue ..................................       20,458        14,342
Total revenue ..........................................    1,200,861     1,161,316

Cost of revenues (exclusive of depreciation and ........      825,502       851,512
amortization shown separately below)


Operating expenses
   Personnel expenses ..................................       56,249        73,174
   Consulting, professional and directors fees .........       85,428        98,931
   Other selling, general and administrative expenses ..      126,353       134,736
   Depreciation and amortization .......................       90,600        71,317
                                                           ----------    ----------
     Total operating expenses ..........................      358,630       378,158

Income/(loss) from operations ..........................       16,729       (68,354)

Interest income ........................................          727           133
Interest expense .......................................      (32,341)      (25,180)
Foreign exchange gain, net .............................        3,630         2,494
                                                           ----------    ----------
Total other expense ....................................      (27,984)      (22,553)

Loss before income taxes and equity in loss of affiliate      (11,255)      (90,907)
Income taxes ...........................................         --            --
                                                           ----------    ----------
Loss before equity in loss of affiliate ................      (11,255)      (90,907)
Net gain from sale of equity investment ................       69,672          --
                                                           ----------    ----------

Net income/(loss) ......................................       58,417       (90,907)
                                                           ==========    ==========

      See accompanying notes to unaudited condensed financial statements.

Elender Business Communications Services Rt. Unaudited Condensed Statements of Cash Flows Quarters Ended March 31, 2004 and 2003 In HUF'000

                                                                     2004 Q1     2003 Q1
Cash flows from operating activities
Net profit/(loss) ...............................................     58,417     (90,907)
Adjustments to reconcile net profit to net cash used in operating activities:
Depreciation and amortization ...................................     90,600      71,317
Gain from sale of equity investment .............................    (69,672)       --
Changes in assets and liabilities
Receivables .....................................................   (108,807)    410,677
Prepaid and other assets ........................................     24,267     (65,211)
Payables and other current liabilities ..........................     38,718     (73,075)
Deferred revenue ................................................     (4,264)   (247,989)
                                                                    --------    --------
Net cash provided by operating activities .......................     29,259       4,812

Cash flows from investing activities:
Purchase of property and equipment ..............................    (61,872)     (8,526)
                                                                    --------    --------
Net cash used in investing activities ...........................    (61,872)     (8,526)

Cash flows from financing activities:
Repayment of short-term and long-term loans .....................    (43,208)    (39,988)
                                                                    --------    --------
Net cash used in financing activities ...........................    (43,208)    (39,988)

Decrease in cash and cash equivalents ...........................    (75,821)    (43,702)
                                                                    --------    --------
Cash and cash equivalents, beginning of period ..................     76,702     100,068
Cash and cash equivalents, end of period ........................        881      56,366
                                                                    ========    ========

      See accompanying notes to unaudited condensed financial statements.

Basis of presentation

Elender Business Communications Services Rt. (the "Company") is a Hungarian Corporation, which is owned by Vitonas Investments Limited, a company with registered seat in Cyprus ("Vitonas"), Certus Kft., a Hungarian corporation ("Certus") and Rumed 2000 Kft. The Company is an Internet service provider in Hungary.

The accompanying unaudited condensed financial statements of the Company are stated in Hungarian Forints ("HUF") (the currency in Hungary) and have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission regarding interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, these financial statements include all adjustments, consisting mainly of normal recurring accruals, necessary for a fair presentation of the results for the interim periods presented. Results for the interim periods are not necessarily indicative of the results for a full fiscal year. These unaudited condensed financial statements should be read in conjunction with the Company's audited financial statements and notes thereto as of and for the year ended December 31, 2003.

Material events

In the first quarter of 2004, the Company sold its investment in its affiliate (Index Rt) for HUF 171,920,000 to Wallis. The sale was affected through a reduction of the short-term related party loan liabilities due to Wallis.

The Company has concluded a new bank loan agreement with Commerzbank Rt on June 1, 2004. This loan agreement was signed and replaced the existing loan facilities with Raiffeisen and to increase the current loan facilities to HUF 350 million and the overdraft facilities limit to HUF 450 million. Amounts outstanding on the Raiffeisen Loan were fully repaid

                           EUROWEB INTERNATIONAL CORP.
                                 AND ELENDER RT

              UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                              Basis of Preparation

The accompanying unaudited pro forma consolidated financial statements give effect to the acquisition by Euroweb International Corporation ("Euroweb" or the "Company") of 100% of Elender Business Communications Rt. ("Elender") for $6,634,219 in cash consideration (including direct transaction costs of $134,219) and 677,201 shares of Euroweb's common stock with an estimated fair value of $2,508,353 excluding registration costs. The acquisition is accounted for using the purchase method of accounting. Under this method, the purchase price has been allocated to the assets and liabilities based on preliminary estimates. The final purchase price allocation will be calculated based on the transaction value and the fair values of Elender identifiable assets and liabilities at the date of closure as of June 9, 2004. The purchase accounting adjustments will be made upon the completion of a final analysis of the total purchase cost. The Company expects to finalize these matters by early 2005. Therefore, the actual goodwill amount, as well as other balance sheet items, could differ from the preliminary unaudited pro forma consolidated financial statements presented herein, and in turn affect items in the preliminary pro forma condensed consolidated statement of operations, such as intangible asset amortization.

In addition, the unaudited pro forma consolidated financial statements also reflect the effect of the sale of 100% of Euroweb Czech Republic ("Euroweb Czech"), a wholly owned subsidiary of the Company, which occurred on December 16, 2004. Pro forma presentation of all periods is required for discontinued operations that are not yet required to be reflected in historical statements. The unaudited pro forma consolidated financial information reflects the pro forma impact on the Company's financial position and results of operations of the sale of Euroweb Czech for the historical periods presented. The Company believes that the sale of Euroweb Czech meets the criteria for presentation as a discontinued operation under the provisions of Statements of Financial Accounting Standard ("SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Therefore, pro forma adjustments to reflect the disposition of Euroweb Czech are presented in the pro forma consolidated balance sheet and statements of operations. In the future historical results of Euroweb Czech will be reported in the Company's consolidated financial statements as a discontinued operation. The gain of $405,000 on the sale of Euroweb Czech is not reflected in these pro forma financial statements due to the non-recurring nature of this transaction.

The accompanying unaudited pro forma consolidated financial statements were prepared based on the Company's interpretation of guidance issued by the United States Securities and Exchange Commission (specifically Article 11 of Regulation S-X). The unaudited pro forma consolidated balance sheet gives effect to the disposition of Euroweb Czech as if it occurred on September 30, 2004. The unaudited pro forma consolidated statements of operations give effect to the acquisition of Elender as if it occurred on January 1, 2003 and the disposition of Euroweb Czech as if it occurred on January 1, 2002.


The pro forma adjustments described in the accompanying notes are based upon available information and certain assumptions that management believes are reasonable. The unaudited pro forma consolidated statements of operations are for illustrative purposes only and are not necessarily indicative of the actual results of operations that would have occurred had the transactions described above occurred on the date indicated, nor are they necessarily indicative of future operating results. No account has been taken within the unaudited pro forma consolidated financial statements to any synergy or any severance and restructuring costs that may, or may be expected to, occur following the acquisition. The unaudited pro forma consolidated financial statements are only a summary and should be read in conjunction with the historical consolidated financial statements and related notes of Euroweb and Elender and other information included in this registration statement.

All pro forma amounts are presented in U.S. dollars, the reporting currency of Euroweb.

There were no business transactions between Euroweb and its subsidiaries and Elender during the periods presented.

                        Euroweb International Corporation
                 Unaudited Pro Forma Consolidated Balance Sheet
                               September 30, 2004


                                                                Euroweb            Pro Forma
                                                               Historical          adjustments       Pro forma
                                                              ------------        --------------    ------------
ASSETS
  Current Assets
    Cash and cash equivalents                                  $ 4,607,608             449,159  (1)  $ 5,056,767
    Trade accounts receivable, net                               3,166,749            (109,642) (2)    3,057,107
    Related party receivables                                    1,439,565                   -         1,439,565
    Current portion of note receivable                              21,771                   -            21,771
    Prepaid and other current assets                             2,315,421             (30,848) (2)    2,284,573
                                                              ------------       -------------- --- ------------
         Total current assets                                   11,551,114             308,669        11,859,783

  Property and equipment, net                                    7,057,793             (32,181) (2)    7,025,612
  Assets under construction                                        435,023                   -           435,023
  Intangibles - customer contracts                               2,167,015                   -         2,167,015
  Goodwill                                                       5,943,821                   -         5,943,821
                                                               ------------      --------------     ------------
       Total assets                                            $27,154,766             276,488       $27,431,254
                                                               ============      ==============     ============


LIABILITIES AND STOCKHOLDERS' EQUITY

  Current Liabilities
    Trade accounts payable                                      $4,079,193             (70,638) (2)   $4,008,555
    Related party payables                                         928,955                   -           928,955
    Related party loan payable - short term portion                488,729                   -           488,729
    Overdrafts and current portion of bank loans                   435,637                   -           435,637
    Current portion of notes payable                             1,053,975                   -         1,053,975
    Other current liabilities                                      715,039             (87,535) (2)      627,504
    Accrued expenses                                             2,157,728               4,591  (2)(3) 2,162,319
    Deferred IRU revenue                                            46,000                                46,000
    Deferred other revenue                                       1,116,985             (11,995) (2)    1,104,990
                                                              ------------       -------------- --- ------------
       Total current liabilities                                11,022,241            (165,577)       10,856,664

   Non-current portion of deferred IRU revenue                     808,834                   -           808,834
   Non-current portion of related party loan payable               733,093                   -           733,093
   Non-current portion of bank loans                               711,111                   -           711,111
   Non-current portion of notes payable                            181,712                   -           181,712
   Non-current portion of lease obligations                        144,605                   -           144,605
                                                              ------------       --------------     ------------

       Total liabilities                                        13,601,596            (165,577)       13,436,019
                                                              ------------       --------------     ------------
   Stockholders' Equity
   Preferred stock, $.001 par value - Authorized 5,000,000
   shares;
      no shares issued or outstanding                                    -                                     -
   Common stock, $.001 par value - Authorized 35,000,000
   shares;
   Issued and outstanding 5,342,533 and 4,665,332                   24,807                   -            24,807
      shares respectively
   Additional paid-in capital                                   50,755,993                   -        50,755,993
   Accumulated deficit                                         (36,066,607)            405,410  (4)  (35,661,197)
   Accumulated other comprehensive losses:                         (45,611)             36,655  (5)       (8,956)
   Treasury stock -  175,490 common shares, at cost             (1,115,412)                  -        (1,115,412)
                                                               ------------       -------------- --- ------------
      Total stockholders' equity                                13,553,170             442,065        13,995,235
                                                              ------------       --------------     ------------

      Total liabilities and stockholders' equity               $27,154,766            $276,488       $27,431,254
                                                              ============       ==============     ============

      See notes to unaudited pro forma condensed consolidated balance sheet

                        Euroweb International Corporation
             Notes to Unaudited Pro Forma Consolidated Balance Sheet

     1) Adjustment to reflect the cash proceeds received upon the sale of Euroweb Czech of $ 500,001 and the elimination of $ 50,842 of cash at Euroweb Czech

     2) Adjustment to eliminate assets sold and liabilities assumed upon the sale of Euroweb Czech

     3) Pro forma adjustment to reflect the accrual of the estimated direct transaction costs of $10,000 to be paid in connection with the sale of Euroweb Czech

     4) Adjustment reflects the estimated pro forma gain on the sale of the Euroweb Czech net of the estimated tax liability (expected to be zero). The gain is net of $405,000 in forgiven loans and release of accumulated deficit. The actual gain may differ as a result of operating results of the Euroweb Czech through the measurement date, disposal and other costs.

     5) Cumulative other comprehensive losses derived from Euroweb Czech are eliminated in the pro-forma adjustments.

                           Euroweb International Corp.

                  Unaudited Pro Forma Consolidated Statement of
            Operations for the Nine Months Ended Septermber 30, 2004



                              Euroweb           Pro forma      Pro forma       Elender           Pro                Pro forma
                              historical       adjustments      results       January 1,        forma             results after
                                               reflecting        after       2004 - June     adjustments           disposition
                                               disposition    disposition      8, 2004       reflecting             of Euroweb
                                               of Euroweb     of Euroweb         (C)         acquisition            Czech and
                                                  Czech          Czech                       of Elender             reflecting
                                                   (E)                                                             acquisition
                                                                                                                    of Elender
                                ------------   ------------    ------------    ------------  ------------    ---     ------------
Revenues

Third party                      $19,631,983     $(736,844)    $18,895,139     $10,455,801        $98,124    (B)     $29,449,064
Related party                      5,533,618             -       5,533,618          98,124        (98,124)   (B)       5,533,618

                                ------------   ------------    ------------    ------------  ------------    ---     ------------
              Total Revenues      25,165,601      (736,844)     24,428,757      10,553,925              -             34,982,682


Cost of revenues (excluding
depreciation and amortization
shown separately below)

 Third party                      11,606,917      (461,368)     11,145,549       6,854,582              -             18,000,131
 Related party                     4,454,898             -       4,454,898           8,020              -              4,462,918
                                ------------   ------------    ------------    ------------  ------------            ------------

         Total Cost of
revenues (excluding depreciation
and amortization shown separately
below)                            16,061,815      (461,368)     15,600,447       6,862,602              -            (22,463,049)


Operating expenses
   Compensation and related
costs                              3,306,058      (181,216)      3,124,842         502,073              -              3,626,915
   Consulting and
professional fees                  2,158,069       (13,573)      2,144,496         766,074              -              2,910,570
   Other selling, general
and administrative expenses        2,836,855       (97,219)      2,739,636       1,307,151              -              4,046,787
   Depreciation and
amortization                       1,466,329       (23,726)      1,442,603       1,138,432        603,189    (A)       3,184,224
                                ------------   ------------    ------------    ------------  ------------    ---     ------------
       Total operating
expenses                           9,767,311      (315,734)      9,451,577       3,713,730        603,189             13,768,496

Loss from operations                (663,525)       40,258        (623,267)        (22,407)      (603,189)            (1,248,863)

   Net interest (expense)
income                              (130,113)        4,334        (125,779)       (280,339)             -               (406,118)
   Gain from sale of
subsidiaries                          28,751             -          28,751         334,174              -                362,925

Loss before income taxes            (764,887)       44,592        (720,295)         31,428       (603,189)            (1,292,056)
                                ------------   ------------    ------------    ------------  ------------    ---     ------------
Provision for income taxes            50,455             -          50,455               -              -    (D)          50,455
                                ------------   ------------    ------------    ------------  ------------    ---     ------------
Income (loss) from
continuing operations              $(815,342)      $44,592      $ (770,750)        $31,428      $(603,189)           $(1,342,511)
                                ------------   ------------    ------------    ------------  ------------            ------------
Loss from continuing
operations per share, basic
and diluted                            $(.16)                        $(.25)                                                $(.25)

Weighted average number of
shares outstanding, basic
and diluted                        4,948,753                     4,948,753                                   (F)       5,342,533

    See accompanying notes to the unaudited pro forma consolidated financial statements.

                        Euroweb International Corporation
            Unaudited Pro Forma Consolidated Statement of Operations
                      Nine months ended September 30, 2003


                                                             Euroweb
                                                            Historical      Pro Forma            Pro Forma
                                                             Restated      Adjustments
                                                                               (E)
                                                             -----------     -----------          -----------
Revenues
Third party                                                  $13,191,279       (894,315)          12,296,964
Related party                                                  3,990,294              -            3,990,294
                                                             -----------     -----------          -----------
              Total Revenues                                  17,181,573       (894,315)          16,287,258

Cost of revenues (exclusive of depreciation and
amortization shown separately below)
 Third party                                                   6,764,310       (513,473)           6,250,837
 Related party                                                 4,126,802                           4,126,802
                                                             -----------     -----------          -----------
                                                                                      -
              Total Cost of revenues (exclusive of            10,891,112       (513,473)          10,377,639
depreciation and amortization shown separately below)




Operating expenses
   Compensation and related costs                              2,418,226       (264,877)           2,153,349
   Consulting and professional fees                            1,299,616        (19,473)           1,280,143
   Other selling, general and administrative expenses          1,963,853       (182,098)           1,781,755
   Depreciation and amortization                               1,301,017        (62,210)           1,238,807
                                                             -----------     -----------          -----------

       Total operating expenses                                6,982,712       (528,658)           6,454,054
                                                             -----------     -----------          -----------
Loss from continuing operations                                 (692,251)       147,816             (544,435)

                                                             -----------                          -----------
Loss from continuing operations per share, basic and diluted        (.15)                               (.12)
                                                             -----------                          -----------
Weighted average number of shares outstanding, basic and       4,665,332                           4,665,332
diluted                                                      -----------                          -----------



See notes to unaudited pro forma condensed consolidated statements of operations

                           Euroweb International Corp.

            Unaudited Pro Forma Consolidated Statement of Operations
                      For the Year Ended December 31, 2003

                                Euroweb         Pro forma      Pro forma      Elender           Pro                   Pro forma
                                historical      adjustments      results       historical       forma                 results after
                                               reflecting        after                       adjustments              disposition
                                               disposition    disposition                     reflecting              of Euroweb
                                               of Euroweb     of Euroweb                     acquisition              Czech and
                                                  Czech          Czech                       of Elender               reflecting
                                                   (E)                                                               acquisition
                                                                                                                      of Elender
                                 -----------   ------------    ------------    ------------   ------------   ---     ------------
Revenues

Third party                      $17,540,011   $(1,163,662)    $16,376,349     $20,677,738       $316,283    (B)     $37,370,370
Related party                      5,740,709             -       5,740,709         316,283       (316,283)   (B)       5,740,709

                                 -----------   ------------    ------------    ------------   ------------   ---     ------------
              Total Revenues      23,280,720    (1,163,662)     22,117,058      20,994,021              -             43,111,079


Cost of revenues (exclusive of depreciation and amortization shown separately below)

 Third party                       8,827,513      (671,677)      8,155,836      14,167,535              -             22,323,371
 Related party                     5,796,350             -       5,796,350               -              -              5,796,350
                                 -----------   ------------    ------------    ------------   ------------           ------------
              Total Cost of
revenues                          14,623,863      (671,677)     13,952,186      14,167,535              -            (28,119,721)

Operating expenses
   Compensation and related
costs                              3,173,720      (358,852)      2,814,868       1,130,957              -              3,945,825
   Consulting and
professional fees                  2,135,056       (60,491)      2,074,565       1,328,870              -              3,403,435
   Other selling, general
and administrative expenses        2,723,011      (194,330)      2,528,681       2,854,319              -              5,383,000
  Goodwill impairment                980,538       (92,581)        887,957               -              -                887,957
  Impairment of intangibles          100,364             -         100,364               -              -                100,364
   Depreciation and
amortization                       1,727,796       (91,663)      1,636,133       1,523,222        804,253    (A)       3,963,608
                                 -----------   ------------    ------------    ------------   ------------   ---     ------------
       Total operating            10,840,485      (797,917)     10,042,568       6,837,368        804,253             17,684,189
expenses

Loss from operations              (2,183,628)      305,932      (1,877,696)        (10,882)      (804,253)            (2,692,831)

   Net interest (expense)
income                               344,570          (250)        344,320        (491,125)             -               (146,805)
 Foreign exchange gain, net                -                             -          12,366              -                 12,366
   Gain from sale of
subsidiaries                         109,621             -         109,621               -              -                109,621

Loss before income taxes          (1,729,437)      305,682      (1,423,755)       (489,641)      (804,253)            (2,717,649)
                                 -----------   ------------    ------------    ------------   ------------           ------------
Provision for income taxes            61,590             -          61,590               -              -    (D)          61,590
                                 -----------   ------------    ------------    ------------   ------------   ---     ------------
Equity in earnings (loss)
of affiliate                                             -               -         (28,422)                              (28,422)

Income (loss) from
continuing operations            $(1,791,027)    $ 305,682     $(1,485,345)     $ (518,063)     $(804,253)           $(2,807,661)
                                 -----------   ------------    ------------    ------------   ------------           ------------
Loss from continuing
operations per share, basic
and diluted                            $(.38)                        $(.28)                                                $(.53)

Weighted average number of
shares outstanding, basic
and diluted                        4,665,332                     4,665,332                                   (F)       5,342,533

See accompanying notes to the unaudited pro forma consolidated financial statements.

                        Euroweb International Corporation
            Unaudited Pro Forma Consolidated Statement of Operations
                          Year ended December 31, 2002





                                                            Euroweb
                                                           Historical    Pro Forma
                                                           Restated      Adjustment         Pro Forma
                                                                            (E)
                                                        -------------  -------------       -------------
Revenues
Third party                                             $ 14,495,646    (1,415,541)         $ 13,080,105
Related party                                              4,981,774             -             4,981,774
                                                        -------------  -------------        -------------
                                                                                 -
              Total Revenues                              19,477,420    (1,415,541)           18,061,879

Cost of revenues (exclusive of depreciation and
amortization shown separately below)
 Third party                                               7,490,713      (713,422)            6,777,291
 Related party                                             4,226,778             -             4,226,778
                                                        -------------  -------------        -------------
              Total Cost of revenues (exclusive           11,717,491      (713,422)           11,004,069
of depreciation and amortization shown
separately below)



Operating expenses
   Compensation and related costs                          3,309,788      (325,450)            2,984,338
   Severance to officers                                   2,020,832             -             2,020,832
   Consulting, professional and directors fees             1,558,864       (79,431)            1,479,433
   Other selling, general and administrative               2,846,094      (169,171)            2,676,923
expenses
   Goodwill impairment                                     2,930,271      (746,000)            2,184,271
   Impairment of intangibles                                 448,500             -               448,500
   Depreciation and amortization                           1,702,239       (88,312)            1,613,927
                                                        -------------  -------------        -------------
               Total operating expenses                   14,816,588    (1,408,364)           13,408,224
                                                        -------------  -------------        -------------

Loss from continuing operations                           (7,056,659)      706,245            (6,350,414)
                                                        -------------                       -------------

Loss from continuing operations per share, basic               (1.51)                              (1.36)
                                                        -------------                       -------------
Weighted average number of shares outstanding
                                                           4,665,332                           4,665,332
                                                        -------------                       -------------

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Basis of presentation:

These unaudited pro forma consolidated financial statements reflect the preliminary allocation of the purchase price ($9,142,572) based on a preliminary fair value assessment of the assets acquired and liabilities assumed, and as such, the Company has assigned $2,412,759 to customer contracts (identified intangible assets) and $1,351,991 to Elender Rt.'s recorded assets acquired and liabilities assumed. The difference of $5,377,822 between the purchase price and the identified assets acquired and liabilities assumed has been treated as Goodwill.

The customer contracts will be amortized over a period of three years, which has been reflected as a pro forma adjustment in the pro forma consolidated statements of operations.

The preliminary allocation was made using managements' best estimate of fair value of assets and liabilities. For recorded assets (including tangible fixed assets) and liabilities, book values were taken as proxy for fair values.. Depreciation rates for acquired tangible fixed assets are consistent with the Company's own depreciation policy (See note 6 of the 2003 audited financial statements). The purchase price allocation will be finalized upon the completion of intangible, assets and liabilities valuation, which will be performed by an independent firm. The Company expects to finalize these matters by early 2005.

In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," goodwill is not amortized. Accordingly, there is no goodwill amortization expense in the pro forma consolidated statements of operations.

The estimated total purchase price of $9,142,571 consists of $6,500,000 cash, 677,201 shares of Euroweb's common stock with an estimated fair value of $2,508,353 excluding registration costs, and estimated direct transaction costs of $134,219. Under US GAAP, securities issued in a purchase business combination should be valued at market prices for a reasonable period before and after the measurement date in determining the fair value of the securities issued. For the purposes of these unaudited pro forma consolidated financial statements, the purchase consideration has been estimated using a closing date of the transaction, June 9, 2004, as the measurement date (as the number of shares was not known until such date). Accordingly, Euroweb's shares issued in consideration are valued based on the average closing price of the Company's common stock for the five consecutive trading days between June 7, 2004 and June 14, 2004, which was $3.704 per share.

Pro forma adjustments:

(A) To reflect the additional amortization of customer contracts on a straight-line basis over the expected life of three years. No pro-forma adjustments were made for depreciation of tangible assets due to the fact that the preliminary allocation of the purchase price was based on the book value of the tangible assets, which in managements' best estimate, approximates the fair value.

(B) The revenues classified as "Related Party revenues" in the historical Elender statement of operations were sales to certain significant shareholders of Elender which became shareholders of Euroweb. Each selling party will have less than 10% of ownership in Euroweb, so they are not categorized as related parties and those transactions are shown as third party transactions.

(C) The historical results of operations of Elender have been derived from Elender's historical financial statements (denominated in Hungarian Forint) and translated, for the purpose of preparing pro forma financial information, into U.S. dollars using the following exchange rates:

Pro forma consolidated statement of operations for the year ended December 31, 2003 - 223.66 HUF/US$ (average exchange rate)

Pro forma consolidated statement of operations for the nine months ended September 30, 2004 - 207.16 HUF/US$ (average exchange rate)

(D) No adjustments were made to reflect the income tax effect of increased amortization of intangibles since Euroweb has significant net operating loss carryforwards and, therefore, does not expect to have taxable income in the foreseeable future.

(E) The historical results of operations of Euroweb Czech have been derived from Euroweb's historical financial statements (denominated in Czech Crowns) and translated, for the purpose of preparing pro forma financial information, into U.S. dollars using the following exchange rates:

Pro forma consolidated statement of operations for the year ended December 31, 2003 - 28.07 CZK/US$ (average exchange rate) Pro forma consolidated statement of operations for the year ended December 31, 2002 - 32.77 CZK/US$ (average exchange rate)

Pro forma consolidated statement of operations for the nine months ended September 30, 2004 - 26.30 CZK/US$ (average exchange rate)

Pro forma consolidated statement of operations for the nine months ended September 30, 2003 - 28.50 CZK/US$ (average exchange rate)

(F) To reflect the additional 677,201 shares issued to the former shareholders of Elender

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Delaware law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT


SEC Registration fee                         $   243.68
Accounting fees and expenses                  10,000.00*
Legal fees and expenses                       35,000.00*
Miscellaneous                                  4,323.00
                                    TOTAL    $49,566.68*
                                             ===========

* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

On February 23, 2004, we entered into a Shares Purchase Agreement with Vitonas Investments Limited, a company with registered seat in Cyprus, Certus Kft., a Hungarian corporation and Rumed 2000 Kft., a Hungarian corporation, to acquire their 100% interest in Elender is a Hungarian corporation. Elender is an Internet service provider located in Hungary that provides internet access to the corporate and institutional (public) sector and, amongst others, 2,300 schools in Hungary. The Elender acquisition was closed on June 9, 2004. The total purchase price paid by our company for the acquisition included cash in the amount of $6,500,000 and 677,201 shares of our common stock.

* All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of our company or executive officers of our company, and transfer was restricted by our company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

ITEM 27. EXHIBITS.

The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Euroweb International Corp., a Delaware corporation.

Exhibit Number                 Description
-------------- -----------------------------------------------------------------
2.1            Subscription Agreement and Option Agreement with KPN(1)(2)

3.1            Certificate of Incorporation filed November 9, 1992(1)

3.2            Amendment to Certificate of Incorporation filed July 9,1997(2)

3.3            Restated Certificate of Incorporation(6)

3.4            Amendment to the Restated Certificate of Incorporation(7)

3.5            By-laws(2)

4.1            Form of Common Stock Certificate(1)

4.2            Intentionally left blank

4.3 Placement Agreement between Registrant and J.W. Barclay & Co., Inc. and form of Placement Agent Warrants issued in connection with private placement financing(1)

5.1            Opinion of Sichenzia Ross Friedman Ference LLP (previously filed)

10.1 Shares Purchase Agreement between PanTel Tavkozlesi es Kommunikacios rt., a Hungarian company, and Euroweb International Corp., a Delaware corporation (3)

10.2 Guaranty by Euroweb International Corp., a Delaware corporation, in favor of PanTel Tavkozlesi es Kommunikacios rt., a Hungarian company (3)

10.3 Shares Purchase Agreement between Vitonas Investments Limited, a Hungarian corporation, Certus Kft., a Hungarian corporation, Rumed 2000 Kft., a Hungarian corporation and Euroweb International Corp., a Delaware corporation, dated as of February 23, 2004. (4)

14.1 Code of Ethics and Business Conduct of Officers, Directors and Euroweb International Corp.

23.1           Consent from KPMG Hungaria Kft.

23.2           Consent from Deloitte Auditing and Consulting Ltd.

23.3           Consent from Counsel (incorporated in Exhibit 5.1)


(1) Exhibits are incorporated by reference to Registrant's Registration Statement on Form SB-2 dated May 12, 1993 (Registration No. 33-62672-NY, as amended)
(2) Filed with Form 10-QSB for quarter ended June 30, 1998.
(3) Filed as an exhibit to Form 8-K on February 27, 2004.
(4) Filed as an exhibit to Form 8-K on March 9, 2004.
(5) Filed as an exhibit to Form 10-KSB for the year ended December 31, 2003.
(6) Filed as exhibit A to the Definitive Proxy filed on May 7, 2003.
(7) Filed as exhibit A to the Definitive Proxy filed on May 12, 2004.

ITEM 28. UNDERTAKINGS.

The undersigned Company hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on February 10, 2005.

                           EUROWEB INTERNATIONAL CORP.





                            By:/s/ Csaba Toro
                               --------------
                            Name:  Csaba Toro
                            Title: Chief Executive Officer



In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


---------------------- --------------------------------------- -----------------
By: /s/Csaba Toro      Chief Executive Officer and Director    February 10, 2005
----------------       (Principal Executive Officer)
Csaba Toro

---------------------- --------------------------------------- -----------------
By:/S/ Peter Szigeti   Chief Accounting Officer (Principal     February 10, 2005
--------------------   Accounting and Financial Officer)
Peter Szigeti

---------------------- --------------------------------------- -----------------
By:                    Chairman                                February 10, 2005
--------------------
Stewart Reich

---------------------- --------------------------------------- -----------------
By: /s/Howard Cooper   Director                                February 10, 2005
--------------------
Howard Cooper

---------------------- --------------------------------------- -----------------
By: /s/ Gabor Ormosy   Director                                February 10, 2005
--------------------
 Gabor Ormosy

---------------------- --------------------------------------- -----------------
By:                    Director                                February 10, 2005
-------------------
Yossi Attia

---------------------- --------------------------------------- -----------------
By: /s/ Ilan Kenig     Director                                February 10, 2005
-----------------
Ilan Kenig

---------------------- --------------------------------------- -----------------